EXHIBIT (a)(1)

OFFER TO PURCHASE FOR CASH
by
COLONIAL COMMERCIAL CORP.
Shares of Convertible Preferred Stock (“Preferred Stock”), Par Value $0.05 Per Share
At a Purchase Price of $1.25 Per Share of Preferred Stock

THE OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES EXPIRE:

MIDNIGHT, NEW YORK CITY TIME, SEPTEMBER 22, 2009

WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

Colonial Commercial Corp., a New York corporation (“Colonial” or “we”), is offering to purchase for cash any and all shares of its Convertible Preferred Stock (the “Preferred Stock”), (referred to herein as the “Tender Offer”), upon the terms and subject to the conditions set forth in this document and the letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the Tender Offer). Unless the context otherwise requires, all references to stock shall refer to shares of Preferred Stock.

On the terms and subject to the conditions of the Tender Offer, we will pay $1.25 per share of Preferred Stock, net to you in cash, without interest, for shares of Preferred Stock properly tendered and not properly withdrawn in the Tender Offer. Colonial will purchase at the purchase price all shares of Preferred Stock properly tendered and not properly withdrawn, on the terms and subject to the conditions of the Tender Offer. Shares of Preferred Stock that for any reason are not purchased in the Tender Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Tender Offer. See Section 4 of the Tender Offer—Purchase of Shares and Payment of Purchase Price.

The shares of our Preferred Stock are listed and traded on the Over-the-Counter Bulletin Board (“OTC BB”) under the trading symbol “CCOMP.” On July 9, 2009, we publicly announced that we intend to make a Tender Offer for the purchase of any and all shares of our Convertible Preferred Stock at $1.25 per share. On July 8, 2009, the last trading day prior to the publication of the press release, the reported closing price per share of Preferred Stock on the OTC BB was $0.61.  The Preferred Stock last traded on the OTC BB on July 20, 2009. The closing price on that day was $1.20 per share, which is the last closing price prior to the commencement of the Tender Offer. We urge stockholders to obtain current market quotations for the Preferred Stock. See Section 6 of the Tender Offer—Price Range of Shares; Dividends.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES OF PREFERRED STOCK BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS.  SEE SECTION 5 OF THE TENDER OFFER—CONDITIONS OF THE TENDER OFFER.

August 20, 2009

IMPORTANT

If you wish to tender all or any part of your shares of Preferred Stock, you should either (1) (a) complete and sign a letter of transmittal according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including the share certificates, to American Stock Transfer and Trust Company, the depositary for the Tender Offer, or (b) tender the Preferred Stock according to the procedure for book-entry transfer described in Section 2 of the Tender Offer—Procedures for Tendering Shares, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Preferred Stock. If you desire to tender your Preferred Stock and (1) your share certificates are not immediately available or cannot be delivered to the depositary, (2) you cannot comply with the procedure for book-entry transfer, or (3) you cannot deliver the other required documents to the depositary by the expiration of the Tender Offer, you must tender your Preferred Stock according to the guaranteed delivery procedure described in Section 2 of the Tender Offer—Procedures for Tendering Shares.

Our Board of Directors and a committee of independent directors (the “Special Committee”) and the 13E-3 Filing Persons referred to in Section 8 of the Tender Offer (“Information about Us and the Shares”), have each determined that this Tender Offer and the price per share of Preferred Stock is procedurally and substantively fair to the unaffiliated holders of Preferred Stock tendering in the offer as well as to the remaining unaffiliated shareholders, including the remaining unaffiliated holders of Preferred Stock who do not tender in the tender offer and the unaffiliated common shareholders. However, Colonial, it’s Board of Directors, the 13E-3 Filing Persons and the Special Committee are not making any recommendation to you as to whether or not you should tender your shares of Preferred Stock. You must make your own decision as to whether to tender your shares of Preferred Stock, and, if so, how many shares of Preferred Stock to tender.

OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER PREFERRED STOCK IN THE TENDER OFFER.

You may direct questions, requests for assistance and requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery to our information agent, MacKenzie Partners, Inc. at the addresses located at the back of this document or by telephone at 800-322-2885.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Preferred Stock. We have not authorized any person to give any information or to make any representation in connection with the Tender Offer other than those contained in this document or in the letter of transmittal. If given or made, you must not rely upon any such information or representation as having been authorized by us.

We are not making the Tender Offer to (nor will we accept any tender of shares of Preferred Stock from or on behalf of) holders in any jurisdiction in which the making of the Tender Offer or the acceptance of any tender of shares of Preferred Stock would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the Tender Offer in any such jurisdiction.

6. Price Range of Shares; Dividends	48

7. Source and Amount of Funds	49

8. Information about Us and the Shares	50

9. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act and the OTC Bulletin Board	92

10. Legal Matters; Regulatory Approvals	93

11. U.S. Federal Income Tax Consequences	93

12. Extension of the Tender Offer; Termination; Amendment	96

13. Fees and Expenses	96

14. Miscellaneous	97

Schedule I	99

Schedule II	108

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should realize that it does not describe all of the details of the Tender Offer described in this document. We urge you to read the entire document and the letter of transmittal because they contain the full details of the Tender Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my Preferred Stock?

Colonial Commercial Corp., a New York corporation (“Colonial” or the “Company” or “we” or “us”), is offering (the “Tender Offer”) to purchase shares of its Convertible Preferred Stock (“Preferred Stock”).

What is the purchase price?

$1.25 per share of Preferred Stock. See Section 1 of the Tender Offer—Price.

What is the recent market price for the Preferred Stock?

On July 9, 2009, we publicly announced that we intend to make a Tender Offer for the purchase of any and all shares of our Convertible Preferred Stock at $1.25 per share. On July 8, 2009, the last trading day prior to the publication of the press release, the reported closing price per share of Preferred Stock on the OTC BB was $0.61. The Preferred Stock last traded on the OTC BB on July 20, 2009. The closing price on that day was $1.20 per share, which is the last closing price prior to the commencement of the Tender Offer. We urge you to obtain current market quotations for the Preferred Stock.  See Section 6 of the Tender Offer—Price Range of Shares; Dividends.

What are some of the rights of the Preferred Stock?

Each share of Preferred Stock is convertible into one share of our Common Stock.  Holders of shares of Preferred Stock will be entitled to a dividend, based upon a formula, when and if any dividends are declared on our Common Stock.  Each share of Preferred Stock is redeemable, at our option, at $7.50 per share.  The Preferred Stock has a liquidation preference provision that entitles the holder to receive preferential payments equal to $5.00 per share of Preferred Stock plus any declared and unpaid dividends, before we distribute any amounts in liquidation to the holders of Common Stock. Mergers and consolidations, and sales by us of all or any part of our assets, do not count as “liquidations” under the preceding sentence.

Each holder of record of Preferred Stock is entitled to one vote per share of Preferred Stock on each matter on which the holders of record of our Common Stock are entitled to vote. Holders of Preferred Stock generally vote together with the holders of our Common Stock on a share for share basis, and not as a separate class, except that the holders of Preferred Stock vote as a separate class on amendments to our Restated Certificate of Incorporation that could adversely affect the Preferred Stock, and on any reverse stock split.

For more information, please see our Restated Certificate of Incorporation filed on Form 10-Q with the Securities and Exchange Commission (“SEC”) on November 13, 2006.

What are the purposes for the Tender Offer?

The primary purpose of the Tender Offer is to reduce the number of holders of record of Preferred Stock from 769 to below 300 in order to permit us to deregister the Preferred Stock, along with our Common Stock, under the Securities Exchange Act of 1934 (“Exchange Act”). Deregistration would mean that Colonial would no longer be an SEC reporting company, with the consequences described under Special Factors—1. Purpose of and Reasons for the Tender Offer. Transactions of this kind are commonly referred to as “going private” transactions.

What are the reasons for the Tender Offer?

Our compliance costs for being an SEC reporting company were approximately $652,000 in our last fiscal year, and we expect those costs to increase. In addition to these substantial costs, there is a substantial burden on management to comply with SEC rules and regulations.

In addition to this high cost of remaining public, our stockholders have received very little benefit from Colonial’s status as an SEC reporting company. There is a very limited trading market for our stock.

The Tender Offer will provide to the holders of Preferred Stock the opportunity to liquidate their Preferred Stock at a premium over recent market prices, without incurring any brokerage commissions or any discounts due to the low trading volume of the Preferred Stock.

See Special Factors—1. Purpose of and Reasons for the Tender Offer.

What do the Special Committee, the Board of Directors, and the 13E-3 Filing Persons think about this Tender Offer?

The Special Committee, the Board of Directors, and the 13E-3 Filing Persons have each approved this Tender Offer.

 The Special Committee, the Board of Directors, and the 13E-3 Filing Persons think that the Tender Offer is procedurally and substantively fair to the unaffiliated holders of Preferred Stock tendering in the tender offer, that the purchase price proposed to be paid to the holders of Preferred Stock in the Tender Offer (including holders who are not affiliated with Colonial) is a fair price, and that the Tender Offer is in the best interests of Colonial. The Special Committee, the Board of Directors, and the 13E-3 Filing Persons also think that the Tender Offer transaction is fair to the unaffiliated remaining holders of Preferred Stock not tendering in the tender offer and to the remaining unaffiliated common shareholders.

However, the Special Committee, the Board of Directors, and the 13E-3 Filing Persons, are not making any recommendation regarding whether you should tender or not tender your Preferred Stock. You must decide whether to tender your Preferred Stock and, if so, how many shares of Preferred Stock to tender. You should discuss whether to tender your Preferred Stock with your broker or other financial or tax advisor. Our directors and executive officers have advised us that they do not intend to tender Preferred Stock in the Tender Offer.

See Special Factors—1. Purpose of and Reasons for the Tender Offer.

What were some of the factors considered by the Special Committee, the Board of Directors and the 13E-3 Filing Persons in considering the fairness of the Tender Offer?

The Special Committee, the Board of Directors and the 13E-3 Filing Persons considered a number of factors in reaching its determinations, including:

•
The Special Committee’s financial advisor, Chartered Capital Advisers, Inc. (“CCA”), delivered to the Special Committee a written opinion that as of the date of the opinion, the consideration proposed to be paid by Colonial to the holders of Preferred Stock who tender their shares of Preferred Stock in the Tender Offer is fair, from a financial point of view, to holders who are not affiliated with us. See Special Factors—8. Fairness Opinion of our Financial Advisor for the factors that were considered in reaching their determination.

•	The fact that holders of Preferred Stock are not compelled to accept the Tender Offer, and can elect to retain their Preferred Stock.

•
The ability of holders of Preferred Stock to tender their shares of Preferred Stock and to receive a premium over recent market prices , without incurring any discounts due to the low trading volume of Colonial’s stock. See Special Factors—7. Fairness of the Tender Offer, and Special Factors—8. Fairness Opinion of our Financial Advisor.

What are some of the advantages of the Tender Offer?

The Tender Offer has one primary advantage to Colonial: Should the Tender Offer reduce the number of holders of record of Preferred Stock to below 300, Colonial will be able to cease its status as an SEC reporting company and enjoy the substantial cost and time savings referred to under Special Factors—1. Purpose of and Reasons for the Tender Offer and Special Factors—7. Fairness of the Tender Offer.

The primary advantage to the unaffiliated holders of Preferred Stock is the ability to tender their shares of Preferred Stock and to receive a premium over recent market prices, without incurring any discounts due to the low trading volume of Colonial’s stock.

The primary advantage to the unaffiliated remaining shareholders is the benefits of the cost savings that the Company and the remaining unaffiliated shareholders will realize in the event we are able to become a non-SEC reporting company and the increased beneficial percentage ownership that the unaffiliated remaining shareholders will realize as a result of the purchase of tendered shares of Preferred Stock.

What are some of the disadvantages of the Tender Offer?

If the Tender Offer occurs, there will be certain disadvantages to stockholders, including the following:

If the Tender Offer permits Colonial to cease to be an SEC-reporting company:

•	Colonial will cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements.

•
Colonial will also no longer be subject to the provisions of the Sarbanes-Oxley Act, including the internal control provisions of that Act, and our chief executive officer and chief financial officer will no longer be required to certify our financial statements under that Act. Continuing stockholders will no longer have access to publicly filed audited financial statements, information about executive compensation and other information about us and our business, operations, litigation, and financial performance. Accordingly, continuing stockholders will have access to less information about us, our business and its operations, litigation, and financial performance and condition.

•
Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our Common Stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of our Common Stock will no longer be required to report their beneficial ownership under the Exchange Act.

•	Our Common Stock and Preferred Stock will no longer trade on the OTC BB and will instead trade on the Pink Sheets or through privately negotiated transactions.

•
Our Preferred Stock has traded only sporadically to date. A move to the Pink Sheets, as well as the reduction in the number of shares of Preferred Stock outstanding, will further reduce the liquidity of the market for our remaining Preferred Stock. Furthermore, switching to the Pink Sheets may also significantly reduce the overall price of our shares of remaining Preferred Stock since investors tend to view companies without public audited financial statements as inherently risky investments.

Michael Goldman, our Chairman, is the beneficial owner of 91,065 shares of Preferred Stock, or 20.33% of the issued and outstanding shares of Preferred Stock. No other director or executive officer has record or beneficial ownership of shares of Preferred Stock.  The ownership percentage of Preferred Stock held by Mr. Michael Goldman may increase substantially as a result of the reduction in the number of shares of Preferred Stock. For example, if 75% of the Preferred Stock not owned by Mr. Goldman is tendered in this Tender Offer, the ownership percentage of Preferred Stock held by Mr. Goldman would increase from 20.33% to 50.52%.  Mr. Goldman would then have a controlling interest on any voting matter on which holders of Preferred Stock vote alone as a class, including any vote on whether to reverse split any remaining Preferred Stock.

The purchase price to holders of Preferred Stock, if all Preferred Stock held by non-affiliates are tendered, will be $446,033, and we estimate that professional fees and other expenses will total approximately $180,000. These funds will be borrowed by us and will increase our indebtedness. See Section 7 of the Tender Offer—Source and Amount of Funds.

Under New York law, our Restated Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who do not tender their Preferred Stock.

See Special Factors—7. Fairness of the Tender Offer, Special Factors—9. Conduct of Colonial’s Business after the Tender Offer, and Special Factors—6. Interests of Directors and Executive Officers; Potential Conflicts of Interest; Transactions and Arrangements Concerning Shares.

What are some of the potential conflicts of interests of executive officers and directors of Colonial?

Our directors and executive officers may have interests in the Tender Offer that are different from your interests as a stockholder.

As of August 20, 2009, our directors and officers as a group held 2,125,623 shares of our Common Stock, or approximately 45.66% of the issued and outstanding shares of Common Stock. See Schedule I—2. Security Ownership of Certain Beneficial Owners and Management. Accordingly, these directors and officers may have an interest in favoring the holders of the Common Stock against the holders of the Preferred Stock.

Michael Goldman, our Chairman, is the beneficial owner of 91,065 shares of Preferred Stock, or 20.33% of the issued and outstanding shares of Preferred Stock. No other director or executive officer has record or beneficial ownership of shares of Preferred Stock. See Schedule I—2. Security Ownership of Certain Beneficial Owners and Management. As noted, the purchase by us of shares tendered in the Tender Offer will increase his ownership percentage in the Preferred Stock and may give him a controlling interest on any voting matter on which holders of Preferred Stock vote alone as a class, including any vote on whether to reverse split any remaining Preferred Stock.

Mr. Goldman has advised that he does not intend to tender any shares in the Tender Offer.

We will borrow $446,033 from private lenders to fund the purchase price of the Preferred Stock tendered pursuant to this Tender Offer and issue notes to the private lenders in respect of their loans. The principal amount of each note is amortizable in equal quarterly installments over a five year period with interest payable quarterly at 12%.  Of the total $446,033 loaned by the private lenders, Goldman Associates of New York, Inc. (“Goldman Associates”) and William Pagano will loan us $171,033 and $35,000, respectively. Michael Goldman is the Chief Executive Officer and Chairman of Goldman Associates. Goldman Associates is the owner of 979,255 shares of Common Stock. See Section 7 of the Tender Offer—Source and Amount of Funds and Schedule I—2. Security Ownership of Certain Beneficial Owners and Management. See also the information set forth in Schedule I under Section 3 (“Transactions with Related Persons, Promoters and Certain Control Persons) and Section 5 (“Notes Payable”) for other transactions between us and our directors, executive officers and private lenders.

How many shares of Preferred Stock will Colonial purchase?

We will purchase any and all Preferred Stock properly tendered in the Tender Offer. The Tender Offer is not conditioned on any minimum or maximum number of shares of Preferred Stock being tendered. See Section 1 of the Tender Offer—Price.

How will Colonial pay for the Preferred Stock?

We will borrow under our bank lending facility the funds required to pay the fees and expenses for the Tender Offer which we estimate will be approximately $180,000. See Section 7 of the Tender Offer—Source and Amount of Funds.

The maximum aggregate purchase price for the Preferred Stock, assuming all holders of Preferred Stock other than Mr. Goldman tender their shares in the Tender Offer, is $446,033. The following private lenders, of which four are related persons, will loan to us a total of $446,033 to fund this purchase price. See Schedule I under Section 3 (“Transactions with Related Persons, Promoters and Certain Control Persons). The loan proceeds will be held in escrow by American Stock Transfer & Trust Company, the escrow agent (“Escrow Agent”) to fund payment for Preferred Stock tendered hereunder.

Private Lender	Amount Loaned
Rita Folger	$100,000
Goldman Associates of New York, Inc.	$171,033
John A. Hildebrandt	$50,000
Paul Hildebrandt	$90,000
William Pagano	$35,000
Total Loaned	$446,033

Does Colonial have the financial resources to make payment?

As set forth in the answer to the prior question, we have the financial resources to make payment for shares of Preferred Stock tendered by the unaffiliated holders in the Tender Offer.

Is Colonial’s financial condition relevant to my decision to tender in the Offer?

We do not think our financial condition is relevant to your decision whether to tender your shares of Preferred Stock because the offer is being made for all outstanding shares of Preferred Stock solely for cash and, as noted in the answers and questions above, we have the financial resources to make payment. However, because the tender offer is a going private transaction, we are required to make the financial statement disclosures set forth in Section 8 (“Information about Us and the Shares”).

How long do I have to tender my Preferred Stock?

You may tender your shares of Preferred Stock until the Tender Offer expires. The Tender Offer, which will remain open for a minimum of 20 business days, will expire on September 22, 2009, at 12:00 midnight, New York City time, unless we extend it. We may extend the Tender Offer for any reason, subject to applicable laws. We cannot assure you that we will extend the Tender Offer and we cannot indicate the length of any extension that we may provide. If a broker, dealer, commercial bank, trust company or other nominee holds your shares of Preferred Stock, it is likely they have an earlier deadline for you to act to instruct them to accept the Tender Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 12 of the Tender Offer—Extension of the Tender Offer; Termination; Amendment.

Can the Tender Offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the Tender Offer in our sole discretion. If we extend the Tender Offer, we will delay the acceptance of any shares of Preferred Stock that has been tendered. We can terminate the Tender Offer under certain circumstances. See Section 12 of the Tender Offer—Extension of the Tender Offer; Termination; Amendment.

How will I be notified if Colonial extends the Tender Offer or amends the terms of the Tender Offer?

If we decide to extend the Tender Offer, we will issue a press release by 9:00 a.m., New York City time, on or before the first business day after the scheduled expiration date. We will announce any amendment to the Tender Offer by making a public announcement of the amendment. See Section 12 of the Tender Offer—Extension of the Tender Offer; Termination; Amendment.

What are the conditions to the Tender Offer?

Our obligation to accept and pay for your tendered Preferred Stock is conditioned upon the satisfaction or waiver of the conditions described in this document. See Section 5 of the Tender Offer—Conditions of the Tender Offer.

How do I tender my shares of Preferred Stock?

The Tender Offer will, in accordance with Rule 14e-1 of the Securities Exchange Act of 1934, remain open for a minimum of 20 business days and will expire at 12:00 midnight, New York City time, on September 22, 2009, unless Colonial extends the Tender Offer. To tender your shares of Preferred Stock, prior to the expiration of the Tender Offer:

•	you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing at the back of this document; or

•	the depositary must receive a confirmation of receipt of your Preferred Stock by book-entry transfer and a properly completed and duly executed letter of transmittal; or

•	you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

•	you must comply with the guaranteed delivery procedure described in Section 2 of the Tender Offer—Procedures for Tendering Shares.

You should contact American Stock Transfer and Trust Company, our transfer agent and depositary, or MacKenzie Partners, Inc. (“MacKenzie”), our information agent, for assistance. The contact information for American Stock Transfer and Trust Company and MacKenzie appear at the back of this Tender Offer to purchase. See Section 2 of the Tender Offer—Procedures for Tendering Shares and the instructions to the letter of transmittal. Please note that Colonial will not purchase your shares of Preferred Stock in the Tender Offer unless the depositary receives the required documents prior to the expiration of the Tender Offer. If a broker, dealer, commercial bank, trust company or other nominee holds your shares of Preferred Stock, it is likely they have an earlier deadline for you to act to instruct them to accept the Tender Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

See Section 2 of the Tender Offer—Procedures for Tendering Shares.

Once I have tendered shares of Preferred Stock in the Tender Offer, can I withdraw my tender?

Yes. You may withdraw any shares of Preferred Stock you have tendered at any time before the expiration of the Tender Offer. The Tender Offer will remain open for a minimum of 20 business days and shall expire at 12:00 midnight, New York City time, on September 22, 2009, unless we extend the Tender Offer, in which case you can withdraw your shares of Preferred Stock until the expiration of the Tender Offer as extended. If we have not accepted for payment the shares of Preferred Stock you have tendered to us, you may also withdraw your shares of Preferred Stock at any time after 12:00 midnight, New York City time, on October 14, 2009. See Section 3 of the Tender Offer—Withdrawal Rights.

How do I withdraw shares of Preferred Stock I previously tendered?

You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the depositary at the address appearing at the back of this document. Your notice of withdrawal must specify your name, the number of shares of Preferred Stock to be withdrawn and the name of the registered holder of the shares of Preferred Stock. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares of Preferred Stock has been tendered under the procedure for book-entry transfer set forth in Section 3 of the Tender Offer—Withdrawal Rights.

When will Colonial pay for the shares of Preferred Stock in the  tender offer?

We will pay the purchase price, net to you in cash, without interest, for the shares of Preferred Stock we purchase promptly after the expiration of the Tender Offer and the acceptance of the shares of Preferred Stock for payment. See Section 4 of the Tender Offer—Purchase of Shares and Payment of Purchase Price.

Will I receive any interest on the $1.25 per share price in the Tender Offer?

 In accordance with Rule 13e-4 of the Securities Exchange Act of 1934, we are required to either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer. However, you should note that you will in no event whatsoever be entitled to receive interest on the $1.25 per share purchase price. See Section 4 of the Tender Offer—Purchase of Shares and Payment of Purchase Price.

Will I have to pay brokerage commissions if I tender my shares of Preferred Stock?

If you are a registered stockholder and you tender your shares of Preferred Stock directly to the depositary, you will not incur any brokerage commissions. If you hold shares of Preferred Stock through a broker or bank, you should consult your broker or bank to determine whether transaction costs are applicable. See Section 2 of the Tender Offer—Procedures for Tendering Shares.

What are the U.S. federal income tax consequences if I tender my shares of Preferred Stock?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares of Preferred Stock you tender and your receipt of cash for your tendered shares of Preferred Stock will be treated either as (1) a sale or exchange or (2) a distribution from us in respect of our stock. Holders of Preferred Stock, including holders who are not U.S. holders, should consult their tax advisors as to the particular consequences to them of participation in the Tender Offer. See Section 11 of the Tender Offer—U.S. Federal Income Tax Consequences.

Will I have to pay any stock transfer tax if I tender my shares of Preferred Stock?

If you instruct the depositary in the letter of transmittal to make the payment for the shares of Preferred Stock to the registered holder, then you will not incur any stock transfer tax. See Section 4 of the Tender Offer—Purchase of Shares and Payment of Purchase Price.

Whom can I talk to if I have questions about the Tender Offer?

Our information agent, MacKenzie Partners, and American Stock Transfer and Trust Company, the depositary, can help answer your questions. Their contact information appears at the back of this document.

What are the effects of the Tender Offer on the market for the Preferred Stock?

If we are successful in reducing the number of record holders of Preferred Stock to below 300 following completion of the Tender Offer, we intend to deregister our Common Stock and our Preferred Stock under the Securities Exchange Act. If we in fact deregister our securities, our shares of Common Stock and Preferred Stock will trade on the Pink Sheets or through privately negotiated transactions and will no longer trade on the OTC BB. Our Preferred Stock has traded only sporadically to date. This, as well as the reduction in the number of shares of Preferred Stock outstanding and the reduction in public information about us that will result from our deregistration, will further reduce the liquidity of the market for our remaining Preferred Stock. See Section 9 of the Tender Offer—Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act and the OTC-Bulletin Board.

What Does Deregistration Mean?

Deregistration means a filing that suspends our obligation to file periodic and current reports with the SEC. After a 90-day waiting period following the filing: (1) our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated; (2) our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our Common Stock with the SEC and our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act; and (3) persons acquiring 5% of our Common Stock will no longer be required to report their beneficial ownership under the Exchange Act.  However, if on the first day of any fiscal year we have more than 300 stockholders of record of either Common Stock or Preferred Stock we will once again become subject to these reporting requirements.

Even if we deregister, we will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

What are the Pink Sheets?

The Pink Sheets is a listing service that offers financial and other information about issuers of securities, and collects and publishes quotes of market makers for over-the-counter securities through its website at www.pinksheets.com.

What are Colonial’s plans after the Tender Offer?

The number of record holders of Common Stock is less than 300. Should the Tender Offer reduce the number of holders of record of Preferred Stock to below 300, we will file to deregister each of our Common Stock and Preferred Stock under the Exchange Act.  We would then cease to be an SEC reporting company with the results that are described in answers to the preceding questions.

If we have more than 300 record holders of our Preferred Stock after the Tender Offer, so that we are not eligible to deregister under the Exchange Act, then we may consider the possibility of pursuing alternatives to achieve that result, including possible further tender offers, market purchases, a reverse stock split, or other actions that may further reduce the number of holders of record of both the Preferred Stock and Common Stock. We may also in the future ask our shareholders to approve a reverse stock split, merger or other action that would result in the cash out of substantially all of our shareholders and that may cause our securities to no longer trade on the Pink Sheets. We do not, however, have any current plans to take any of the aforementioned actions.

In any event, we intend to continue to operate our business in the ordinary course. See Special Factors—9. Conduct of Colonial’s Business after the Tender Offer.

If I decide not to tender, how will the Tender Offer affect my Shares of Preferred Stock?

As mentioned in answer to earlier questions, the limited and sporadic market for the Preferred Stock will be further adversely affected should we deregister as a public company and move to the Pink Sheets from the OTC BB. Whether or not we deregister, the Tender Offer will reduce the number of outstanding shares of Preferred Stock and is likely to reduce the number of our shareholders, thereby adversely affecting the market for any remaining shares of Preferred Stock.

Stockholders who choose not to tender will own a greater percentage interest in our company following the consummation of the Tender Offer.

See Special Factors—9. Conduct of Colonial’s Business after the Tender Offer, and Section 9 of the Tender Offer—Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act and the OTC Bulletin Board.

Who is the Filing Person?

This tender offer is made in connection with what is commonly referred to as a going private transaction. Certain individuals and entities are required to provide certain disclosures to shareholders in connection with a going private transaction on a Schedule 13E-3. For the purposes of this Tender Offer document, the Filing Person is Colonial. Colonial and the individuals that have filed separate Schedules 13E-3 in connection with the Tender Offer are referred to in this Tender Offer document as “13E-3 Filing Persons.” The 13E-3 Filing Persons in addition to Colonial are as follows:

Name	Position with Colonial

Michael Goldman	Director, Chairman of the Board

William Pagano	Director and Chief Executive Officer of Colonial and President of Universal

SPECIAL FACTORS

1.	Purpose of and Reasons for the Tender Offer

The primary purpose of the Tender Offer is to permit Colonial to deregister its Common Stock and its Preferred Stock under the Exchange Act and thereby become a non-SEC reporting company. Transactions of this kind are commonly referred to as a “going private” transaction.

In order to deregister as a public reporting company, the number of record holders of Common Stock must be below 300 and the number of record holders of the Preferred Stock must also be below 300. The number of record holders of the Common Stock is below 300 as of August 20, 2009 while the number of record holders of the Preferred Stock as of such date is approximately 769. On August 20, 2009 there were 447,891 shares of Preferred Stock issued and outstanding, of which 12,215 shares were held by 364 record holders who owned odd lots of 99 shares or less. At a recent market price of $1.20 per share of Preferred Stock, the aggregate value of all the Preferred Stock held in odd lots of 99 shares or less was approximately $14,658.

The Tender Offer is being made at this time in an attempt to reduce the number of record holders of Preferred Stock to less than 300 in order to permit deregistration of both classes of stock and make Colonial a non-SEC reporting company.

If we succeed in deregistering the Common Stock and the Preferred Stock, our shares of Common Stock and any remaining Preferred Stock will no longer be quoted on the OTC BB, and trades in our Common Stock and Preferred Stock would be possible only on the Pink Sheets or through privately negotiated transactions. See these Special Factors 5.—Effects of the Tender Offer for a discussion on the disadvantages of the Tender Offer, including the disadvantages that may result from the Preferred Stock trading on the Pink Sheets.

If we have more than 300 record holders of our Preferred Stock after the Tender Offer, so that we are not eligible to deregister under the Exchange Act, then we may consider the possibility of pursuing alternatives to achieve that result, including possible further tender offers, market purchases, a reverse stock split, or other actions that may further reduce the number of holders of record of the Preferred Stock. We may also in the future ask our shareholders to approve a reverse stock split, merger or other action that would result in the cash out of substantially all of our shareholders and that would also cause our securities to no longer trade on the Pink Sheets. We do not, however, have any current plans to take any of the aforementioned actions.

Pursuant to our Restated Certificate of Incorporation, all Preferred Stock redeemed under this Tender Offer or otherwise or purchased by us will be retired and cancelled, and will not thereafter be issued in any form.  We will account for this transaction by utilizing the constructive retirement method.

We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a result of being an SEC reporting company. Professional fees of lawyers and accountants, printing, mailing, and other costs incurred by us in complying with SEC reporting and compliance requirements are substantial. We also incur direct and indirect costs in complying with the Sarbanes-Oxley Act, which, commencing in 2009, requires among other things that we test and assess our internal control structure and that our external auditors report on our management’s assessment of our internal control structure. Compliance with these requirements requires significant expenditures as well as a significant investment of time and energy by our management and employees.

Our costs associated with the routine SEC filing and reporting requirements are estimated to have been approximately $652,000, or 2.8% of our overhead expense for the year ended December 31, 2008. These expenses consisted of the following:

Accounting fees	$288,432

Legal fees	$92,999

Directors and officers liability insurance	$41,665

Director fees	$70,000

Corporate communications	$41,000

SEC filings	$17,904

Internal compliance costs	$100,000

Total	$652,000

If we are able to deregister our securities and become a non-SEC reporting company, we expect ultimately to realize recurring annual cost savings of approximately $400,000. These estimated savings primarily reflect, among other things:

•	a $150,000 reduction in fees to our registered independent public accounting firm;

•	the elimination of the expected $100,000 in audits and compliance we anticipate to incur in complying with the Sarbanes-Oxley Act, which would commence in 2009;

•	a $85,000 reduction in legal fees; and

•
a $45,000 reduction in costs and expenses associated with filing our annual, periodic and current reports and other documents, such as proxy statements and Section 16 filings with the SEC, and printing, mailing and other costs related to the annual report to stockholders.

The costs described above are in addition to the overall time expended by our management on the preparation of our SEC filings. We believe that this time could more effectively be devoted to other purposes, such as operating our business and undertaking new initiatives that may result in greater long-term growth. Additionally, due to the public market’s focus on quarterly results, smaller public companies such as ours are required to focus on short-term goals, such as quarterly financial results, often at the expense of longer-term objectives. As a non-SEC reporting company, we believe management will have the flexibility to devote more time to sustaining long-term growth.

There are only 447,891 shares of Preferred Stock outstanding and the Preferred Stock trades only sporadically. Of these shares, 12,215 are held by 364 record holders who own 99 shares or less. The average daily trading volume of the Preferred Stock from January 1, 2009 to August 10, 2009 was approximately 65 shares of Preferred Stock per day, and during that period there were 138 trading days on which our shares of Preferred Stock did not trade at all. The trading of even a small number of shares of Preferred Stock may have a disproportionate effect on the price of our Preferred Stock in the public market. Accordingly, the Tender Offer will provide holders of Preferred Stock with the ability to liquidate their holdings in us and receive a fair price in cash for their Preferred Stock.

The determination to undertake the Tender Offer at this time, as opposed to another time, was driven by the recent sharp downturn in the economy. The resulting decline in our sales revenues and increases in our losses has caused us to be more aggressive in our measures to control and reduce costs. See Section 3 of these Special Factors—Background of the Tender Offer.

2.	Lack of Certain Plans

Except as otherwise disclosed in this Tender Offer or the documents incorporated by reference in this Tender Offer, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries which is material to us and our subsidiaries, taken as a whole;

•	any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries’ assets;

•	any material change in our present dividend policy, indebtedness or capitalization, except as disclosed in this Tender Offer;

•
any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any other material change in Colonial's corporate structure or business;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or bylaws or other governing instruments that could impede the acquisition of control of us.

There are no agreements with officers and/or directors or with any parties to purchase Common Stock or Preferred Stock or to convert Preferred Stock, upon consummation or subsequent to the Tender Offer.

3.	Background of the Tender Offer

On August 20, 2009 there were 447,891 shares of Preferred Stock issued and outstanding of which 12,215 shares were held by 364 record holders who owned 99 shares or less. The Preferred Stock has always traded sporadically. As noted in Section 6 to the Tender Offer (“Price Range of Shares; Dividends”), the closing quarterly high market price per share of Preferred Stock was $11.00 for the third quarter of 2008, $5.00 for the fourth quarter of 2008, $1.50 for the first quarter of 2009 and $0.45 for the second quarter of 2009.

The Board of Directors and management have from time to time over the last two years considered that the costs of sending proxy and similar materials to the holders of the Preferred Stock was excessive in relation to the number of these shares and the market price of these shares.

Primarily in response to these concerns:

•
On November 21, 2007, the Board of Directors authorized Colonial to repurchase up to an aggregate of $250,000 of Common Stock and Preferred Stock in open market or privately negotiated purchases.  Through December 31, 2007, Colonial purchased 8,150 shares of Common Stock under this program on the open market for an aggregate purchase price of $9,832. Management was limited in making market purchases because of the purchase restrictions imposed by Rule 10b-18 under the Exchange Act which among other things tied permitted market purchases to the market volume, which was minimal.

•
From September 2, 2008 until December 31, 2008, Colonial engaged in a $1.25 per share odd-lot tender offer to shareholders who owned 99 or fewer shares of Preferred Stock. Colonial purchased 2,186 shares of Preferred Stock under the odd-lot tender offer. Colonial accounted for these transactions utilizing the constructive retirement method.

During the period from August 12, 2008 to September 2, 2008, Michael Goldman, our Chairman, in personal market transactions purchased a total of 91,065 shares of Preferred Stock for a total purchase price of $102,378.

The recent economic downturn adversely affected Colonial as reflected in the financial statements incorporated by reference in Section 8 of the Tender Offer. In response to these economic conditions, management beginning in May 2009 turned to the larger question of whether Colonial should be an SEC reporting company at all.  Management noted that Colonial incurred over $650,000 in costs for being a public company in 2008. See Section 1 of the Special Factors.

In a Board meeting on May 12, 2009, directors discussed whether it was in Colonial’s interest to deregister as an SEC reporting company. Also present by invitation of the Board were Colonial’s chief financial officer and Oscar Folger of Folger & Folger, Colonial’s legal counsel. The directors noted that in order to deregister as a public reporting company, the number of record holders of Common Stock must be below 300 and the number of record holders of Preferred Stock must also be below 300. The number of record holders of the Common Stock was already below 300 while the number of record holders of Preferred Stock was approximately 769, of which 364 holders held odd lots of 99 shares or less. At a recent market price of $1.20 per share of Preferred Stock, the aggregate value of all the Preferred Stock held in odd lots of 99 shares or less was approximately $14,658.

The Board of Directors thereupon established a special committee of the Board of Directors comprised solely of independent directors, which we refer to in this document as the “Special Committee,” to consider whether a tender offer or similar transaction was in our best interest and the best interest of our stockholders, including our unaffiliated stockholders, and to make a recommendation to the full Board of Directors concerning the advisability of a tender offer or similar transaction. In that regard, the Special Committee was to consider the purposes, advantages and disadvantages to us and to our unaffiliated stockholders of a tender offer or similar transaction, and to retain an outside financial adviser to assist the Special Committee in considering the fairness of the purchase price to unaffiliated holders of Preferred Stock and the fairness of the tender offer transaction to the remaining unaffiliated shareholders, including the remaining unaffiliated holders of Preferred Stock who do not tender in the tender offer and the unaffiliated common shareholders. The Special Committee consists of Dr. E. Bruce Fredrikson, Stuart H. Lubow and Ronald H. Miller, each of whom is independent within the meaning of Rule 4200 of the Nasdaq Marketplace Rules and Rule 10A-3(b) of the Exchange Act.

Mr. Pagano mentioned that any tender offer transaction would need bank approval from Wells Fargo Bank, National Association (“Wells”) and that Wells would also need to agree to modify its loan agreement to provide that the fees and expenses incurred in connection with the tender offer would not result in any violation of Colonial’s bank covenants with Wells. He also noted that private lenders would be needed to fund the purchase price for shares that were tendered. He suggested that the necessary amounts be borrowed for five years and be amortizable in equal quarterly installments, with interest payable quarterly at 12%. Mr. Pagano based the interest rate on his estimate of a rate that private lenders might find attractive in the current economic environment. Mr. Pagano suggested a five-year amortization schedule based on his belief that investors would not fund loans which provided  for  longer amortization, and his further belief that Colonial could be in a reasonable position to meet the five-year amortization schedule. These loans would be subordinated to the bank’s loans. Oscar Folger noted that his wife might be one of the lenders and that the Board and Special Committee should consider whether this would give him an interest that conflicted with Colonial’s interests.

Oscar Folger also noted that he had worked with Chartered Capital Advisers, Inc. (“CCA”) in a matter for another client that required financial analysis.

Following the May 12, 2009 Board meeting, Bruce Fredrikson noted that he had dealt with CCA for a different company on which he serves as a director, and he recommended to the other members of the Special Committee that the Committee retain CCA as its financial adviser.

Following the Board meeting on May 12, 2009, Mr. Pagano obtained the approval of Paul Hildebrandt to lend $90,000 to Colonial on the terms mentioned above, as well as the approval of Rita Folger to lend $100,000 to Colonial on these terms. Mr. Pagano also agreed to lend $35,000 to Colonial on these terms.

CCA advised the Special Committee that it provides merger and acquisition and valuation services on behalf of corporate clients, investors, financial institutions, investment funds, attorneys, accountants, the courts, and participants in employee benefit plans. CCA advised us that members of CCA have worked with a diversity of domestic and overseas clients of all sizes, representing most major industries and that its qualifications to serve the Special Committee include:

•	a team of merger and acquisition and valuation professionals with an average of more than 25 years of valuation and financial advisory experience;

•	Expertise in all facets of business valuations—its professionals are active in publishing and conducting valuation and merger and acquisition seminars throughout the United States and abroad;

•	Extensive experience in providing expert testimony;

•	Familiarity with distribution businesses;

•	Expertise in financial restructuring and the financial consequences relating thereto;

•	Experience in rendering fairness opinions on behalf of public companies for a number of reasons.

The Special Committee did not have any method in selecting CCA other than to rely on Dr. Fredrikson’s recommendation.

On May 14, 2009 the Special Committee agreed to retain CCA if a proper retainer arrangement was reached. On May 15, 2009, Dr. Fredrikson, as chairman of the Special Committee, reached agreement with CCA and a retainer agreement was signed by the Special Committee with CCA. The retainer agreement, filed as Exhibit (c)(1) to the Schedule TO, provides for a total fee of $20,000, plus out of pocket expenses, that is not contingent on the success of the transaction.

On May 14, 2009 Mr. Pagano obtained the approval of John A. Hildebrandt to lend $50,000 to Colonial on the terms mentioned above. On the same day Goldman Associates agreed to lend $171,033 to Colonial on these terms.

On May 14, 2009 CCA had a telephone call with Colonial’s counsel to discuss the nature of the proposed tender offer transaction.

On May 18, 2009, CCA visited the corporate headquarters of Colonial and interviewed management.

On May 19, 2009 Mr. Pagano proposed to Dr. Fredrikson that $1.25 was a fair Tender Offer price. Mr. Pagano based his proposition on the fact that the that it was the purchase price used by the Company to purchase shares of Convertible Preferred Stock in the Company’s September 2008 odd-lot tender offer. Dr. Fredrikson discussed the proposed price with the other members of the Special Committee on May 26, 2009.

On May 19, 2009 Mr. Pagano contacted Wells to obtain the approval referred to earlier. On June 3, 2009 Wells approved the transaction and agreed that the bank would fund up to $180,000 in expenses relating to the transaction, and also agreed to modify its loan agreement to provide that the use of these funds for this purpose would not violate Colonial’s bank covenants with Wells.

On May 19, 2009 Colonial sent a $10,000 retainer check to CCA.

On May 19, 2009 Colonial submitted to CCA via e-mail five year forecasts, historical income statements from 2004 to 2008, income statements through March 31, 2009, accounts payable aging reports and unbilled account payable aging reports.  See Section 15 of the Special Factors—”Unaudited Projected Financial Information.”

On May 27, 2009, the Special Committee requested the opinion of CCA on the fairness of the $1.25 Tender Offer price. The Special Committee did not consider any other price other than the $1.25 purchase price that Mr. Pagano proposed to Dr. Fredrikson on May 19, 2009. Mr. Pagano and the Special Committee did not consider current and/or historical trading prices, book value, results of operations and projected future results in settling on the tender offer price of $1.25.  Furthermore, the recommendation made by Mr. Pagano, both with respect to the tender offer price and the terms of financing to be arranged with private lenders, were introduced by Mr. Pagano before the Special Committee received any recommendation or analyses from CCA.

On June 9, 2009, CCA delivered its draft report to the Special Committee in which CCA concluded that the $1.25 Tender Offer price was fair to the unaffiliated holders of the Preferred Stock from a financial point of view.

On June 22, 2009, the Special Committee concluded and recommended to the Board of Directors that it was in Colonial’s best interest and in the best interest of Colonial’s stockholders, including its unaffiliated stockholders, for Colonial to cease to be an SEC reporting company and that, for the reasons set forth in Section 4 of the Special Factors, a tender offer was the preferred way to accomplish this result as opposed to proceeding by way of reverse stock split or market purchases. The Special Committee also advised the Board of Directors and management that the Committee accepted the conclusions of CCA.  The Special Committee further advised that there was no conflict of interest by any of the private lenders and Oscar Folger with Colonial in respect of the transaction, and that the terms of the notes, including the interest rate provided to the private lenders, were fair and reasonable.

In a Board meeting on June 22, 2009, the Board of Directors adopted the recommendations of the Special Committee.

On August 4, 2009, Colonial’s counsel and CCA had a telephone conversation. As a result of the conversation, CCA on the same date revised and amended its fairness summary opinion and its fairness opinion to clarify the factors and analyses that it used to underlie its fairness opinion as well as to add an analysis and opinion on the fairness of the transaction to the remaining unaffiliated holders of Preferred Stock not tendering in the tender offer and to the unaffiliated holders of common stock.

On August 5, 2009, the Special Committee reviewed a draft of CCA’s amended fairness summary opinion and its amended fairness opinion and advised the Board of Directors and management that the Committee accepted the conclusions of CCA.

 On August 10, 2009, the Special Committee reviewed CCA’s final amended fairness summary opinion and amended fairness opinion and advised the Board of Directors and management that the Committee accepted the conclusions of CCA.

In a Board meeting on August 10, 2009, the Board of Directors adopted the recommendations of the Special Committee and accepted the conclusions of CCA and CCA’s amended fairness summary opinion and amended fairness opinion.

4.	Alternatives to the Tender Offer

The Special Committee, the Board of Directors and the 13E-3 Filing Persons each considered the following alternatives that would allow Colonial to reduce the number of holders of Preferred Stock to below 300 so that Colonial could deregister its securities with the SEC. The Special Committee, Board of Directors and 13E-3 Filing Persons each noted:

•	that the number of shares of Preferred Stock could be reduced either by a Tender Offer or by a reverse stock split of both the Common Stock and the Preferred Stock or by market purchases.

•
that a reverse split would have the disadvantages (i) of being a forced transaction; (ii) cash would have to be expensed to cash-out fractional shares of Common Stock and Preferred Stock that would result from the reverse split, and the additional expenditure relating to the Common Stock would not further the purpose of deregistration, since as noted there were already less than 300 shareholders of record of Common Stock; and (iii) a reverse stock split would also require a shareholder vote with a separate class vote of the holders of Preferred Stock.

•
that Colonial was limited in making market purchases because of the purchase restrictions imposed by Rule 10b-18 under the Exchange Act which among other things tied permitted market purchases to the market volume, which was minimal.

•	And that continuation of the status quo was unattractive in light of the factors described under the Special Factors—1. Purpose of and Reasons for the Tender Offer.

As indicated under Background of the Tender Offer, above, the Special Committee, Board of Directors and 13E-3 Filing Persons decided against a reverse stock split and Company market purchases. Financial pressures made the continuation of the status quo unadvisable.

In view of the wide variety of factors considered in connection with its evaluation of the Tender Offer, the Special Committee, the Board of Directors, and the 13E-3 Filing Persons have found it impractical to, and therefore have not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the Tender Offer.

5.	Effects of the Tender Offer

The Tender Offer primarily will have the effects described below.

The Tender Offer has one primary advantage to Colonial: Should the Tender Offer reduce the number of holders of record of Preferred  Shares to below 300, Colonial will be able to cease its status as an SEC reporting company and enjoy the substantial cost and time savings referred to under  Special Factors—1. Purpose of and Reasons for the Tender Offer and Special Factors—7. Fairness of the Tender Offer.

The primary advantage to holders of Preferred Stock is the ability to tender their Preferred Stock and to receive a premium over recent market prices, without incurring any discounts due to the low trading volume of Colonial’s stock.

The primary disadvantages if Colonial deregisters as an SEC reporting company are:

•
The likely reduction in the liquidity for our Common Stock and any remaining Preferred Stock following the time our securities no longer trade on the OTC BB and the potential significant reduction in the overall price of our shares of our remaining Preferred Stock that may result from the fact that investors tend to view companies without public, audited financial statements as inherently more risky investments.

•	The reduction in publicly available information about us that will result should we terminate our Exchange Act registration.

•
Our executive officers and directors will no longer be subject to the provisions of the Sarbanes-Oxley Act and the liability provisions of the Exchange Act should we terminate our Exchange Act registration.

•	Should we terminate our Exchange Act registration:

o	our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our Common Stock with the SEC, and

o
our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of our Common Stock will no longer be required to report their beneficial ownership under the Exchange Act.

•
The increase in borrowings by our Company that will be needed to fund the purchase price payable in the Tender Offer, which is $446,033 if all Preferred Stock held by persons who are not affiliated with Colonial is tendered, and the expenses of the Tender Offer that we estimate will be approximately $180,000.

•	No appraisal or dissenters’ rights are available to holders of Preferred Stock who do not tender their shares or to any holders of Common Stock.

•
Termination of registration of our Common Stock and Convertible Preferred Stock under the Exchange Act would substantially reduce the information required to be furnished by Colonial to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholder meetings pursuant to Section 14(a), no longer applicable to Colonial.

•
If our Common Stock and Convertible Preferred Stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Colonial.

•
The ability of “affiliates” of Colonial and persons holding “restricted securities” of Colonial to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), may be impaired or eliminated.

If the Tender Offer does not succeed in reducing the number of record holders of Preferred Stock to less than 300 Colonial will have reduced the liquidity of its Preferred Stock, and will have incurred the expenses and costs of this Tender Offer, without having obtained the advantages sought hereunder from deregistering as an SEC reporting company. If we still have more than 300 record holders of our Preferred Stock after the Tender Offer, so that we are not eligible to deregister our Preferred Stock under the Exchange Act, then we may consider the possibility of pursuing alternatives to achieve that result, including possible further tender offers, market purchases, a reverse stock split, or other actions that may further reduce the number of holders of record of the Preferred Stock. We may also in the future ask our shareholders to approve a reverse stock split, merger or other action that would result in the cash out of substantially all of our shareholders and that would also cause our securities to no longer trade on the Pink Sheets. We do not, however, have any current plans to take any of the aforementioned actions.

6.	Interests of Directors and Executive Officers; Potential Conflicts of Interest; Transactions and Arrangements Concerning Shares

Interests of the Board of Directors and Executive Officers

Information about our directors and executive officers, including information relating to stock ownership, related transactions, and agreements concerning our securities (including options) and the business address of such directors and officers is set forth in Schedule I to this document. As of August 20, 2009, our directors and executive officers as a group beneficially owned an aggregate of 2,125,622 shares of our Common Stock, or approximately 45.66% of the issued and outstanding shares of Common Stock.  Assuming the conversion by Mr. Goldman of his 91,065 shares of Preferred Stock into 91,065 shares of Common Stock, our directors and executive officers as a group would beneficially own an aggregate of 2,216,687 shares of our Common Stock, or approximately 47.61% of the issued and outstanding shares of Common Stock.  None of our directors and executive officers other than for Mr. Michael Goldman own shares of our Preferred Stock. Mr. Goldman informed Colonial that he will not tender his Preferred Stock in the Tender Offer.

Mr. Pagano and Mr. Goldman each abstained and did not vote on the proposed Tender Offer.

Potential Conflicts of Interest

Our directors and executive officers may have interests in the Tender Offer that are different from your interests as a stockholder.

Upon the purchase by Colonial of Preferred Stock in the Tender Offer, while the aggregate number of shares of our Common Stock and Preferred Stock owned by our executive officers and directors will not change, their ownership percentage of outstanding shares could increase significantly. To the extent that directors and officers own shares of Common Stock, the Tender Offer may benefit them by reducing the number of shares of Preferred Stock that have a preference in liquidation over the holders of Common Stock. Accordingly, these directors and officers may have an interest in favoring the holders of the Common Stock against the holders of the Preferred Stock.

As of August 20, 2009, Michael Goldman held 91,065 shares of our Preferred Stock, or 20.33% of the issued and outstanding shares of Preferred Stock. No other director or executive officer owned Preferred Stock as of August 20, 2009. See Schedule I—2. Security Ownership of Certain Beneficial Owners and Management. As noted, the Tender Offer will increase his ownership percentage in the Preferred Stock and may give him a controlling interest on any voting matter on which holders of Preferred Stock vote alone as a class, including any vote on whether to reverse split any remaining Preferred Stock.

Transactions and Arrangements Concerning Shares

Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor any of our directors or executive officers, have effected any transactions in our shares during the 60 days before August 20, 2009.

Except as otherwise described in this document, neither we nor, to our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Tender Offer or with respect to our Preferred Stock, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of Preferred Stock, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

7.	Fairness of the Tender Offer

The Special Committee, the Board of Directors and the 13E-3 Filing Persons fully considered and reviewed the terms, purpose, alternatives and effects of the proposed Tender Offer, and each has unanimously determined that the Tender Offer is procedurally and substantively fair to the unaffiliated holders of Preferred Stock tendering in the offer as well as to the remaining unaffiliated shareholders, including the remaining unaffiliated holders of Preferred Stock who do not tender in the tender offer and the unaffiliated common shareholders.

Analysis

The persons mentioned above considered a number of factors, including the following, when determining whether the Tender Offer is procedurally and substantively fair to the unaffiliated holders of Preferred Stock tendering in the offer as well as to the remaining unaffiliated shareholders, including the remaining unaffiliated holders of Preferred Stock who do not tender in the tender offer and the unaffiliated common shareholders:

•	The considerable costs associated with remaining a publicly traded company.

•
The fairness opinion summary delivered to the Special Committee by CCA, the Special Committee’s financial advisor that summarizes certain factors and analyses considered by CCA in connection with rendering its fairness opinion, including:

•	Current and historical trading range of the Common Stock and Preferred Stock

•	Tender offer for odd-lot shares of the Preferred Stock

•	Purchases by CCC of Common Stock and Preferred Stock in the open market

•	Acquisition premia applied to the Preferred Stock

•	Net book value and tangible book value

•	Net asset value

•	Going-concern value

•	Net liquidation value

•	Capitalization multiples of guideline public companies

•	Capitalization multiples of guideline M&A transactions

•	Discounted cash flow analysis

•	Opportunity costs of holding the Preferred Stock

•	Structural attributes of the Preferred Stock.

•
The advantages of the transaction, from a financial point of view, to all holders of Common Stock and to holders of Preferred Stock that do not tender in the tender offer benefits that the remaining,  including:

o
The annual cost savings to the Company of more than $400,000 that would result if the number of holders of Preferred Stock who tendered their shares was sufficient to enable the Company to no longer be required to make filings with the Securities and Exchange Commission;

o	The enhanced value of the Company’s equity attributable to capitalizing any savings from no longer having to make filings with the Securities and Exchange Commission;

o	The reduced financial risk of the Company that would result from using the aforementioned annual savings to repay debt; and

o	The reduced operation risk of the Company that would result from reducing annual fixed costs associated with SEC filings.

•
The opinion delivered to the Special Committee by CCA, the Special Committee’s financial advisor, that as of the date of the opinion, the consideration to be paid by Colonial to the holders of our Preferred Stock who tender shares in the Tender Offer is fair, from a financial point of view, to the unaffiliated holders of Preferred Stock and that tender offer transaction is fair, from a financial point of view, to all holders of Common Stock and holders of Preferred Stock that do not tender in the tender offer. The full text of this written opinion, as amended and delivered to the Special Committee on August 10, 2009, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to Schedule TO as Exhibit (c)(2) and is incorporated in to this document by reference in its entirety. Holders of Preferred Stock are encouraged to read the entire opinion carefully. CCA’s opinion does not constitute a recommendation as to whether any holders of Preferred Stock should tender in the Tender Offer or act in any way in connection with the transaction or otherwise. See Section 8 of these Special Factors—Fairness Opinion of our Financial Advisor.

•	Our financial condition and results of operations, including our losses for the year ended December 31, 2008, and the three months ended June 30, 2009.

•	The limited trading market for our Preferred Stock, including limited liquidity, relatively low prices and trading volume.

•
The ability of holders of Preferred Stock to liquidate their holdings in Colonial and receive a premium over recent market prices, without incurring any discounts due to the low trading volume of Colonial’s Preferred Stock.

•
The amount by which the per share of Preferred Stock price to be paid in the Tender Offer exceeds recent trading prices and estimated trading values. See Section 8 of these Special Factors—Fairness Opinion of our Financial Adviser.

•	The fact that the Tender Offer is a voluntary transaction in which holders of Preferred Stock may choose whether to participate.

•
The likely reduction in the liquidity for the Preferred Stock should we terminate our Exchange Act registration and periodic reporting and the possible significant decrease in the value of the Preferred Stock.

•	The likely reduction in the liquidity for our Common Stock and any remaining Preferred Stock following the time our securities no longer trade on the OTC BB.

•
The return on Colonial’s investment considering the costs to enter into this transaction and the consequential cost savings related to no longer being required to comply with SEC regulations and the Sarbanes-Oxley Act.

•	The effect that a reduction in the number of outstanding shares of Preferred Stock would have to the remaining shareholders.

In view of the wide variety of factors considered in connection with its evaluation of the Tender Offer, the Special Committee, the Board of Directors, and the 13E-3 Filing Persons have each found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the Tender Offer.

Disadvantages of the Tender Offer

The persons mentioned above also considered a number of negative factors that would result from the Tender Offer when determining whether the Tender Offer was substantively fair include the following:

•	The possible significant decrease in the value of the Preferred Stock.

•
The likely reduction in the liquidity for our Common Stock and any remaining shares of Preferred Stock following the time our securities no longer trade on the OTC BB and the potential significant reduction in the overall price of remaining shares of Preferred Stock that may result from the fact that investors tend to view companies without public audited financial statements as inherently more risky investments.

•	The reduction in publicly available information about us that will result should we terminate our Exchange Act registration.

•
Our executive officers and directors will no longer be subject to the provisions of the Sarbanes-Oxley Act and the liability provisions of the Exchange Act should we terminate our Exchange Act registration.

•	Should we terminate our Exchange Act registration:

o	our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our Common Stock with the SEC, and

o
our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of our Common Stock will no longer be required to report their beneficial ownership under the Exchange Act.

•
The increase in borrowings by our Company that will be needed to fund the purchase price payable in the Tender Offer, which is $446,033 if all Preferred Stock held by persons who are not affiliated with Colonial is tendered, and the expenses of the Tender Offer which we estimate will be $180,000.

•	No appraisal or dissenters’ rights are available to holders of Preferred Stock who do not tender their shares or to any holders of Common Stock.

•
Termination of registration of our Common Stock and Preferred Stock under the Exchange Act would substantially reduce the information required to be furnished by Colonial to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholder meetings pursuant to Section 14(a), no longer applicable to Colonial.

•
If each of our Common Stock and Preferred Stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Colonial.

•
The ability of “affiliates” of Colonial and persons holding “restricted securities” of Colonial to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), may be impaired or eliminated.

Conclusions

The Special Committee unanimously recommended the Tender Offer to the full Board of Directors. The Board of Directors unanimously determined, with Messrs. Goldman and Pagano abstaining, that the Tender Offer is fair to, and in the best interest of, our unaffiliated holders of Preferred Stock tendering in the offer. The Board of Directors also unanimously determined, with Messrs. Goldman and Pagano abstaining, that the Tender Offer transaction is fair to the unaffiliated remaining holders of Preferred Stock not tendering in the tender offer and to the remaining unaffiliated common shareholders.

The Special Committee, the Board of Directors and the 13E-3 Filing Persons have also adopted the analysis and conclusions of CCA, the Special Committee’s financial advisor, in making a fairness determination that the transaction is fair to the holders of Common Stock and to the unaffiliated holders of Preferred Stock who do not tender in the Tender Offer.  If all non-affiliated holders of Preferred Stock tender at the tender offer price of $1.25 per share of Preferred Stock and we become a non-SEC reporting company, the Board of Directors estimates that continuing shareholders would realize annual savings of approximately $400,000 in costs or a 64% return on the total costs incurred by Colonial in the Tender Offer, excluding interest costs. See Section 1 of the Special Factors (“Purpose of and Reasons for the Tender Offer”) for a breakdown of the cost savings that we expect to realize.  These annual cost savings will allow the Company to use these savings to repay debt and thereby reduce the Company’s financial risk. The Company will also reduce its operation risk as a result of the reduced annual fixed costs associated with SEC filings. Furthermore, the continuing shareholders’ equity interest would increase by approximately 7% as the total number of outstanding shares would be reduced by 7%. The cost savings will also enhance the equity of the remaining shareholders.  Assuming we become a non-SEC reporting company, then the remaining unaffiliated shareholders will suffer the disadvantages listed in the section titled “Disadvantages of the Tender Offer” set forth above in this section. The Special Committee, the Board of Directors and the 13E-3 Filing Persons have determined that in light of the Company’s financial condition as disclosed in the Company’s financial statements and the difficult economic environment in which the Company operates, these disadvantages to the unaffiliated remaining shareholders are offset by the cost saving and other advantages listed above.

In forming his or her belief as to the fairness of the Tender Offer to our unaffiliated stockholders, the 13E-3 Filing Persons relied upon the analysis of the Special Committee (as adopted by our Board of Directors). The 13E-3 Filing Persons adopted the analysis and conclusions of the Special Committee and the analyses and conclusions of CCA, the Special Committee’s financial advisor, in making a fairness determination. Based on the analysis of the Special Committee and CCA, each of the 13E-3 Filing Persons believes that the Tender Offer is fair to, and in the best interest of, our unaffiliated holders of Preferred Stock tendering in the tender offer as well as to the remaining unaffiliated shareholders, including the remaining holders of Preferred Stock who do not tender in the tender offer and the unaffiliated common shareholders.

Based upon the aforementioned factors, the Special Committee, the Board of Directors and the 13E-3 Filing Persons believe that the Tender Offer is both substantively and procedurally fair to affiliated and unaffiliated stockholders alike.

Each 13E-3 Person independently considered the fairness of the transaction, the reasons for the transaction and the alternatives to the transaction. While the factors regarding the fairness of the transaction, the reasons for the transaction and the alternatives to the transaction considered by each 13E-3 Person may in some cases be different than those considered by the Board and the Special Committee, the 13E-3 Persons, Board and the Special Committee in this transaction considered the same factors regarding the fairness of the transaction, the reasons for the transaction and the alternatives to the transaction.

The Tender Offer does not require the approval of a majority of unaffiliated stockholders. Despite the fact that the Tender Offer is not structured to require the approval of the unaffiliated stockholders, we believe that the offer is procedurally fair and substantively fair with respect to the price offered. We base these beliefs on the unanimous approval of the offer by all of our non-employee directors and on the following factors:

•	stockholders are not compelled to tender;

•	stockholders are provided with full disclosure of the terms and conditions of the offer;

•	stockholders are afforded sufficient time to consider the offer;

•	the offer provides liquidity and price support for stock trades that, due to the limited trading volume of our common stock, would not have existed otherwise.

8.	Fairness Opinion of our Financial Adviser

The fairness summary opinion and fairness opinion included in our Schedule TO that we filed with the Securities and Exchange Commission on July 9, 2009 is substantially similar to the amended fairness summary opinion set forth below and the amended fairness opinion attached as Exhibit (c)(2) to this Schedule TO. The summary fairness opinion and fairness opinion was revised only to add language that clarifies the factors and analyses that CCA used to underlie its fairness opinion, to allow the persons filing Schedule 13E-3’s in connection with this tender offer transaction and the holders of Common Stock and the holders of Preferred Stock to rely on CCA’s fairness summary opinion and fairness opinion, and to add an analysis and opinion on the fairness of the transaction to the remaining unaffiliated holders of Preferred Stock not tendering in the tender offer and to the unaffiliated holders of common stock.

PREFACE

Chartered Capital Advisers, Inc. (“CCA”) has been retained (see Attachment) by the Independent Directors Committee (the “Committee”) of the Board of Directors (the “Board”) of Colonial Commercial Corp. (“CCC” or the “Company”) for the purpose of evaluating the proposed purchase (the “Proposed Purchase”) of the Company’s Convertible Preferred Stock (the “Preferred Stock”) for a cash price of $1.25/share (the “Purchase Price”) and, if appropriate, to render an opinion (see Attachment) on the fairness of the Proposed Purchase, from a financial point of view, to the holders of the Preferred Stock and Common Stock.

CCA has relied upon financial information and representations obtained from the management of CCC (“Management”), as well as upon information from public sources generally regarded to be reliable.  CCA assumes no responsibility for the accuracy or completeness of the aforementioned.  To the extent that the representations, documents, or other information that CCA has relied upon is incomplete or inaccurate, the analyses and conclusions drawn therefrom could require modification.

This document summarizes certain factors and analyses considered by CCA in connection with rendering its fairness opinion.  It has been developed solely for archival purposes and to facilitate discussions with the Committee regarding the bases for our opinion.  It is not intended for publication without our prior written consent (which has been granted for purposes of SEC filings and communications with CCC shareholders) and may not be used for any other purposes.  CCA has not been involved in structuring or financing the Proposed Purchase.  We have not recommended that the Committee or the Board approve the Proposed Purchase, nor do we have any option regarding:  (1) the decision of the Board to enter into the Proposed Purchase; (2) whether the Proposed Purchase is a desirable use of the Company’s financial resources; or (3) the impact of the Proposed Purchase on the solvency of the Company, either before or after the transaction.  Each member of the Committee and the Board must necessarily take responsibility for making a decision regarding the fairness of the Proposed Purchase based on its own evaluation of financial and nonfinancial factors, including factors that may not be reflected in this document or in our fairness opinion.  We make no representations regarding the current or prospective value of any securities of CCA.  This document does not constitute investment advice.

CCA routinely prepares valuations on behalf of a broad range of domestic and overseas clients of all sizes in a diversity of industries.  A description of CCA, including the background of key professionals, is provided in Exhibit 26.  CCA and its employees do not have any present or contemplated interests in CCC or in any affiliated entity, nor are we aware of any client conflicts in this matter.  We have no interest in the outcome of the Proposed Purchase.  There are no factors that have inhibited our firm from rendering a fair and unbiased opinion.

SUMMARY

➢
CCA has rendered an opinion to the Independent Directors that the Proposed Purchase of the Preferred Stock by CCC is fair, from a financial point of view, to those holders of the Preferred Stock who may choose to tender their stock, and to all other holders of Common Stock and the Preferred Stock

➢	To perform our analysis, CCA has

w	Visited the corporate headquarters of CCC

w	Interviewed Management and its legal advisors (Exhibit 1)

w	Reviewed and/or relied upon various documents (Exhibit 1)

w	Performed various analyses, including, but not necessarily limited to those contained herein

➢	Factors and analyses underlying our fairness opinion included, but were not limited to the following

♦	Current and historical trading range of the Common Stock and Preferred Stock
♦	Tender offer for odd-lot shares of the Preferred Stock
♦	Purchases by CCC of Common Stock and Preferred Stock in the open market
♦	Acquisition premia applied to the Preferred Stock
♦	Net book value and tangible book value
♦	Net asset value
♦	Going-concern value
♦	Net liquidation value
♦	Capitalization multiples of guideline public companies
♦	Capitalization multiples of guideline M&A transactions
♦	Discounted cash flow analysis
♦	Opportunity costs of holding the Preferred Stock
♦	Structural attributes of the Preferred Stock

BUSINESS CONSIDERATIONS

➢	CCA
♦	Visited the headquarters of CCC
♦	Interviewed Management in order to enhance our understanding of CCC and its
•	Financial performance and condition
•	Industry
•	Competitive environment
•	Risks, and opportunities

➢	CCC overview
♦	Founded on 10/28/64
♦	Operations conducted through wholly owned subsidiaries
•	Universal Supply Group, Inc.
•	RAL Supply Group, Inc.
•	S&A Supply Group, Inc.
♦	CCC distributes heating, ventilating, and air conditioning (“HVAC”) equipment, parts and accessories, climate control systems, appliances, and plumbing and electrical fixtures and supplies
•	Nonexclusive supplier of Amana, Goodman, Fraser-Johnston, and Johnson Controls
▪	Top 2 suppliers accounted for 30% of 2008 purchases
•	Markets served—New Jersey, New York, Massachusetts, portions of eastern Pennsylvania, Connecticut, and Vermont
•	85% of sales during 2006 – 2008 were for replacement and/or renovation, and 15% for new construction
•	2008 sales mix
▪	38% HVAC equipment
▪	37% parts and accessories
▪	14% climate control systems
▪	11% other
♦	Sell primarily to contractors
•	7,800 customers in 2008, none of which represented more than 2% of sales
♦	CCC is a mid-sized player in a fragmented industry
♦	Headquartered in Hawthorne, NJ, the Company has 18 leased sales and warehouse locations in New Jersey, Pennsylvania, New York, and Massachusetts
♦	177 non-union, full-time employees as of 12/31/08
♦	Deliver products to customers with fleet of 19 leased and 25 owned trucks and vans
•	Customers may also pick up products at facilities
♦	Competition
•	Distributors
•	National chains
•	National home centers

•	HVAC manufacturers that distribute a significant portion of products through captive distribution organizations
♦	Basis for competition
•	Product availability
•	Customer service
•	Price
•	Quality
♦	CCC’s competitive strengths
•	Technical sales support to customers
•	Experienced sales personnel at point-of-sale locations
♦	CCC’s subsidiaries are defendants in various lawsuits
•	The Company is vigorously defending all matters in which the Company is a defendant
•	The Company carries liability insurance, and in some cases, may be covered via indemnification agreements
•	No liability for litigation damages was reflected in the Company’s financial statements as of 3/09

➢	Financial observations
♦	Historical financial performance and condition
•	The Company’s fiscal year is on a calendar year-end basis
•	2008 financial statements were audited by Eisner LLP
•	The Company lost $1MM on 2008 sales of $85.6MM (Exhibit 4)
▪	The 3.9% sales increase during 2008 was its smallest increase in recent years (Exhibit 7)
-	Sales growth has occurred as a result of acquisitions, adding products, and opening new locations
▪
2009 1st quarter sales fell by 14.3% (Exhibits 4 and 7), and losses during what has historically been the Company’s weakest quarter increased from $1.5MM during the first quarter of 2008 to $1.6MM during the first quarter of 2009, while the deficit in EBITDA during the same 2 quarters increased from $1.1MM in 2008 to $1.4MM in 2009

•	Gross margins have declined in 2 of the past 3 years, and exhibited continuing softness during the 1st quarter of 2009 (Exhibit 5)
•
The combination of declining gross margins and growth in SG&A as a percent of sales have caused the Company’s operating profit margin to decline each year from 3.5% of sales during 2005 to only 0.7% of sales during 2008 (Exhibit 5)

•	The combined effects of the aforementioned coupled with declining sales during the 1st quarter of 2009 have caused the 1st quarter operating loss to swell to 9.5% of sales (Exhibit 5)
•	As a result of losses during the past two years and the first quarter of this year (Exhibit 4)
▪	The Company’s stockholders’ equity has declined to $4.2MM (Exhibit 2)
▪	Working capital has become negative (Exhibits 2 and 7)
•	Funded debt (Exhibits 2, 3 and 7)
▪	Has consistently approached the limit of availability under the Company’s revolving line of credit in recent months
▪	Amounted to approximately $14MM at 3/09, which was equivalent 77% of total capitalization
•	Management indicated to CCA that limits under the Company’s revolving line of credit and soft business have caused the Company to pay its vendors more slowly than in recent months
•	Receivables turn about 8 times per year, and inventory about 4 times per year, which is in line with industry averages (Exhibit 7)
•	Cash flow (Exhibit 6)
▪	The Company generated $5.4MM cash flow from operating activities during 2008 largely as a result of reducing receivables and inventory
-	The cash flow was used to reduce trade payables by $1.3MM and reduce indebtedness by $5.1MM
-	Cash flow from operating activities was positive during the 1st quarter of 2009 largely as a result of a reduction of accounts receivable by $672M and an increase in payables and accruals by $1.769MM
-	Net capital expenditures during the 1st quarter of 2009 were reduced to just $8M
♦	Financial projections
•	Base Case (Exhibit 9)
▪	Reflects a slight loss during 2009 with sales falling by 2.6%, and slight profit in 2010, with earnings approaching 7-year highs by 2011
•	Modified Base Case (Exhibit 10)

▪	Reflects a slight profit during 2009 on flat sales, with earnings growing more rapidly than under the Conservative Scenario as a result of containing SG&A expense growth
•	Both scenarios were prepared a few months ago
•	Management believes that revised projections would be more conservative than those reflected in Exhibits 9 and 10

➢	Industry considerations
♦	U.S. residential and light commercial HVAC industry—2008
•	$26 billion segment of the market
•	Top 7 domestic manufacturers represent about 90% of unit sales
▪
Carrier Corporation (United Technologies); Goodman Manufacturing Company; Rheem Manufacturing Company; Trane Inc. (Ingersoll-Rand); York International Corp. (Johnson Controls); Lennox International, Inc.; and Nordyne Corp. (Nortek)

•	Replacement products account for 70% to 80% of industry sales
▪	120 million residential installations over past 20 years
▪	Mechanical life estimated at 8 to 20 years, depending on usage
•	Domestic manufacturers account for 97% of units shipped
♦	Industry characteristics
•	Well-established, fragmented distribution system
▪	Typically privately owned
▪	Regionally oriented
•	There are 3 large, publicly traded industry distributors
▪	Wolseley PLC’s Ferguson unit—UK-based firm, TTM sales £16.8 billion, with U.S. operations serving primarily the new residential and commercial business
▪	Watsco—2008 sales $1.7 billion
▪	Interline Brands—2008 sales $1.2 billion sales
•	Growth of the above companies has been principally through acquisitions
•	OEM’s have some direct or controlled distribution
♦	New Jersey market
•	117,000 units shipped in 2008
•	Down from 162,234 units shipped in 2005

➢	Macroeconomic considerations
♦	General
•	U.S. real GDP declined by 6.1% during the 1st quarter of 2009 (U.S. Bureau of Economic Research)
•	The national unemployment rate rose to 8.9% during April (Bureau of Labor Statistics) and is forecasted to reach 9.7% by year end (The Wall Street Journal survey)
•	The U.S. is mired in its worst recession in more than a quarter of a century
•	The May Wall Street Journal survey of economists reported that the most commonly held view was that it would take 3 to 4 years to close the output gap1
•	The Federal Reserve Board has kept interest rates low in order to avoid a deflationary spiral that can cause consumers to further reign in spending
♦	HVAC sales
•	The above factors have adversely impacted the Company’s industry
▪	HVAC sales have declined by about 10% during each of the past 2 years (Exhibit 11)
▪	Monthly shipments have exhibited an even more precipitous decline over the past half year (Exhibit 12)
♦	U.S. M&A activity (Mergerstat)
•	The value of year-to-date M&A transactions through April has been flat—$195.5 billion vs $191.1 billion for the 1st 4 months of 2008
▪	Aggregate data conceals the following
-	Year-to-date transaction volume is down 33%
-	Spending is down in 39 of the 49 industries tracked by Mergerstat
-	The number of deals announced in April was the 4th lowest number over the past 15 months
•	Debt financing for transactions continues to be difficult to raise

____________________________
1 Difference between actual output and full-capacity output

•	The average EBITDA multiple paid over the past 3 months has declined to 5.6 times
♦	Stock market
•	After falling by more than 25% during the 1st 2 months of 2009, the S&P 500 has since recovered its losses and closed on 5/20/09 at approximately the same level at which it began the year
•	The stock market is commonly regarded to be one of the best leading economic indicators
•
Many experts believe that the stock market has already reached a cyclical bottom, although where it goes from here is subject to debate in light of the large recent gains on limited favorable economic data

CAPITALIZATION

➢	Funded debt
w	Revolving line of credit
•	Lender—Wells Fargo Bank
•	Terms
▪	Secured by all of the Company’s assets
▪	Availability based on an advance rate against eligible prime collateral
-	85% of eligible receivables
-	57% of eligible inventory
-	Reduced by
·	Deposits in other banks (typically in the vicinity of $300K)
·	Reserve of $171,000
•	Loan balance also includes a $1,000,000 structured portion
▪	Payable in 24 monthly installments
▪	Balance as of May 20, 2009: $708,333
▪	Monthly principal payments: $41,665
•	$500,000 in seasonal over-advances available
•	Financial covenants re-evaluated each December, and consider income, cash flow, tangible net worth, and capital expenditures
•	Working capital deficiency as of 3/31/09
▪	Triggered by recent re-classification of related-party debt as “current,” in accordance with the terms of the debt obligation
▪	Deficiency expected to be short-term
•	Line of credit expires 8/1/12
•	Bill Pagano’s exit would trigger default, unless waiver obtained
•	Interest rate
▪	Prime minus 0.25%
▪	3.0% as of March 31, 2009
•	Amount
▪	$25 million limit
▪	$12,671,987 balance as of 3/31/09
▪	Loan is consistently at maximum allowed under borrowing formula
▪	Unused availability—$698,703 as of 3/31/09
▪	Nominal availability offset by outstanding checks
w	Term loans
•	The Company also has various notes payable aggregating approximately $1.4MM, with interest rates of up to 11%, most of which mature in 2009 and 2010
•	Most of the debt is owed to related parties
➢	Common stock (the “Common Stock”)
w	4,654,953 shares outstanding as of 4/30/09
•	283 shareholders
▪	Non-odd lot—111, with 4,649,146 shares
▪	Odd lot—172, with 5,807 shares
•	Major shareholders
▪	Michael Goldman/Goldman Associates1,226,264 shares (26.3%)
▪	William Pagano—735,638 shares (15.8%)
▪	Rita Folger—545,386 shares (11.8%)
w	Trading
•	Trades on the OTC Bulletin Board under the ticker symbol CCOM.OB

•	Stock is illiquid
▪	Year-to-date trading through 5/15/09
-	Stock traded on only 19 days—an average of about 1 day per week
-	Aggregate volume of 32,500 shares
-	Trading volume represents less than $10,000 in transaction value
•	The stock has been in a downtrend since reaching a peak in April 2006 (Exhibit 6)
•	At a price per share of 26¢ that has persisted throughout most of May, the Common Stock is little more than a speculative trading vehicle
•	The stock is not followed by any analysts nor does it have institution support
•
Although the performance of Common Stock did not deviate significantly from that of its industry peers—Watsco and Interline Brands—during 2005 and 2006, from the beginning of 2007 its deterioration was significantly greater than that of the peer group (Exhibit 14)

w	Options
•	Employee stock option plan—2006
•	1,000,000 shares maximum
•	10 year plan
•	Grants under plan:
▪	Exercisable—82,000 shares, at weighted average of $1.42 per share
▪	Non-exercisable—15,000 shares, at $1.85 per share
▪	Aggregate intrinsic value at March 31, 2009—$3,740
w	Warrants—none

➢	Preferred stock
w	447,891 shares outstanding as of 4/30/09
•	770 shareholders
▪	Non-odd lot—406, with 435,676 shares
▪	Odd lot—364, with 12,215 shares
▪	91,065 is owned by officers and directors
w	Key features
•	Each share is convertible into 1 share of Common Stock
•	Entitled to same dividend/share as Common Stock
•	Redeemable at $7.50 per share, at Company’s option
•	$5.00 per share liquidation preference provision
▪	No such preference exists in the event of a sale of the Company
•	Voting rights are identical to those of the Common Stock
•	Except for the liquidation preference, the Preferred Stock has similar economic features to the Common Stock
w	Trading
•	Trades on the OTC Bulletin Board under the ticker symbol CCOMP.OB
•	Stock is even more illiquid than the Common Stock
▪	Year-to-date trading through 5/15/09
-	Stock traded on only 8 days—an average of twice a month
-	Aggregate volume of 7,300 shares
-	Trading volume represents about $2,500 in transaction value
•	On 8/7/08 the Company announced a tender offer to purchase all odd lots for $1.25/share (the “Odd Lot Tender Offer”)
▪	Tender offer price was in excess of pre-announcement trading range (Exhibit 15)
▪	2,186 shares were tendered through 12/31/08
•	After beginning the year with a few speculative trades above $1/share, most of the subsequent trades have been at 27¢/share (Exhibit 15)
•
Except for a speculative bubble that appeared to be associated with the premium reflected in the Odd Lot Tender Offer, the average monthly price of the Preferred Stock has generally been similar to the average monthly price of the Common Stock—as would be expected since they have similar economic attributes (Exhibit 16)

PROPOSED PURCHASE

➢	The Company, subject to Board approval, seeks to purchase all of the issued and outstanding shares of the Preferred Stock for a cash price of $1.25/share (the “Proposed Purchase Price”)
♦	Proposed Purchase would be unconditional—not contingent upon any minimum number of shares being tendered

♦	Holders of the Preferred Stock who tendered their shares would be paid a cash price of $1.25/share promptly after the expiration of the tender offer

➢	Alternative shareholder actions
♦	Tender Preferred Stock
♦	Reject Proposed Purchase
•	Convert Preferred Stock into Common Stock
•	Retain Preferred Stock

➢	Financing of Proposed Purchase
♦
Certain shareholders and directors would loan the Company the money required to complete the Propose Purchase in exchange for a 12% unsecured note to be amortized in equal quarterly installments over a 5-year period

♦	Use of funds and related financing are subject to the approval of the Company’s bank

➢	Effects of the Proposed Purchase
♦
If the Company is successful in purchasing a significant portion of the Preferred Stock it would have the ability to cease filing reports with the SEC, which Management believes would result in an annual cost savings of approximately $400,000, comprised of

•	$232,000 —accounting and Sarbanes consulting fees
•	$85,000— legal fees
•	$66,000 —printing and mailing annual reports, SEC filings, new releases, and related documents
•	$19,500 —D&O and other insurance
♦	The impact of the annual savings would
•	Enhance the capitalized value of equity
•	Reduce financial risk, by using the annual savings to pay down debt
•	Reduce operational risk, by reducing the fixed costs of the Company

➢	Process through which Management and the Board developed the Proposed Purchase Price, structure, and financing
♦	Management discussed the benefits of the Proposed Purchase at a Board meeting on or about 5/12/09
♦	The Committee engaged CCA on 5/15/09
♦	CCA provided the Committee various financial analyses
♦	The Committee recommended to the Board that the per-share price of the Proposed Purchase should be $1.25
♦	The Board authorized the Proposed Purchase, reflecting the price and terms summarized on the previous page

VALUATION CONSIDERATIONS

➢	CCA considered, among other things, the estimated value of the Preferred Stock based on
♦	Historical trading range of the Common Stock and Preferred Stock
♦	Acquisition premia applied to the Preferred Stock
♦	Net book value
♦	Tangible book value
♦	Net asset value
♦	Net liquidation value
♦	Capitalization multiples of guideline public companies
♦	Capitalization multiples of guideline M&A transactions
♦	Discounted cash flow analysis
♦	Opportunity costs of holding the Preferred Stock
♦	Structural attributes of the Preferred Stock

➢
Based the analyses summarized below, as well as other factors, CCA is able to render an opinion that the Proposed Purchase is fair, from a financial point of view, to the holders of the Preferred Stock

➢	Historical trading range (Exhibit 17)
♦
Except for a period in which the Preferred Stock skyrocketed on relatively low volume amidst speculation resulting from the Odd Lot Tender Offer, the Preferred Stock has traded below, and more recently, about 80% below the Proposed Purchase Price

♦	The price of the Preferred Stock, which was generally 26¢ to 27¢/share from 1/26/09 through 5/12/09, is more relevant to current value because
•	It is more indicative of the current financial performance and financial condition of the Company than the 2008 prices, and
•	The more recent prices lack the speculative bubble attributable to the Odd Lot Tender Offer
♦	The Proposed Purchase Price represents
•	A 363% premium over the price of 26¢/share for the Preferred Stock that has persisted throughout most of 2009
•	A 178% premium over the price of 45¢/share to which the Preferred Stock rose in recent days
♦	Based on the above, the historical trading range of the Preferred Stock supports our opinion that the Proposed Purchase is fair, from a financial point of view, to the holders of the Preferred Stock

➢	Acquisition premia applied to the Preferred Stock (Exhibit 18)
♦	CCA applied premia developed from the M&A market to the per-share price of the Preferred Stock to develop alternative per-share prices
•	The base price to which various acquisition premia were applied was based on the volume-weighted price of the Preferred Stock during the 3 months ended 5/15/09
▪	A volume-weighted price was used to reduce the impact of illiquidity and the distorting impact of the increase in per-share price from 26¢ to 45¢ on 5/12/09, despite the absence of any relevant news
•
Using acquisition premia to develop the Proposed Purchase Price provides the holders of the Preferred Stock the benefit of synergies and control reflected in acquisition premia that would not occur in the Proposed Purchase

♦	Our analysis results in a range of per-share value of 43.8¢ to 61¢
♦
Based on the above, the application of acquisition premia to the 3-month volume-weighted per-share price of the Preferred Stock supports our opinion that the Proposed Purchase is fair, from a financial point of view, to the holders of the Preferred Stock

➢	Asset-based approaches to estimate per-share value (Exhibit 19)
♦	CCA applied several asset-based approaches to estimate value which resulted in the following per-share values
•	Book value—82¢/share
•	Tangible book value—44¢/share
•	Net asset value—28¢/share
•	Net liquidation value—worthless
♦	The asset-based approaches support our opinion that the Proposed Purchase is fair, from a financial point of view, to the holders of the Preferred Stock
➢	Capitalization multiples of guideline public companies (Exhibit 23)
♦	CCA identified and reviewed with Management 2 guideline public companies (the “Guideline Companies”)
•	Interline Brands, Inc. (Exhibit 20)
•	Watsco, Inc. (Exhibit 20)
•	Each of these companies is (Exhibits 20 through 22)
▪	Actively traded in the stock market
▪	Substantially larger than CCC, with revenues > $1 billion
▪	More diversified than CCC in terms of product lines and locations
▪	Profitable
▪	Less heavily leveraged than CCC
♦
Notwithstanding the comparatively more desirable investment attributes of the Guideline Companies compared to those of CCC, CCA applied the average multiple of capitalized EBITDA developed from the Guideline Companies to the EBITDA of CCC for the trailing 12 months and the year ended 12/08

•	Since CCC’s 2008 EBITDA exceeded that of the trailing 12 months, the inclusion of 2008 EBITDA in our valuation analysis provides an indication of the upper limit of value
•
Like CCC, the Guideline Companies have experienced declines in EBITDA, so dividing their current enterprise value by a depressed trailing 12-month EBITDA results in a capitalization multiple that is higher than normal due to the depressed level of EBITDA in the denominator of the capitalization multiple

♦	Applying an EBITDA capitalization multiple of 10.81 developed from the Guideline Companies resulted in a per-share value ranging from worthless, after inclusion of debt, to 61¢

♦
The application of capitalization multiples developed from Guideline Companies supports our opinion that the Proposed Purchase is fair, from a financial point of view, to the holders of the Preferred Stock

➢	Merger & acquisition capitalization multiples (Exhibit 24)
♦	CCA conducted a search for data on acquisitions of HVAC distributors that were completed since 1/1/04 using the Mergerstat database and the Thomson Merger & Acquisition database
•	These M&A databases are the most commonly used by M&A professionals
♦	1 transaction was identified for which sufficient data was available—the $110MM acquisition by Watsco of ACR Group, Inc. that was completed on 8/10/07
•	CCA used the multiple from this transaction to provide a basis for estimating the per-share value of CCC even though
▪	Multiples in the M&A market were higher in 2007 than the current environment
▪	ACR was larger and more profitable than CCC
♦	Applying an EBITDA capitalization multiple of 9.73 developed from the M&A transaction identified resulted in a per-share value ranging from worthless, after inclusion of debt, to 29¢
♦	The application of M&A capitalization multiples supports our opinion that the Proposed Purchase is fair, from a financial point of view, to the holders of the Preferred Stock

➢	Discounted cash flow analysis (Exhibit 25)
♦	CCA adapted Management’s projections to a format that enabled us to estimate a range of value based on discounted cash flow analysis
♦	Based on discounted cash flow analysis the estimated range of the per-share value of the Preferred Stock was 17¢ to $2.22
♦	The higher number of the indicated range of value exceeds the Proposed Purchase Price
•	This does not prevent CCA to conclude that the Proposed Purchase Price is fair because
▪	Discounted cash flow analysis is often disregarded as speculative
▪	The projections under the Modified Base Case assume that SG&A as a percent of sales can be reduced to 24.4% (Exhibit 25.4) as compared to 28.5% in 2008 or a 5-year low of 26.7% in 2005 (Exhibit 5)
-	The value implied by the Modified Base Case depends upon achieving operating expenses as a percent of sales that have not been achieved in recent years
♦
Using the average of the minimum and maximum estimate of value resulting from discounted cash flow analysis supports our opinion that the Proposed Purchase is fair, from a financial point of view, to the holders of the Preferred Stock

➢	Opportunity costs of holding the Preferred Stock
♦	The Preferred Stock is illiquid
•	Only 4,300 shares traded during the 3 months ended 5/15/09
▪	At the above trading volume, it would take more than 25 years for the holders of the Preferred Stock to liquidate their shares in the secondary market
•	The Proposed Purchase may be the most feasible method of a large number of the holders of the Preferred Stock to be cashed out at a price as high as the Proposed Purchase Price
♦
Based on our valuation analyses and recent trading activity, the Proposed Purchase Price is in excess of what can reasonably be anticipated as a stock price in the near term based on conventional valuation benchmarks

♦
There is risk that, if the Company’s financial condition continues to deteriorate, the Company’s lender reduces loan availability, and/or the Company is unable to maintain credit facilities comparable to what it currently has, the value of the Preferred Stock could further decline or it could become worthless

♦
At recent price levels, with almost half of the holders of the Preferred Stock owning less than 100 shares, they would realize little, if anything, net of brokerage commissions, from a secondary market sale

♦
If a sufficient number of holders of Preferred Stock tender their shares pursuant to the Proposed Purchase and/or the Company purchases a sufficient number of Preferred Stock in the secondary market to enable the Company to cease filing with the SEC, it is possible that the liquidity and value of the Preferred Stock would be further eroded

➢	Structural attributes of the Preferred Stock
♦	The Preferred Stock is a common stock equivalent
•	It may be converted into Common Stock at any time, at the holder’s option, on a 1:1 basis
♦	Liquidation preference
•	$5/share in the event of liquidation

•	Irrelevant to current value
▪	The Company has no plans to liquidate
▪	In the event of liquidation, there would not be any proceeds available to the holders of the Preferred Stock (Exhibit 19)
♦	Company’s redemption option at $7.50/share
•	Irrelevant to current value
▪	The Company lacks the financial resources to redeem the Preferred Stock at $7.50/share
▪	It is unlikely that the Company’s lender would permit the Company to use its cash for a redemption at that price
♦	Dividend, conversion, and voting rights
•	No incremental value compared to the per-share value of the Common Stock

➢	Other considerations
♦	Dividends—the Company does not pay dividends and none are anticipated to be paid in the near future
♦	Odd Lot Tender Offer—reflected the same per-share price as the Proposed Purchase Price
♦	Other offers to purchase the Company during the past 2 years—none, according to Bill Pagano
♦	The Preferred Stock generally trades at a per-share price that is similar to the Common Stock

CERTIFICATION

We hereby certify the following statements regarding this valuation analysis:

➢	We have no present or prospective future interest in the assets, properties, or business interests that are the subject of this document.

➢	We have no personal interest or bias with respect to the subject matter of this document or the parties involved.

➢	Our compensation for preparing this document is in no way contingent upon the value reported or on any predetermined value.

➢	To the best of our knowledge and belief, the statements of facts contained in this document, on which the analyses, conclusions, and opinions expressed herein are based, are true and correct.

CHARTERED CAPITAL ADVISERS, INC.

Ronald G. Quintero, CPA, CFA, ABV, CDBV

Managing Director

STATEMENT OF CONTINGENT AND LIMITING CONDITIONS

This analysis is made subject to the following general contingent and limiting conditions:

➢
We assume no responsibility for the legal description of matters including legal or title considerations.  Title to the subject assets, properties, or business interests is assumed to be good and marketable unless otherwise stated.

➢	We assume responsible ownership and competent management and custodial practices with respect to the subject assets, properties, and business interests.

➢	The information furnished to us by others and obtained by us from public sources is believed to be accurate. However, we issue no warranty or other form of assurance regarding its accuracy.

➢	We assume no hidden or undisclosed conditions regarding the subject assets, properties, or business interests.

➢	We assume that there is full compliance with all applicable federal, state, and local regulations and laws.

➢
We assume that all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any local, state, or national government, or private entity or organization have been or can be obtained or reviewed for any use on which this document is based.

➢
We have no knowledge of the existence of environmental problems with respect to the subject assets, properties, or business interests, other than those disclosed, if any, in the Company’s financial statements and footnotes thereto.  However, we are not qualified to detect such problems.  We assume no responsibility for such conditions or for any expertise required to discover them.

➢
This document has been prepared for the exclusive use of CCC, the Independent Committee, the persons filing Schedule 13E-3’s in connection with this tender offer transaction, and the holders of Common Stock and the holders of Preferred Stock.  No other party may rely upon this document.

➢
CCA is not explicitly or implicitly guaranteeing the realization of the values reflected in this document.  A condition of receipt of this document is that the aggregate financial responsibility of CCA to any and all parties collectively who may assert to have relied upon this the amount of fees paid to CCA in this matter.  Moreover, any third party purporting to rely on this document agrees that, in the event it were to be unsuccessful in a lawsuit against CCA, it would be responsible for reimbursing CCA for any and all reasonable attorneys and expert fees and related expenses.

➢
Possession of this document does not carry with it the right of publication.  It may not be used for any purpose by any person other than the client to whom it is addressed without our written consent, and in any event, only with proper written qualifications and only in its entirety.

➢
By reason of this document, we are not required to furnish a valuation report in a different format, or to give testimony or to be in attendance in court with respect to the assets, properties, or business interests in question unless arrangements have been previously made.

➢
Neither all nor any part of the contents of this document shall be disseminated to the public through advertising, public relations, news, sales, or other media without our prior written consent and approval.

➢
The analyses, opinions, and conclusions presented in this document apply to this engagement only and may not be used out of the context presented herein.  This document is valid only for the effective date specified herein, and only for the purpose specified herein.

9.	Conduct of Colonial’s Business after the Tender Offer

Except as described in this document, neither Colonial nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, a sale or transfer of any material amount of its assets, a change in management, a material change in its indebtedness or capitalization, or any other material change in its corporate structure or business.

We expect to conduct our business and operations after the consummation of the Tender Offer in substantially the same manner as currently conducted and, except as described in this document with respect to: (1) the use of funds to finance the Tender Offer and related costs, (2) our plans to deregister our Common Stock and Preferred Stock under the Exchange Act, and (3) cause our Common Stock and Preferred Stock to be ineligible to trade on the OTC BB. The Tender Offer is not anticipated to have a material effect upon the conduct of our business.

We intend, however, to continue to evaluate and review our businesses, properties, management and other personnel, corporate structure, capitalization and other aspects of our operations, and to continue to explore acquisitions and other business opportunities to expand or strengthen our businesses, as we have done in the past. There are currently no plans to enter into any proposals or agreements that require stockholder approval.

10.	General Business Overview

Colonial is a New York corporation which was incorporated on October 28, 1964. Colonial’s operations are conducted through its wholly owned subsidiaries, Universal Supply Group, Inc. (“Universal”), The RAL Supply Group, Inc. (“RAL”), and S&A Supply, Inc (“S&A”).  We distribute heating, ventilating and air conditioning equipment (HVAC), parts and accessories, climate control systems, appliances, and plumbing and electrical fixtures and supplies, primarily in New Jersey, New York, Massachusetts and portions of eastern Pennsylvania, Connecticut and Vermont.

We supply the Amana air conditioning and heating equipment line in New Jersey (exclusive of Cape May and Cumberland counties), lower portions of New York State, and Western Massachusetts.  At all our locations we also supply, on a non-exclusive basis, the Goodman line of heating and air conditioning equipment, Fraser-Johnston commercial air conditioning equipment, and Johnson Controls’ Source 1 HVAC Service Parts.  As of October 14, 2008 the Goodman/Amana residential product line and the Fraser Johnston commercial product line replaced the American Standard HVAC product line previously distributed by Colonial.  We distribute these products through seven sales locations in New Jersey, eight in New York State, two in Massachusetts and one location in Willow Grove, Pennsylvania.  We also have an additional location in New Jersey that we use for warehousing purposes only. We use showrooms for the display and sale of kitchen, bathroom and electrical fixtures and accessories at our locations in Fishkill, Middletown, New Windsor and Suffern, New York and Great Barrington and Pittsfield, Massachusetts.

We have developed a specialty in the design and sale of energy conservation control systems and the fabrication of customized UL listed control panels.  We also supply indoor air quality components and systems.

Our in-house staff provides technical assistance and training to customers.  In some cases, we also use vendors’ representatives and outside services. We do not install any equipment or systems.

We distribute appliances, such as washers and dryers, to appliance dealers primarily in New York, New Jersey, and portions of Connecticut, Delaware and Pennsylvania.

Our business is affected by significant outdoor temperature swings. Our sales typically increase during peak heating and cooling demand periods.  Demand related to the residential central air conditioning replacement market is highest in the second and third quarters, while demand for heating equipment is usually highest in the fourth quarter.

In 2008, 2007 and 2006, approximately 85% of our sales were for replacement and/or renovation and the remaining 15% of sales were for new construction projects.  In the same years, respectively, sales consisted of approximately 38%, 42% and 40% HVAC equipment; 37%, 39% and 39% parts and accessories; and 14%, 15% and 16% climate control systems.

We own no patents and have no intellectual property rights or proprietary technology.

We carry general liability, comprehensive property damage, workers compensation and product liability insurance in amounts that we consider adequate for our business.  We maintain $2,000,000 in the aggregate and $1,000,000 per occurrence general liability coverage, plus a $15,000,000 umbrella policy.

No material regulatory requirements apply specifically to our business.

As of December 31, 2008, we had 177 non-union full-time employees.  We believe that our employee relations are satisfactory.

We have no foreign operations and have only one operating segment.

Our objective is to become a leading provider of building products, such as HVAC, plumbing and electrical equipment and accessories to the professional contractor in the northeastern United States by expanding our product offerings and increasing our customer technical and logistical support services.

11.	Distribution, Customers and Suppliers

We stock inventory in 19 of our locations and utilize public warehousing, when necessary.  We deliver products to customers with our fleet of 19 leased and 25 owned trucks and vans.  We also make products available for pick-up at our facilities.

We sell primarily to contractors who purchase and install equipment and systems for residential, commercial and industrial users.  We had approximately 7,800 customers in 2008.  No customer accounted for more than 2% of consolidated net sales in 2008.  We believe that the loss of any one customer would not have a material adverse effect on our business.  We have no long term agreement with any customer.

We deal with our customers on a purchase order by purchase order basis.

We purchase inventory from our vendors and maintain this inventory in our warehouses to meet purchasing requirements and ensure continuous availability of merchandise to satisfy our customers’ needs.  We occasionally accept the return of merchandise from the customer when returned in unopened cartons, subject to a restocking fee.  We do not normally provide extended payment terms to customers.  We have no material long term agreements with any supplier.  Colonial enters into agreements with vendors which involve volume rebates, pricing and advertising, all within the standard practices of the industry.  Additionally, certain supplier agreements limit the sale of competitive products in designated markets that Colonial serves.  All purchases are made with domestic vendors, some of which, however, may manufacture products in foreign locations.

Certain of our supplier agreements limit the sale of competitive products in designated markets that we serve.

In 2008, two suppliers accounted for 30% of our purchases.  The loss of one or both of these suppliers could have a material adverse effect on our business for at least a short-term period.  We believe that the loss of any one of our other suppliers would not have a material adverse effect on our business.

12.	Competition

We compete with a number of distributors, national chains and national home centers, and also with several air conditioning and heating equipment manufacturers that distribute a significant portion of their products through their own distribution organizations.  There is no single manufacturer, distributor or national chain or home center that dominates our market.  Competition is based on product availability, customer service, price and quality. We work to maintain a competitive edge by providing in-house training, technical sales support to our customers and by employing experienced personnel at our point-of-sale locations.

13.	Government Regulations, Environmental and Health and Safety Matters

Our Company is subject to federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment.  These include laws and regulations implementing the Clean Air Act, relating to minimum energy efficiency standards of HVAC systems and the production, servicing and disposal of certain ozone-depleting refrigerants used in such systems, as well as the phase out of certain refrigerants for use in equipment manufactured after January 1, 2010.  We are also subject to regulations concerning the transport of hazardous materials, including regulations adopted pursuant to the Motor Carrier Safety Act of 1990.  Our operations are also subject to health and safety requirements including the Occupational, Safety and Health Act (OSHA).  Management believes that the business is operated in substantial compliance with all applicable federal, state and local provisions relating to the protection of the environment, transport of hazardous materials and health and safety requirements.

14.	Other Business Considerations

Our business is affected by significant outdoor temperature swings. Our sales typically increase during peak heating and cooling demand periods.  Demand related to the residential central air conditioning replacement market is highest in the second and third quarters, while demand for heating equipment is usually highest in the fourth quarter.  Our business is also affected by general economic conditions in the residential and commercial construction industries.

15.	Unaudited Projected Financial Information

We do not as a matter of course make public projections as to future performance or earnings and we are especially cautious about making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, financial forecasts prepared by our management were made available to the Special Committee, the Board of Directors, the 13E-3 Filing Persons, and CCA, in connection with their respective considerations of the proposed Tender Offer. We therefore included these projections below to enable the holders of Preferred Stock to evaluate the Tender Offer on the basis of certain nonpublic information considered by the Special Committee, Board of Directors and 13E-3 Filing Persons. The inclusion of this information should not be regarded as an indication that the Special Committee, the Board of Directors, the 13E-3 Filing Persons, or any other recipient of this information considered, or now considers, it to be a precise prediction of future results.

The financial forecasts below constitute forward-looking statements and involve numerous risks and uncertainties. We advised the recipients of the projections that our internal financial forecasts, upon which the projections were based, are subjective in many respects. While presented with numerical specificity, the projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond our control. We can give no assurance regarding the attainability of the forecasts or the reliability of such assumptions. Certain of the assumptions inevitably will not materialize and unanticipated events will occur for any number of reasons, including technological changes, competitive factors, maintaining customer and vendor relationships, inventory obsolescence and availability, and other risks detailed in Colonial's periodic filings with the Securities and Exchange Commission, which could cause Colonial's actual results and experience to differ materially from the anticipated results or other expectations expressed in Colonial's forward-looking statements.

Management’s base case projections are as follows:

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Forecasted Condensed Consolidated Statement of Operations

	For the year ended December 31,
	2009	2010	2011	2012	2013
Sales	$83,391,340	$88,394,820	$93,698,510	$101,194,390	$109,289,942

Cost of sales	59,743,221	63,327,814	67,127,483	72,497,682	78,297,496
Gross profit	23,648,119	25,067,006	26,571,027	28,696,708	30,992,446

Selling, General and Administrative, net	23,561,851	24,504,325	25,484,498	26,503,878	27,564,033
Operation Income	86,268	562,681	1,086,529	2,192,830	3,428,413

Other Income	(339,522)	(349,708)	(360,199)	(371,005)	(382,135)
Interest Expense, net	772,541	811,168	851,726	894,313	939,028
(Loss) income from operations before taxes	(346,751)	101,221	595,002	1,669,522	2,871,520

Income tax expense	78,423	86,265	94,892	104,381	114,819
Net (loss) income	$(425,174)	$14,956	$500,110	$1,565,141	$2,756,701

Management’s more optimistic modified base case projections assume a more optimistic sales projection for 2009, yet maintain the same growth assumption for 2009 to 2013 as the base case projection, presented above. The modified base case projections are as follows:

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Forecasted Condensed Consolidated Statement of Operations

	For the year ended December 31,
	2009	2010	2011	2012	2013
Sales	$85,781,964	$90,928,882	$96,384,615	$104,095,384	$112,423,015

Cost of sales	61,449,863	65,136,855	69,045,067	74,568,672	80,534,166
Gross profit	24,332,101	25,792,027	27,339,548	29,526,712	31,888,849

Selling, General and Administrative, net	23,482,852	24,422,166	25,399,052	26,415,015	27,471,615
Operation Income	849,249	1,369,861	1,940,496	3,111,697	4,417,234

Other Income	(339,522)	(349,708)	(360,199)	(371,005)	(382,135)
Interest Expense, net	772,543	811,170	851,729	894,315	939,031
Income from operations before taxes	416,228	908,399	1,448,966	2,588,387	3,860,338

Income tax expense	78,423	86,265	94,892	104,381	114,819
Net income	$337,805	$822,134	$1,354,074	$2,484,006	$3,745,519

FORWARD-LOOKING STATEMENTS

This Tender Offer contains forward-looking statements including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.  Forward-looking statements involve risks and uncertainties, including, but not limited to, technological changes, competitive factors, maintaining customer and vendor relationships, inventory obsolescence and availability, and other risks detailed in Colonial's periodic filings with the Securities and Exchange Commission, which could cause Colonial's actual results and experience to differ materially from the anticipated results or other expectations expressed in Colonial's forward-looking statements.

INTRODUCTION

To the Holders of our Preferred Stock:

We invite the holders of shares (“shares”) of our Preferred Stock, $0.05 par value per share (“Preferred Stock”), “to tender these shares for purchase by us. Upon the terms and subject to the conditions set forth in this Tender Offer to purchase and in the letter of transmittal, we are offering to purchase any and all shares of Preferred Stock at a price of $1.25 per share, net to the seller in cash, without interest.

The Tender Offer will remain open for a minimum of 20 business days and shall expire at 12:00 midnight, New York City time, on September 22, 2009, unless extended (such date and time, as they may be extended, the “expiration date”). We may, in our sole discretion, extend the period of time in which the Tender Offer will remain open. We will return tendered shares that we do not purchase to the tendering stockholders at our expense promptly after the expiration of the Tender Offer. See Section 4 of the Tender Offer—Purchase of Shares and Payment of Purchase Price.

We will pay the purchase price, net to the tendering stockholders in cash, without interest, for all shares that we purchase. Tendering stockholders whose shares are registered in their own names and who tender directly to American Stock Transfer and Trust Company, the depositary in the Tender Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in instruction 7 to the letter of transmittal, stock transfer taxes on the purchase of shares by us under the Tender Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Tender Offer is not conditioned upon any minimum number of shares being tendered. The Tender Offer is, however, subject to certain other conditions. See Section 5 of the Tender Offer—Conditions of the Tender Offer.

Our Board of Directors and a committee of independent directors (the “Special Committee”) and the 13E-3 Filing Persons referred to in Section 8 of the Tender Offer (“Information about Us and the Shares”) have each determined that this Tender Offer and the price per share of Preferred Stock is procedurally and substantively fair to the unaffiliated holders of Preferred Stock tendering in the offer as well as to the remaining unaffiliated shareholders, including the remaining unaffiliated holders of Preferred Stock who do not tender in the tender offer and the unaffiliated common shareholders. However, Colonial, it’s Board of Directors, the 13E-3 Filing Persons and the Special Committee are not making any recommendation to you as to whether or not you should tender your shares of Preferred Stock. You must make your own decision as to whether to tender your shares of Preferred Stock, and, if so, how many shares of Preferred Stock to tender.

OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER PREFERRED STOCK IN THE TENDER OFFER.

Section 11 of the Tender Offer—U.S. Federal Income Tax Consequences describes various United States federal income tax consequences of a sale of shares under the Tender Offer.

As of August 20, 2009, we had issued and outstanding 447,891 shares of Preferred Stock. The shares are listed and traded on the OTC BB under the symbol “CCOMP.” On July 9, 2009, we publicly announced that we intend to make a Tender Offer for the purchase of any and all shares of our Convertible Preferred Stock at $1.25 per share. On July 8, 2009, the last trading day prior to the publication of the press release, the reported closing price per share of Preferred Stock on the OTC BB was $0.61. The Preferred Stock last traded on the OTC BB on July 20, 2009. The closing price on that day was $1.20 per share, which is the last closing price prior to the commencement of the Tender Offer. We urge stockholders to obtain current market quotations for the shares.

THE TENDER OFFER

1.	Price

On the terms and subject to the conditions of the Tender Offer, we will purchase any and all shares of Preferred Stock at a price of $1.25 per share, net to the seller in cash, without interest, properly tendered and not properly withdrawn in accordance with the procedures set forth under Section 3 of this Tender Offer—Withdrawal Rights.

The term “expiration date” with respect to the Tender Offer means 12:00 midnight, New York City Time, on September 22, 2009, unless we, in our sole discretion, extend the period of time during which the Tender Offer will remain open. If extended by us, the term “expiration date” will mean the latest time and date at which the Tender Offer, as extended, will expire. See Section 12 of this Tender Offer—Extension of the Tender Offer; Termination; Amendment for a description of our right to extend, delay, terminate or amend the Tender Offer.

In accordance with the letter of transmittal, stockholders desiring to tender shares must specify the number of shares they wish to sell.

All shares tendered and not purchased will be returned to you at our expense promptly following the expiration date.

You may withdraw your shares from the Tender Offer by following the procedures described under Section 3 of this Tender Offer—Withdrawal Rights.

If we decrease the number of shares being sought in the Tender Offer, then the Tender Offer must remain open, or will be extended, until at least ten (10) business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under Section 12 of this Tender Offer—Extension of the Tender Offer; Termination; Amendment. For purposes of the Tender Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. See Section 5 of this Tender Offer—Conditions of the Tender Offer.

2.	Procedures for Tendering Shares

Proper Tender of Shares. For stockholders to properly tender shares under the Tender Offer:

•
the depositary must receive, at the depositary’s address set forth at the back of this Tender Offer, share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an “agent’s message,” and any other documents required by the letter of transmittal, before the Tender Offer expires, or

•	the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Tender Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the depositary.

Signature Guarantees. Except as otherwise provided below, all signatures on a letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

•
the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 2, shall include any participant in The Depository, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) tendered therewith and the holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the letter of transmittal; or

•
the shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act.  See instruction 2 of the letter of transmittal.

If a share certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Colonial will make payment for shares tendered and accepted for payment under the Tender Offer only after the depositary timely receives share certificates or a timely confirmation of the book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal, or an agent’s message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.

Method of Delivery. The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at the election and risk of the tendering stockholder. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured.

Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the Tender Offer at the book-entry transfer facility within two business days after the date of this Tender Offer to purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although participants in the book-entry transfer facility may effect delivery of shares through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either:

•
a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth at the back of this Tender Offer to purchase before the expiration date, or

•	the guaranteed delivery procedure described below must be followed.

Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that Colonial may enforce the agreement against the participant.

Federal Backup Withholding Tax. Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Tender Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the depositary and certifies that such number is correct or otherwise establishes an exemption from this requirement (for example, by certifying foreign status on a properly completed Form W-8BEN). In addition, if the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may be subject to certain penalties imposed by the Internal Revenue Service. Each tendering U.S. individual stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that stockholder must submit a completed IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that individual’s exempt status. Tendering stockholders can obtain such statements from the depositary.  See instruction 6 of the letter of transmittal.

Any tendering stockholder or other payee who fails to complete fully and sign the Substitute Form W-9 included in the letter of transmittal may be subject to required federal income tax backup withholding of 28% of the gross proceeds paid to such stockholder or other payee pursuant to the Tender Offer.

30% Withholding Tax Applicable to Foreign Persons. Gross proceeds payable pursuant to the Tender Offer to a foreign stockholder or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not:

•	an individual citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation), partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•
a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person, or

•	an estate, the income of which is subject to United States federal income taxation regardless of its source.

A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if the amount Colonial withholds exceeds the taxpayer’s liability, for example if such stockholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 11 of this Tender Offer—U.S. Federal Income Tax Consequences or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and Colonial withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed Form W-8BEN claiming such an exemption or reduction. Tendering stockholders can obtain such form from the depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Tender Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary a properly executed Form W-8ECI claiming such exemption. Tendering stockholders can obtain such form from the depositary.  See instruction 6 of the letter of transmittal.  We urge foreign stockholders to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

For a discussion of United States federal income tax consequences to tendering stockholders, see Section 11 of this Tender Offer—U.S., Federal Income Tax Consequences.

Guaranteed Delivery. If a stockholder desires to tender shares under the Tender Offer and the stockholder’s share certificates are not immediately available or the stockholder cannot deliver the share certificates to the depositary before the expiration date, or the stockholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the stockholder may nevertheless tender the shares, provided that the stockholder satisfies all of the following conditions:

•	the stockholder makes the tender by or through an eligible guarantor institution;

•
the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form Colonial has provided, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

•
the depositary receives the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, within three trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

Return of Unpurchased Shares. The depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Tender Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. Colonial will determine, in its sole discretion, all questions as to the number of shares that we will accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and our determination will be final and binding on all parties. Colonial reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which Colonial determines may be unlawful. Colonial also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and Colonial’s interpretation of the terms of the Tender Offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until the stockholder cures, or Colonial waives, all defects or irregularities. None of Colonial, the depositary, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Lost or Destroyed Certificates. Stockholders whose share certificate for part or all of their shares has been lost, stolen, misplaced or destroyed may contact American Stock Transfer and Trust Company, the transfer agent for Colonial, at the address and telephone number set forth at the back of this Tender Offer to purchase for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. The stockholder may have to post a bond to secure against the risk that the share certificate may subsequently emerge. We urge stockholders to contact American Stock Transfer and Trust Company immediately in order to permit timely processing of this documentation.

Stockholders must deliver share certificates, together with a properly completed and duly executed letter of transmittal, including any signature guarantees, or an agent’s message, and any other required documents to the depositary and not to Colonial. Colonial will not forward any such documents to the depositary and delivery to Colonial will not constitute a proper tender of shares.

3.	Withdrawal Rights

Shares tendered may be withdrawn at any time before the expiration of the offer and, unless accepted for payment by us after the expiration of the offer, may also be withdrawn at any time after 12:00 midnight, New York City Time, on October 16, 2009. Except as otherwise provided in this Section 3, tenders of shares are irrevocable.

For a withdrawal to be effective, the depositary must timely receive a written or facsimile transmission notice of withdrawal at the depositary’s address set forth at the back of this Tender Offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares that the stockholder wishes to withdraw and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

If a stockholder has used more than one letter of transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included in the notice or notices.

If a stockholder has tendered shares under the procedure for book-entry transfer set forth in Section 2 of this Tender Offer—Procedures for Tendering Shares, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedures. Colonial will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding. None of Colonial, the depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A stockholder may not rescind a withdrawal and Colonial will deem any shares that a stockholder properly withdraws not properly tendered for purposes of the Tender Offer, unless the stockholder properly re-tenders the withdrawn shares before the expiration date by following one of the procedures described in Section 2 of this Tender Offer—Procedures for Tendering Shares.

4.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Tender Offer (including, if the Tender Offer is extended or amended, the terms and conditions of the Tender Offer as so extended or amended), we will accept for payment at the Tender Offer Price and pay for all shares validly tendered and not withdrawn prior to the Expiration Date (as permitted by Section 3 of this Tender Offer—Withdrawal Rights) promptly after the Expiration Date.

For purposes of the Tender Offer, Colonial will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered and are not properly withdrawn, only when and if it gives oral or written notice to the depositary of its acceptance of the shares for payment under the Tender Offer.

Colonial will pay for shares that it purchases under the Tender Offer by depositing the aggregate purchase price for these shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Colonial and transmitting payment to the tendering stockholders. In all cases, payment for shares accepted for payment pursuant to the Tender Offer will be made only after timely receipt by the depositary of certificates for shares (or of a book-entry confirmation with respect to such shares), a properly completed and duly executed letter of transmittal, and any other required documents.

Under no circumstances will Colonial pay interest on the purchase price regardless of any delay in making the payment.

If, prior to the Expiration Date, we increase the price offered to holders of shares in the Tender Offer, we will pay the increased price to the holders of all shares that we purchase in the Tender Offer, whether the shares were tendered before or after the increase in price as described in Section 12 of this Tender Offer—Extension of the Tender Offer; Termination; Amendment.

If we are delayed in our acceptance for payment of, or payment for, shares or are unable to accept for payment, or pay for, shares pursuant to the Tender Offer for any reason, then, without prejudice to our rights under the Tender Offer (but subject to compliance with Rule 13e-4(f)(5) under the Exchange Act), the depositary may, nevertheless, on our behalf, retain tendered shares, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3 of this Tender Offer—Withdrawal Rights.

Shares tendered and not purchased will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at Colonial’s expense, promptly after the expiration date or termination of the Tender Offer without expense to the tendering stockholders. If certain events occur, Colonial may not be obligated to purchase shares under the Tender Offer. See Section 5 of this Tender Offer—Conditions of the Tender Offer.

Colonial will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased under the Tender Offer. If, however:

•	payment of the purchase price is to be made to any person other than the registered holder,

•	certificate(s) for shares not tendered or tendered but not purchased are to be returned in the name of and to any person other than the registered holder(s) of such shares, or

•	tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See instruction 7 of the letter of transmittal.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the depositary the Substitute Form W-9 included with the letter of transmittal may be subject to U.S. federal income tax backup withholding on the gross proceeds paid to the stockholder or other payee under the Tender Offer.  See Section 2 of this Tender Offer—Procedures for Tendering Shares.

5.	Conditions of the Tender Offer

Notwithstanding any other provision of the Tender Offer, we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 13e-4(f)(5) promulgated under the Exchange Act (relating to the obligation of Colonial to pay for or return tendered shares promptly after termination or withdrawal of the Tender Offer), pay for any tendered shares and (subject to any such rules or regulations) may delay the acceptance for payment of or the payment for any tendered shares if at the Expiration Date, any of the following events have occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Tender Offer or with acceptance of the shares for payment (collectively, the “Tender Offer Conditions”):

•
there has been threatened, instituted or is pending any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly, (i) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Tender Offer, the acquisition by us of some or all of the shares pursuant to the Tender Offer or otherwise relates in any manner to the Tender Offer or seeks to obtain material damages in respect of the Tender Offer, or (ii) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Tender Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•
any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Tender Offer or us and any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Tender Offer or the purchase of shares thereunder or (ii) is reasonably likely to prohibit, restrict or delay consummation of the Tender Offer; or

•	there has occurred any of the following:
•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is reasonably likely to materially affect, the extension of credit by banks or other lending institutions in the United States;

•
the commencement or escalation of a war, armed hostilities or other international or national calamity including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any country in which we have material operations;

•
any change, event, circumstance or effect that is, or is reasonably likely to be, materially adverse to the business, properties, assets (including intangible assets), liabilities, revenues, capitalization, shareholders equity, financial condition, operations or prospects of Colonial or on the value of or trading in the Common Stock and the Preferred Stock;

•	in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, a material acceleration or worsening thereof; or
•
any approval, permit, authorization, favorable review or consent of any domestic or foreign governmental entity or any third party consent, required to be obtained in connection with the Tender Offer has not been obtained.

The foregoing conditions are for the sole benefit of Colonial and may be asserted by Colonial, and may be waived by Colonial, in whole or in part, in the sole discretion of Colonial, at any time and from time to time, provided, however, that all conditions to the offer, except those conditions subject to the receipt of government approvals, must be satisfied or waived at or before expiration of the offer.

Any change in, or waiver by Colonial of any of the foregoing conditions that is material to the holders of shares will be announced publicly by Colonial to the extent required by the Rules promulgated under the Exchange Act. The Tender Offer may, in certain circumstances, be extended in connection with any such change or waiver. Colonial’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Tender Offer. Any determination or judgment by Colonial concerning the events described above will be final and binding on all parties.

6.	Price Range of Shares; Dividends

The shares are listed and traded on the Over-the-Counter Bulletin Board (“OTC BB”) under the trading symbol “CCOMP.” The following table sets forth the high and low sales prices for Colonial Preferred Stock for each of the quarterly periods presented. Colonial has declared no cash dividends for each of the quarterly periods presented.

	High	Low
Fiscal 2007:
First Quarter	$1.95	$1.75
Second Quarter	$1.85	$1.51
Third Quarter	$1.65	$1.35
Fourth Quarter	$1.36	$1.16
Fiscal 2008:
First Quarter	$1.20	$0.95
Second Quarter	$0.95	$0.65
Third Quarter	$11.00	$0.75
Fourth Quarter	$5.00	$1.50
Fiscal 2009:
First Quarter	$1.50	$0.27
Second Quarter	$0.45	$0.26
Third Quarter (through August 7, 2009)	$1.20	$0.45

On July 9, 2009, we publicly announced that we intend to make a Tender Offer for the purchase of any and all shares of our Convertible Preferred Stock at $1.25 per share. On July 8, 2009, the last trading day prior to the publication of the press release, the reported closing price per share of Preferred Stock on the OTC BB was $0.61. The Preferred Stock last traded on the OTC BB on July 20, 2009. The closing price on that day was $1.20 per share, which is the closing price prior to the commencement of the Tender Offer. We urge stockholders to obtain current market quotations for the shares.

Colonial has not paid any dividends, and is prohibited from paying dividends under its agreement with Wells Fargo Bank, National Association (“Wells”).

7.	Source and Amount of Funds

Fees and Related Expenses

We expect to incur the following estimated fees and expensing related to the Tender Offer:

Financial advisor fees	$20,000

Accounting fees	$10,000

Legal fees	$95,000

Printing and mailing expenses	$12,000

Depositary fees	$30,000

Information agent fees	$10,000

Out-of-pocket and miscellaneous	$3,000

Total	$180,000

We will borrow funds under our secured credit facility with Wells to pay for the approximate aggregate $180,000 in fees and expenses that we expect to incur.

Tender Offer Purchase Price

The maximum purchase price, assuming all holders of Preferred Stock participate in the Tender Offer (other than Mr. Goldman who has indicated that he will not tender his Preferred Stock) is $446,033 (“Maximum Purchase Price”).  The Maximum Purchase Price will be loaned to Colonial by private lenders. The loan proceeds will be held in escrow by American Stock Transfer & Trust Company, the escrow agent (“Escrow Agent”) to fund payment for Preferred Stock tendered hereunder. The Company approached those individuals and entities that extended loans to the Company and that have invested in the Company in the past.  The names of the private lenders and the amount deposited by each in escrow are as follows:

Private Lender	Amount Loaned

Rita Folger	$100,000

Goldman Associates of New York, Inc.	$171,033

John A. Hildebrandt	$50,000

Paul Hildebrandt	$90,000

William Pagano	$35,000

Total Loaned	$446,033

Colonial will execute a note (“Note”) in favor of each private lender in the form set forth in Exhibit (b)(1) to the Schedule TO. The principal amount of each Note is amortizable in equal quarterly installments over a five year period with interest payable quarterly at 12%. Each Note is subordinated to Wells’ loans.

The Tender Offer is not subject to the receipt of financing by us other than as described above and we have made no alternative financing plans.

8.	Information about Us and the Shares

General

Colonial Commercial Corp. (“Colonial”) is a New York corporation which was incorporated on October 28, 1964.  Unless otherwise indicated, the term “Company” refers to Colonial Commercial Corp. and its consolidated subsidiaries.  Colonial’s operations are conducted through its wholly owned subsidiaries, Universal Supply Group, Inc. (“Universal”), The RAL Supply Group, Inc. (“RAL”), and S&A Supply, Inc (“S&A”).  We distribute heating, ventilating and air conditioning equipment (HVAC), parts and accessories, climate control systems, appliances, and plumbing and electrical fixtures and supplies, primarily in New Jersey, New York, Massachusetts and portions of eastern Pennsylvania, Connecticut and Vermont.

Shares Outstanding

As of August 20, 2009, we had 4,654,953 shares of Common Stock issued and outstanding shares and 447,891 shares of Preferred Stock issued and outstanding.

We have no way of predicting how few or many shares will be tendered. Assuming that we purchase 75% of the shares of Preferred Stock owned by unaffiliated holders of Preferred Stock, consisting of all holders other than Michael Goldman, the number of our issued and outstanding shares of Preferred Stock would be reduced by 267,620 shares to 180,271 shares of Preferred Stock immediately after the Tender Offer. The ownership percentage of Preferred Stock held by Michael Goldman would increase from 20.33% to 50.52% and he would thus have a controlling interest on any voting matter on which holders of Preferred Stock vote alone as a class, including any vote on whether to reverse split any remaining Preferred Stock.

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges for the six months ended June 30, 2009 and year ended December 31, 2008 is less than one-to-one. The amount of the deficiency for the six months ended June 30, 2009 was $1,967,120. The amount of the deficiency for the year ended December 31, 2008 was $292,290.

Financial Statements

We are setting forth below our historical financial statements for the fiscal years ended December 31, 2008 and 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Colonial Commercial Corp.

We have audited the accompanying consolidated balance sheets of Colonial Commercial Corp. and subsidiaries (the "Company") as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years then ended.  Our audit also included the financial statement schedule – Valuation and Qualifying Accounts. These financial statements and schedule are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company's internal control over financial reporting.  Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Colonial Commercial Corp. and subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their consolidated cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Eisner LLP

New York, New York
March 26, 2009

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash	$417,387	$622,723
Accounts receivable, net of allowance for doubtful accounts of $472,526 in 2008 and $478,857 in 2007	8,802,631	11,364,038
Inventory	13,706,594	17,282,661
Prepaid expenses and other current assets	1,090,634	1,107,623
Deferred tax asset - current portion	170,000	532,500
Total current assets	24,187,246	30,909,545
Property and equipment	1,684,932	1,799,689
Goodwill	1,628,133	1,628,133
Other intangibles	329,485	366,376
Other assets - noncurrent	159,801	227,478
Deferred tax asset - noncurrent	830,000	1,176,000
	$28,819,597	$36,107,221
Liabilities and Stockholders' Equity
Current liabilities:
Trade payables	$7,019,742	$7,774,988
Accrued liabilities	1,467,244	1,970,396
Income taxes payable	558	2,576
Borrowings under credit facility - revolving credit	13,163,864	18,027,055
Convertible notes payable, includes related party notes of $62,500 in each 2008 and 2007	137,500	137,500
Notes payable - current portion; includes related party notes of $30,000 in each 2008 and 2007	171,044	158,827
Total current liabilities	21,959,952	28,071,342
Convertible notes payable, includes related party notes of $200,000 and $262,500 in 2008 and 2007, respectively	200,000	337,500
Notes payable, excluding current portion; includes related party notes of $750,000 in each 2008 and 2007	875,246	929,814
Total liabilities	23,035,198	29,338,656
Commitments and contingencies
Stockholders' equity:
Redeemable convertible preferred stock, $.05 par value, 2,500,000 shares authorized, 447,891and 467,500 shares issued and outstanding in 2008 and 2007, respectively, liquidation preference of $2,239,455 and $2,337,500 in 2008 and 2007, respectively	22,395	23,375
Common stock, $.05 par value, 20,000,000 shares authorized, 4,654,953 and 4,637,530 shares issued and outstanding in 2008 and 2007, respectively	232,747	231,876
Additional paid-in capital	10,797,534	10,773,451
Accumulated deficit	(5,268,277)	(4,260,137)
Total stockholders' equity	5,784,399	6,768,565
	$28,819,597	$36,107,221

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the Year Ended December 31,
	2008	2007
Sales	$85,606,514	$82,425,865
Cost of sales	60,638,850	58,870,973
Gross profit	24,967,664	23,554,892

Selling, general and administrative expenses, net	24,387,848	22,295,941
Operating income	579,816	1,258,951

Other income	281,640	297,218
Interest expense, net; includes related party interest of $72,955 in 2008 and $101,770 in 2007	(1,153,746)	(1,502,319)
(Loss) income from operations before income tax	(292,290)	53,850

Income tax expense	715,850	105,487
Net loss	$(1,008,140)	$(51,637)

Loss per common share:
Basic and diluted	$(0.22)	$(0.01)

Weighted average shares outstanding:
Basic and diluted	4,649,478	4,645,186

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity

	Number of shares
	Redeemable Convertible Preferred Stock	Common Stock	Redeemable Convertible Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity

Balance at December 31, 2006	467,500	4,593,680	$23,375	$229,684	$10,707,791	$(4,208,500)	$6,752,350

Net Loss						(51,637)	(51,637)
Options exercised		52,000		2,600	10,400		13,000
Stock-based compensation					30,364		30,364
Repurchase of Common Stock		(8,150)		(408)	(9,424)		(9,832)
Tax effect of options exercised					34,320		34,320
Balance at December 31, 2007	467,500	4,637,530	23,375	231,876	10,773,451	(4,260,137)	6,768,565

Net Loss						(1,008,140)	(1,008,140)
Conversion of shares of preferred
stock to common stock	(17,423)	17,423	(871)	871			-
Repurchase of preferred shares	(2,186)		(109)		(2,623)		(2,732)
Stock-based compensation					26,706		26,706
Balance at December 31, 2008	447,891	4,654,953	$22,395	$232,747	$10,797,534	$(5,268,277)	$5,784,399
The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For The Year Ended
	2008	2007
Cash flows from operating activities:
Net loss	$(1,008,140)	$(51,637)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Deferred tax	708,500	-
Stock-based compensation	26,706	30,364
Provision for doubtful accounts	736,084	652,468
Depreciation	634,788	554,076
Amortization of intangibles	36,891	11,954
Accretion of debt discount	57,692	39,183
Tax effect of options exercised		34,320
Changes in operating assets and liabilities
Accounts receivable	1,825,323	(1,426,013)
Inventory	3,576,067	(821,110)
Prepaid expenses and other current assets	16,989	(34,833)
Other assets - noncurrent	67,677	(25,301)
Trade payables	(755,246)	2,108,151
Accrued liabilities	(503,152)	(23,663)
Income taxes payable	(2,018)	946
Net cash provided by operating activities	5,418,161	1,048,905

Cash flows from investing activities:
Acquisition of S&A Supply Inc.		(4,703,375)
Additions to property and equipment	(520,031)	(451,095)
Net cash used in investing activities	(520,031)	(5,154,470)

Cash flows from financing activities:
Issuance of common stock and exercise of stock options	-	13,000
Repurchase of preferred stock	(2,732)	-
Repurchase of common stock		(9,832)
Repayments of notes payable: includes related party repayments of $92,500 and $30,000 in 2008 and 2007, respectively	(296,630)	(215,242)
Proceeds from notes payable	59,087	46,752
(Repayments) borrowings under credit facility - revolving credit, net	(4,863,191)	4,411,359
Net cash (used in) provided by financing activities	(5,103,466)	4,246,037
(Decrease) increase in cash	(205,336)	140,472
Cash - beginning of period	622,723	482,251
Cash - end of period	$417,387	$622,723

The accompanying notes are an integral part of these consolidated financial statements.

Colonial Commercial Corp.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

1. Summary of Significant Accounting Policies and Practices

(a) Description of Business

Colonial Commercial Corp. (“Colonial”), through its operating subsidiaries, Universal Supply Group, Inc. (“Universal”), The RAL Supply Group, Inc. (“RAL”), and S&A Supply, Inc. (“S&A”) (together, the “Company”), is a distributor of heating, ventilation and air conditioning (HVAC), climate control products, plumbing and electrical fixtures and supplies and appliances to building contractors and other users, which the Company considers its only operating segment.  The Company’s products are marketed primarily to HVAC, plumbing and electrical contractors, who, in turn, sell such products to residential and commercial/industrial customers.  The Company’s customers are located in the United States, primarily New Jersey, New York, Massachusetts and portions of eastern Pennsylvania, Connecticut and Vermont.  The Company has no long term agreement with any customer.  The Company deals with its customers on a purchase order by purchase order basis.  The Company has no material long term agreements with any supplier.  The Company enters into agreements with vendors which involve volume rebates, pricing and advertising, all within the standard practices of the industry.  Additionally, certain supplier agreements limit the sale of competitive products in designated markets that the Company serves.  All purchases are made with domestic vendors, some of which, however, may manufacture products in foreign locations.

(b) Principles of Consolidation

The consolidated financial statements include the accounts of Colonial and its wholly-owned subsidiaries.  All significant intercompany balances and transactions have been eliminated in consolidation.

(c)  Revenue Recognition

Revenue is recognized when the earnings process is complete, which is generally upon shipment or delivery of products, and the price is determined and collectability is reasonably assured, in accordance with agreed-upon shipping terms and when title and risk of loss transfers to the customer.  The Company has no further obligations subsequent to shipment or delivery.  Customers have the right to return defective products, which are substantially covered under the manufacturer’s warranty.  The customer receives a credit from the Company for defective products returned and the Company receives a corresponding credit provided by the manufacturer.  The only warranty provided on products sold is the one provided by the manufacturer.

(d) Cash Equivalents

The Company considers all highly liquid investment instruments with an original maturity of three months or less to be cash equivalents.  There were no cash equivalents at December 31, 2008 and 2007.

(e) Accounts Receivable

Accounts receivable consist of trade receivables recorded at original invoice amount, less an estimated allowance for uncollectible accounts. Trade credit is generally extended on a short-term basis; thus trade receivables generally do not bear interest. However, a service charge may be applied to receivables that are past due. These charges, when collected, are included as other income.  Trade receivables are periodically evaluated for collectibility based on past credit history with customers and their current financial condition. Changes in the estimated collectibility of trade receivables are recorded in the results of operations for the period in which the estimate is revised. Trade receivables that are deemed uncollectible are offset against the allowance for uncollectible accounts. The Company generally does not require collateral for trade receivables.

(f) Inventory

Inventory is stated at the lower of cost or market and consists solely of finished goods.  Cost is determined using the first-in, first-out method.

Distribution costs of incoming freight, purchasing, receiving, inspection, warehousing and handling costs are included in selling, general and administrative expenses.  Such costs were $545,509 and $545,985 for the years ended December 31, 2008 and 2007, respectively.

The Company’s reserve for slow-moving and obsolete inventory at December 31, 2008 amounted to $403,000, a decrease of $29,000 during the year ended December 31, 2008.

(g) Vendor Rebates

The Company has arrangements with several vendors that provide rebates to be payable to the Company when the Company achieves any of a number of measures, generally related to the volume level of purchases.  The Company accounts for such rebates as a reduction of inventory until the sale of the product.  Rebates under arrangements with vendors that require a specified cumulative level of purchases are recognized by the Company based on progress toward achieving such levels, provided the rebates are probable and estimable.

(h) Property and Equipment

Property and equipment are stated at cost.  Depreciation is calculated on the straight-line method over the estimated useful lives of the assets as follows:

Computer hardware and software	3-5 years

Furniture and fixtures	5 years

Automobiles	3-5 years

Showroom fixtures and displays	3 years

Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset.

(i) Goodwill and Other Intangible Assets

Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," requires that goodwill be tested for impairment at least annually to determine if the carrying value of the recorded goodwill is impaired.  Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired.  The impairment review process compares the fair value of the reporting unit in which goodwill resides to its carrying value.  If the fair value of the reporting unit is less that its carrying value, an impairment loss is recorded to the extent that the implied fair value of goodwill, as defined under SFAS No. 142, within the reporting unit is less than its carrying value.  Intangible assets determined to have finite lives are amortized over their remaining useful lives.  The Company has determined Universal, RAL and S&A are reporting units.

(j) Stock Options

The Company recognizes equity based compensation expense in accordance with SFAS No. 123(R), “Share-Based Payment”, which established standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award.

(k)  Net Loss Per Common Share

Basic income per share excludes any dilution.  It is based upon the weighted average number of common shares outstanding during the period.  Dilutive earnings per share reflect the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

(l)  Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company records a valuation allowance against any portion of the deferred income tax asset when it believes, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation FASB No. 109 (“FIN 48”), which prescribes accounting for and disclosure of uncertainty in tax positions.  This interpretation defines the criteria that must be met for the benefits of a tax position to be recognized in the financial statements and the measurement of tax benefits recognized.

           The Company adopted the provisions of FIN 48 on January 1, 2007.  Under FIN 48, tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods.  The adoption of FIN 48 had no impact on the Company’s consolidated financial position and did not result in unrecognized tax benefits being recorded.  Accordingly, no corresponding interest and penalties have been accrued.  When an accrual for interest and penalties is required, interest and penalties will be recognized in tax expense.  The Company files income tax returns in the U.S. federal jurisdiction and various states. There are currently no federal or state income tax examinations underway for these jurisdictions.  The Company is no longer subject to U.S. federal income tax examinations by the Internal Revenue Service and state and local tax authorities for tax years before 2003.  The Company does, however, have prior year net operating losses dating back to 2000, which remain open for examination.

(m) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

Long-lived assets, such as intangible assets, furniture, equipment and leasehold improvements, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through estimated undiscounted future cash flows from the use of these assets.  When any such impairment exists, the related assets will be written down to fair value.

(n) Use of Estimates

The preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates include valuation reserves for accounts receivable, inventory, income taxes, valuation of goodwill and the impairment of long lived assets.  Actual results could differ from those estimates.

(o)  Recent Issued Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (“SFAS 157”).  This Standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  SFAS 157, as originally issued, was effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  However, on February 12, 2008, the FASB issued Staff Position No. SFAS 157-2 which deferred the effective date of SFAS 157 for one year, as it relates to nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed in financial statements at fair value on a recurring basis (at least annually). The provisions of SFAS 157 as they relate to financial assets and liabilities were effective for us beginning January 1, 2008. The adoption of SFAS 157 on January 1, 2008 did not have a material impact on the Company’s financial position, results of operations or cash flows. The Company is currently evaluating the potential impact of SFAS 157 on its nonfinancial assets and liabilities on our consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, (“FASB 159”).  This standard permits an entity to choose to measure many financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently with having to apply complex accounting provisions.  SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The adoption of SFAS 159 on January 1, 2008 did not have a material impact on the Company’s financial position.

In December 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 110, Use of a Simplified Method in Developing Expected Term of Share Options (“SAB 110”).  SAB 110 expresses the current view of the staff that it will accept a company’s election to use the simplified method discussed in Staff Accounting Bulletin 107, Share Based Payment, (“SAB 107”), for estimating the expected term of “plain vanilla” share options regardless of whether the company has sufficient information to make more refined estimates.  SAB 110 became effective for the Company on January 1, 2008.  The adoption of SAB 110 on January 1, 2008 did not have a material impact on the Company’s financial position.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations, (“FASB 141R”).  This standard requires that entities recognize the assets acquired, liabilities assumed, contractual contingencies and contingent consideration measured at their fair value at the acquisition date for any business combination consummated after the effective date.  It further requires that acquisition-related costs are to be recognized separately from the acquisition and expensed as incurred.  FASB 141R is effective for fiscal years beginning after December 15, 2008.  FASB 141R will be applied prospectively for acquisitions beginning in 2009 and thereafter.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements–an amendment of ARB No. 51.  SFAS No. 160 requires that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, in the amount of consolidated net income attributable to the parent and to the noncontrolling interest on the face of the consolidated statement of income, and that entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 is effective for fiscal years, beginning on or after December 15, 2008 and cannot be applied earlier.  The adoption of SFAS No. 160 is not expected to have a material impact on the Company’s financial position.

In April 2008, the FASB issued Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The intent of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other applicable accounting literature. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. The adoption of FSP FAS 142-3 is not expected to have a material impact on the Company’s financial position.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of SFAS 162 is not expected to have a material impact on the Company’s financial position.

2. Business Acquisitions

S&A Acquisition

On September 10, 2007, the Company, through a wholly owned subsidiary, purchased from S&A Supply, Inc., a Massachusetts corporation, (“S&A Supply”) and affiliates of S&A Supply, all of their tangible and intangible assets, including accounts receivable, inventory, fixed assets, but excluding certain accounts receivable and other specifically excluded assets, and assumed certain liabilities, including trade accounts payable and motor vehicle loans.  S&A Supply is a distributor of heating, electrical, and plumbing supplies in the western Massachusetts area.

This acquisition is being operated as a wholly owned subsidiary of the Company and under the name of S&A Supply, Inc.  The acquisition expands our geographic trading area and adds electrical equipment and supplies to our product offerings.

In connection with the acquisition, the Company entered into three 5-year lease agreements for two locations in Great Barrington, Massachusetts and one location in Pittsfield, Massachusetts for aggregate annual rentals of $180,000, plus real estate taxes and maintenance.  The Company also assumed a month-to-month tenancy with a non-related party for a location in North Adams, Massachusetts. On April 4, 2008, the Company closed its North Adams, Massachusetts location of S&A.

The Company also entered into employment agreements with Brian Mead and Adam Mead, minority shareholders of S&A Supply and its affiliates, and a consulting agreement with Nancy Mead, the majority shareholder of S&A Supply and its affiliates for an annual aggregate commitment of approximately $170,000 for salary, automotive expenses and other benefits, plus additional incentives if certain levels of profitability are achieved.  Said agreements expire on December 31, 2010.

The acquisition was accounted for using the purchase method of accounting and was financed out of the Company’s credit facility.  The Company’s financials statements for the year ended December 31, 2007 include the activity of S&A Supply from September 10, 2007 through December 31, 2007.  The purchase price is equal to the book value of the assets on the date of acquisition, plus $315,000, less the book value of the assumed liabilities on the date of acquisition.

Based on a third party valuation, the purchase price, including acquisition costs, resulted in the recognition of $373,000 of other intangible assets. The weighted average amortization period at the date of acquisition was approximately twelve years.

The fair values of the assets acquired and liabilities assumed for the acquisition are as follows:

Inventory	$3,610,000
Accounts receivable	1,520,000
Other current assets	36,000
Property and equipment, net	390,000
Customer List	290,000
Trade Name	73,000
Covenant not to compete	10,000
Total tangible and intangible assets acquired	5,929,000
Less liabilities assumed:
Current liabilities	1,100,000
Long-term liabilities	125,000
Total liabilities	1,225,000
Net Assets Acquired	$4,704,000

Presented below are the unaudited pro forma financial results prepared under the assumption that the S&A Supply acquisition had been completed at the beginning of the period presented:

Pro Forma Condensed Consolidated Operating Data
(Unaudited)
For the Year Ended
December 31,
2007
Net Sales	$91,753,435
Operating income	970,451
Net loss	$(559,972)
Loss per common share:
Basic and diluted:	$(0.12)

3. Property and Equipment

Property and equipment consists of the following at December 31:

	2008	2007
Computer hardware and software	$1,315,149	$1,259,181
Furniture and fixtures	184,026	177,077
Leasehold improvements	1,595,212	1,552,898
Showroom fixtures and displays	362,720	29,958
Automobiles	967,373	950,814
	4,424,480	3,969,928
Less accumulated depreciation and amortization	(2,739,548)	(2,170,239)
	$1,684,932	$1,799,689

Depreciation expense amounted to $634,788 and $554,076 for the years ended December 31, 2008 and 2007, respectively.

4. Other Intangible Assets

The Company has certain identifiable intangible assets that are subject to amortization.  Intangible assets are included in “Other intangibles” in the consolidated balance sheets. The components of intangible assets are as follows:

	December 31, 2008			December 31, 2007
							Estimated
	Gross		Net	Gross		Net	Useful
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying	Life
	Amount	Amortization	Amount	Amount	Amortization	Amount	(Years)
Covenants Not to Compete	$251,667	$(245,833)	$5,834	$251,667	$(241,000)	$10,667	3-5
Customer List	$291,864	$(36,608)	$255,256	$291,864	$(8,209)	$283,655	10
Trade Name	$72,966	$(4,571)	$68,395	$72,966	$(912)	$72,054	20
Total	$616,497	$(287,012)	$329,485	$616,497	$(250,121)	$366,376

Amortization expense amounted to $36,891 and $11,954 for the years ended December 31, 2008 and 2007, respectively.

Estimated Amortization Expense:

For the Years Ended December 31,
2009	$36,337
2010	35,504
2011	33,004
2012	33,004
2013	33,004
Thereafter	158,632
$329,485

5. Financing Arrangements

In connection with the acquisition of S&A Supply, Inc., the Company amended its secured credit facility (“Agreement”) with Wells Fargo Bank, National Association (“Wells”) to increase the Company’s facility from $15 million to $25 million and extended the term of the facility from August 1, 2010 to August 1, 2012.  The $25 million facility includes a $1 million structural sublimit, as defined in the Agreement, payable in 24 equal monthly installments, and up to $500,000 of seasonal over-advances.  Borrowings under the credit facility are secured by substantially all the assets of the Company, as defined in the Agreement.  Availability under the revolving credit line was $1,470,921 as of December 31, 2008 and is determined by a percentage of available assets as defined in the Agreement, less reserves.

The initial interest rate on the term loan is prime minus 0.25%, but the interest rate on up to 75% of the loan’s outstanding balance can be converted by the Company to 2½% over LIBOR.  The revolving credit line bears interest at .25% below prime.  Reserves, determined by the bank, reduce the availability of the credit facility by $164,000.  The balance outstanding under the revolving line of credit was $13,163,864 as of December 31, 2008.  The interest rate on the revolving credit facility as of December 31, 2008 was 3.0%.

The Company believes that the credit facility is sufficient to finance its current operating needs.  However, the business of the Company would be materially and adversely affected if the bank demands payment of the loan and the Company is unable to refinance the loan.  In the event that Mr. Pagano no longer performs the duties of the President of Universal or the Vice President of RAL for any reason other than death or disability, the Company will be considered in default of its credit agreement with Wells Fargo Bank, National Association unless a waiver is obtained.  The facility contains covenants that are determined annually and relate to the Company’s monthly and quarterly net income, quarterly cash flows, quarterly tangible net worth, and annual capital expenditures.  The facility also restricts the payment of dividends, subordinated debt and purchase of securities.  The continuation of the credit facility is conditioned upon the Company and Wells reaching agreement on the covenants.  While the Company and Wells have reached mutually agreeable covenants in the past, there is no assurance that they will be able to do so in the future.  As of December 31, 2008, the Company was in compliance with all of its financial loan covenants.

6. Notes Payable

Notes payable consist of the following at December 31:

	2008	2007
Various term notes payable: (collateralized by the book value of equipment, the purchase of which such notes financed) with aggregate monthly principal and interest installments of $9,254 and $13,043 for 2008 and 2007, respectively, bearing interest between 0% to 6.9%	$236,290	$336,333

Subordinated term note payable: $30,000 annual principal payment, interest at 9% payable monthly. The note was due on December 31, 2008 and deferred to on or about March 31, 2009.*	30,000	30,000

Subordinated term note payable to an investment company: $30,000 annual principal payments, interest at 9% payable monthly. The note was due on December 31, 2008 and deferred to on or about March 31, 2009.	30,000	30,000

Term notes payable to private investors: subordinated unsecured convertible notes payable, bearing interest at 11% per annum, interest payable quarterly, with 50% of the principal payable on June 1, 2008 and the balance on June 1, 2009. The notes are convertible into 45,833 shares in 2008 and 91,666 shares in 2007 of common stock at $3.00 per share during the term of the notes.**	137,500	275,000

Term notes payable to private investors: subordinated unsecured convertible notes payable, bearing interest at 11% per annum, interest payable quarterly, with the principal payable on January 1, 2010. The notes are convertible into 66,667 shares of common stock at $3.00 per share during the term of the notes.***	200,000	200,000

Term note of $750,000 payable to a corporation: subordinated secured note payable, bearing interest at the prime rate and payable quarterly, principal payable on January 1, 2010 and warrants to purchase 150,000 shares of common stock at $3.00 per share that expired December 31, 2008. The warrant was initially recorded at a fair value of $187,500 and recorded as a discount from the face value of the note and an increase to additional paid in capital. The discount is being accreted over the term of the note as additional interest expense. The Company recorded $57,692 and $39,183 in interest expense during 2008 and 2007, respectively, related to the warrant.****
	750,000	692,308
	1,383,790	1,563,641
Less current installments	(308,544)	(296,327)
	$1,075,246	$1,267,314

*The term note payable bearing interest at 9% is to Paul Hildebrandt, who is a related party.

**Included in the above term note payable bearing interest at 11%, are three notes considered to be related party transactions; $25,000 in 2008 and $50,000 in 2007 term note payable to William Salek, Chief Financial Officer and Secretary of the Company, $12,500 in 2008 and $25,000 in 2007 term note payable to the wife of Michael Goldman and $25,000 in 2008 and $50,000 in 2007 term note payable to Paul Hildebrandt.

***Included in the above term note payable bearing interest at 11%, are two notes considered to be related party transactions; $100,000 term note payable to William Pagano, President of Universal and Director of the Company, and $100,000 term note payable to Rita Folger, beneficial owner of greater than 5% of the Company. On February 12, 2009, the Company amended the Convertible Notes dated as of July 29, 2004, as amended by Amendment 1 dated March 27, 2008, payable to each Rita Folger and William Pagano (“Amended Convertible Notes”).  The Amended Convertible Notes provide for (i) the first maturity date and the final maturity date of each note to be extended to January 1, 2010 so that the entire principal amount of each note is due and payable on January 1, 2010, and (ii) a decrease in the interest rate from and after January 1, 2009 to the prime rate in effect from time to time plus 2%.

****The term note payable bearing interest at prime rate is to Goldman Associates of New York, Inc., (“Goldman Associates”), in which Michael Goldman is Chief Executive Officer and Chairman of the Board, is also considered a related party. Goldman Associates’ standstill agreement pursuant to the Private Placement Agreement expired on May 31, 2008.  Pursuant to the Private Placement Agreement, Goldman Associates agreed that it and its affiliates will not until May 31, 2008 without the prior written consent of the Board of Directors of the Company (i) acquire, agree to acquire or make any proposal to acquire any voting securities or assets of the Company or any of its affiliates, (ii) propose to enter into any merger, consolidation, recapitalization, business combination, or other similar transaction involving the Company or any of its affiliates, (iii) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its affiliates or (iv) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing or (v) advise, assist or encourage any other persons in connection with the foregoing.  On February 12, 2009, the Company amended the Secured Note dated July 29, 2004, as amended by Amendment 1 dated March 27, 2008 (“Amended Secured Note”).  The Amended Secured Note provides for (i) the maturity date of the note to be extended from January 1, 2009 to January 1, 2010, and (ii) an increase in the interest rate from and after January 1, 2009 to the prime rate in effect from time to time plus 2%.

Maturities of notes payable are as follows:

2009	$308,544
2010	1,024,906
2011	27,927
2012	18,714
2013	3,699
$1,383,790

7. Capital Stock

Each share of the Company’s convertible preferred stock is convertible into one share of the Company’s common stock.  Convertible preferred stockholders will be entitled to a dividend, based upon a formula, when and if any dividends are declared on the Company’s common stock.  The convertible preferred stock is redeemable, at the option of the Company, at $7.50 per share.  The shares contain a liquidation preference provision entitling the holder to receive payments equaling $5.00 per share.

The voting rights of the common stockholders and preferred stockholders are based upon the number of shares of convertible preferred stock outstanding.  The Company's Restated Certificate of Incorporation provides that the Board of Directors is to consist of one class of Directors if there are less than 600,000 shares Convertible Preferred Stock outstanding.  As of December 31, 2008, the number of preferred shares outstanding was 447,891; accordingly, the Board of Directors to be elected at the 2009 annual shareholders’ meeting will consist of one class of Directors elected by the holders of common stock and convertible preferred stock voting together as one class on a share for share basis.

At December 31, 2008, there were 642,391 shares of common stock reserved for conversion of preferred stock and for the exercise of vested stock options and convertible notes.

Messrs. Goldman, Korn, Pagano, Rozzi, and Mrs. Folger each signed a stock purchase and sale standstill agreement in which they agreed until May 31, 2008 not to purchase any stock without written consent from the Company and they will not sell any stock to anyone when such a sale would create a new 5% shareholder unless such person first enters into a similar standstill agreement.  On November 2, 2007, the Company terminated said Standstill Agreements dated June 21, 2004 between the Company and Messrs. Goldman, Korn, Pagano, Rozzi, and Mrs. Folger.

8. Equity Transactions

During the year ended December 31, 2008, no shares were issued pursuant to the exercise of stock options.

During the year ended December 31, 2007, the Company issued 52,000 shares of common stock pursuant to the exercise of stock options.  On January 2, 2007, Bernard Korn obtained 52,000 shares of common stock by exercising 52,000 outstanding stock options.  Mr. Korn was Chairman and Chief Executive Officer of the Company until his resignation on April 17, 2006 and served as a non-executive employee of the Company until his death on December 12, 2007.

During the year ended December 31, 2008, 17,423 shares of redeemable preferred stock were converted into 17,423 shares of common stock. During the year ended December 31, 2007, no shares of redeemable preferred stock were converted into common stock. As of December 31, 2008 and 2007, the number of convertible preferred shares outstanding was 447,891 and 467,500, respectively.

On September 2, 2008, the Company announced that it was offering to shareholders who owned 99 or fewer shares of the Company’s convertible preferred stock on August 20, 2008, to purchase those shares at $1.25 per share. The tender offer was to expire on October 31, 2008; however, on October 28, 2008 the Company announced that it was extending the expiration date of the tender offer to December 31, 2008.  The Company retired the convertible preferred stock purchased through this tender offer. There were approximately 14,000 odd-lot shares eligible for purchase under the tender offer.

Through December 31, 2008, shareholders tendered 2,186 shares of convertible preferred stock under the tender offer. The Company accounted for these transactions utilizing the constructive retirement method.

On November 21, 2007, the Board of Directors authorized the Company to repurchase up to $250,000 of its common and/or preferred stock in open market or privately negotiated purchases.  There is no expiration date associated with this program.  As of December 31, 2007, the Company purchased 8,150 shares of common stock on the open market for an aggregate purchase price of $9,832 and $240,168 remains available for repurchase under the program.  The Company accounted for these transactions utilizing the constructive retirement method. The Company did not purchase any shares during the year ended December 31, 2008 under the program.

9. Stock Option Plans

In June 1996, the Company adopted the 1996 Stock Option Plan (the “1996 Plan”) and the ability to grant options under this plan expired on December 31, 2005.  At December 31, 2008, a total of 22,000 options were outstanding under the 1996 Plan, which expire in June 2009.

On September 29, 2006, the Company adopted the Colonial Commercial Corp. 2006 Stock Plan, (the “2006 Plan”).  The 2006 Plan enables the Company to grant equity and equity-linked awards to our Directors, officers, employees and other persons who provide services to the Company.  The 2006 Plan is intended to allow us to provide incentives that will (1) strengthen the desire of highly competent persons to provide services to us and (2) further stimulate their efforts on our behalf.

The following is a summary of certain provisions of the 2006 Plan.

Shares Available. The maximum number of shares of common stock that may be delivered under the 2006 Plan is 1,000,000, subject to adjustment for certain specified changes to the Company's capital structure.  As of December 31, 2008, 925,000 options were available to be issued.

Eligibility. All directors, officers and other employees and other persons who provide services to the Company are eligible to participate in the 2006 Plan.

Administration. The administrator of the 2006 Plan will be the board or any other committee which the board designates to serve as the administrator of the 2006 Plan.

Types of Awards. The types of awards that may be made under the 2006 Plan are stock options, stock appreciation rights, restricted stock awards, and stock units. The board or the committee that administers the 2006 Plan will fix the terms of each award, including, to the extent relevant, the following: (1) exercise price for options, base price for stock appreciation rights, and purchase price, if any, for restricted stock awards, (2) vesting requirements and other conditions to exercise, (3) term and termination, (4) effect, if any, of a change of control and (5) method of exercise and of any required payment by the recipient.

Term of Plan. No award may be granted under the 2006 Plan after the close of business on the day immediately preceding the tenth anniversary of the adoption of the 2006 Plan. However, all awards made prior to such time will remain in effect in accordance with their terms.

On December 6, 2006, 100,000 10-year options were granted to independent directors at the closing market price of that day, or $1.85, 40,000 options vested immediately and 20,000 options vest and become exercisable on each of the first three anniversaries of the grant date.  If an independent director resigns, their unvested options are immediately forfeited and they have 60 days to exercise their vested options.

On January 22, 2007, a Director resigned and his 15,000 options that would have vested on each of the first three anniversaries of the Grant Date were forfeited and he had sixty days from the date of his resignation to exercise his 10,000 vested options.  The Director did not exercise his 10,000 vested options and said options were forfeited.

No options were granted during the years ended December 31, 2008 and 2007.

The Company uses the Black-Scholes valuation method to estimate the fair value of stock options at the grant date.  The Black-Scholes valuation model uses the option exercise price and the number of options expected to be exercised as well as assumptions related to the expected price volatility of the Company’s stock, the rate of return on risk-free investments, the period during which the options will be outstanding, and the expected dividend yield for the Company’s stock to estimate the fair value of the stock option on the grant date.  The fair value of the stock options, which are subject to grading vesting, is expensed on a straight-line basis over the vesting life of the stock options.

Changes in options outstanding are as follows:

	Shares Subject to Option	Weighted Average Exercise Price	Aggregate Intrinsic Value
Balance at December 31, 2006	174,000	$1.17

Options Exercised	(52,000)	0.25
Options Forfeited	(25,000)	1.85
Balance at December 31, 2007	97,000	$1.49

Balance at December 31, 2008	97,000	$1.49	$27,500

Options vested and expected to vest at December 31, 2008	97,000	$1.49	$27,500
Exercisable at December 31, 2008	82,000	$1.42	$6,160

In 2007, the Company incurred $30,364 in stock-based compensation expense and as of December 31, 2007 had unrecognized compensation of $49,754. In 2008, the Company incurred $26,706 in stock-based compensation expense and as of December 31, 2008 had unrecognized compensation of $23,048.

On January 22, 2007, a Director resigned and his 10,000 shares of Common Stock issuable upon exercise of his options expired sixty days after his resignation.  In addition, his 15,000 options that vest over three years were forfeited on his date of resignation.  On January 2, 2007 an employee exercised 52,000 options.

The following table summarizes information about stock options at December 31, 2008:

Options Outstanding and Exercisable
		Weighted Average
Range of		Remaining	Weighted Average
Exercise Prices	Shares	Contractual Life	Exercise Price
$ .25	22,000	0.47	$ .25
$ 1.85	60,000	7.94	$1.85

Options Outstanding and Non-exercisable
$1.85	15,000	7.94	$1.85

The Company expects all 15,000 outstanding and unvested options to vest.

10. Net Loss Per Common Share

Employee stock options totaling 97,000 for the year ended December 31, 2008 were not included in the net loss per share calculation because their effect would have been anti-dilutive.  Convertible preferred stock, convertible into 447,891 and 467,500 shares of common stock for the years ended December 31, 2008 and 2007 was not included in the net loss per share because its effect would have been anti-dilutive.  Convertible notes, in the principal amount of $337,500 and $475,000, convertible into 112,500 and 158,333 shares of common stock, respectively, were not included in the net loss per share calculation for the years ended December 31, 2008 and 2007, respectively, because their effect would have been anti-dilutive.

11. Income Taxes

The provision for income taxes consists of the following:

	2008			2007
		State			State
		And			And
	Federal	Local	Total	Federal	Local	Total

Current	$-	$7,350	$7,350	$22,751	$82,736	$105,487
Deferred	708,500	-	708,500	-	-	-
Total tax (benefit) expense	$708,500	$7,350	$715,850	$22,751	$82,736	$105,487

The components of deferred income tax benefit are as follows:

	2008	2007
Deferred tax expense (benefit), exclusive of the effects of the other components listed below	$0	$0

Increase in beginning-of-the-year balance of the valuation allowance for deferred tax assets	708,500	0

Generation of continuing operations net operating loss carryforward	0	0

	$708,500	$0

A reconciliation of the provision for income taxes computed at the Federal statutory rate to the reported provision for income taxes follows:

	2008	2007
Tax provision at Federal statutory rate	34.00%	34.00%
Alternative minimum tax	0.00%	42.25%
State income taxes, net of federal benefit	(22.26)%	100.09%
Change in valuation allowance for deferred tax assets	(253.42)%	(10.06)%
Permanent differences	(5.71)%	26.12%
Other	2.48%	3.49%
Total	(244.91)%	195.89%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2008 and 2007 are presented below.

	2008	2007
Current Deferred Tax Assets:
Federal net operating loss carryforwards	$170,000	$532,500
Current Deferred Tax Assets	$170,000	$532,500

Non-current Deferred Tax Assets:
Federal net operating loss carryforwards	$8,071,335	$7,481,331
State net operating loss carryforwards	196,678	136,501
Allowance for doubtful accounts	228,482	253,514
Additional costs inventoried for tax purposes	545,345	702,761
Alternative Minimum Tax Credit Carryforward	49,436	49,436
Compensation	52,933	125,625
Rent	79,981	67,484
Non-current Deferred Tax Assets	9,224,190	8,816,652
Non-current Deferred Tax Liabilities:
Goodwill	(979,494)	(874,415)
Depreciation	78,148	(13,251)
Non-current Deferred Tax Liabilities	(901,346)	(887,666)
Non-current Deferred Tax Assets	8,322,844	7,928,986
Less Valuation Allowance	(7,492,844)	(6,752,986)
Net Non-Current Deferred Tax Assets	$830,000	$1,176,000

As of December 31, 2007, net gross deferred tax asset, before valuation allowance, of $8,461,486 was reduced by a valuation allowance in the amount of $6,752,986, which reflected management’s likelihood of utilizing the net operating losses in the future based upon projected taxable income.

As of December 31, 2008, net deferred tax asset, before valuation allowance, of $8,492,844 was reduced by a valuation allowance in the amount of $7,492,844. Such valuation allowance included the above reduction to the net deferred tax asset of $708,500. Management based this decision on future projected taxable income and management’s assessment of future utilization of net operating loss carryforwards.

As of December 31, 2008, the Company’s net operating loss carryforwards for federal income tax purposes were approximately $24,239,000.  Various amounts of net operating loss carryforwards will expire from 2020 through 2028.  Approximately $415,000 net operating loss expired during the fiscal year ended 2008.

Expiration Year	Net Operating Losses
2020	$5,960,000
2021	2,737,000
2022	14,532,000
2028	1,010,000
$24,239,000

The utilization of the net operating loss carryforwards is subject to certain annual limitations. If certain substantial changes in ownership occur, there would be a further annual limitation on the amount of tax carryforwards that can be utilized in the future.

One of the Company’s subsidiaries is under examination for sales tax in New York State.  At this time, the Company has concluded that there will be an immaterial assessment and has not provided for an adjustment to income.

12. Fair Value of Financial Instruments

Statement of Financial Accounting Standards No.107, “Disclosures about Fair Value of Financial Instruments,” defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying value of all financial instruments classified as current assets or liabilities is deemed to approximate fair value because of the short term nature of these instruments.

The Company has determined that it is not practical to assess the fair value of its fixed rate notes payable without incurring excessive costs considering the materiality of the instruments to the Company.

13. Supplemental Cash Flow Information

           The following is supplemental information relating to the consolidated statements of cash flows:
Cash paid during the years for:	2008	2007
Interest	$1,135,526	$1,443,514
Income taxes	$18,248	$87,773
Non-cash transactions:

During 2008 and 2007, there were 17,423 and 0 shares, respectively, of convertible preferred stock that were converted to a similar number of common shares.

14. Employee Benefit Plans

401(k) Plan

The Company has a 401(k) plan, which covers substantially all employees. Participants in the plan may contribute a percentage of compensation, but not in excess of the maximum allowed under the Internal Revenue Code. The plan provided for matching contributions up to a maximum of 3% of employees’ qualified wages until December 21, 2008, when the 401K employee matching program was discontinued.  In 2008 and 2007, $204,550 and $185,186, respectively, of matching contributions were made to the plan.

15. Business and Credit Concentrations

The Company purchases products from a large number of suppliers.  The same two suppliers accounted for 32% and 30% of the Company’s purchases for the years 2008 and 2007, respectively.  As of December 31, 2008, the Company’s outstanding balance payable to these two suppliers was $1,254,723.  The loss of one or both of these suppliers could have a material adverse effect upon its business for a short-term period.

16. Commitments and Contingencies

(a)  Compensation

The Company has employment agreements with the Chief Executive Officer and various employees.  The remaining terms of the employment agreements as of December 31, 2008 range from one to two years, and amounts due under these contracts are $499,400 and $350,000 in the years ended December 31, 2009 and 2010, respectively.  These commitments do not include amounts that may be earned as an annual incentive compensation award.

(b)  Leases

The Company recorded lease payments via the straight line method and, for leases with step rent provisions whereby the rental payments increase over the life of the lease, the Company recognizes the total minimum lease payments on a straight-line basis over the lease term.  The Company is obligated under operating leases for warehouse, office facilities and certain office equipment which amounted to $3,671,287 and $3,277,520 for the years ended December 31, 2008 and 2007, respectively.  At December 31, 2008, future minimum lease payments in the aggregate and for each of the five succeeding years are as follows:

2009	$3,757,612
2010	3,286,852
2011	2,959,141
2012	2,264,059
2013	1,630,298
Thereafter	2,926,797
Total	$16,824,759

(c) Litigation

(i)           Universal Supply Group, Inc.

Universal Supply Group, Inc., a wholly owned subsidiary of the Company, is a New York corporation (“Universal”).  On June 25, 1999, Universal acquired substantially all of the assets of Universal Supply Group, Inc., a New Jersey corporation, including its name, pursuant to the terms of a purchase agreement.  The Company filed a copy of the purchase agreement with the Securities and Exchange Commission on March 30, 1999 as Exhibit 10(g) on Form 10KSB, and the Company filed a copy of an amendment to the purchase agreement on July 9, 1999 as Exhibit 10(a)(ii) on Form 8-K.  Subsequent to the sale, Universal Supply Group, Inc. (the selling corporation) formerly known as Universal Engineering Co., Inc., changed its name to Hilco, Inc.  Hilco, Inc. acquired the assets of Amber Supply Co., Inc., formerly known as Amber Oil Burner Supply Co., Inc., in 1998, prior to Hilco’s sale of assets to Universal.  Hilco, Inc. is hereinafter referred to as the “Universal Predecessor.”  The majority shareholders of Hilco, Inc. were John A. Hildebrandt and Paul Hildebrandt.

The Company understands that the Universal Predecessor and many other companies have been sued in the Superior Court of New Jersey (Middlesex County) by plaintiffs filing lawsuits alleging injury due to asbestos. As of December 31, 2008, there exist 37 plaintiffs in these lawsuits relating to alleged sales of asbestos products, or products containing asbestos, by the Universal Predecessor.  Subsequent to December 31, 2008, 10 plaintiffs have had their actions dismissed, which results in 27 remaining plaintiffs in these lawsuits. The Company never sold any asbestos related products.

Of the existing plaintiffs as of December 31, 2008, 15 filed actions in 2007, 7 filed actions in 2006, 3 filed actions in 2005, 9 filed actions in 2004, and 3 filed actions in 2003. There are 173 other plaintiffs that have had their actions dismissed and 13 other plaintiffs that have settled as of December 31, 2008 for a total of $3,358,500. There has been no judgment against the Universal Predecessor.

Our Universal subsidiary was named by 36 plaintiffs; of these, 11 filed actions in 2007, 6 filed actions in 2006, 11 filed actions in 2005, 5 filed actions in 2001, 1 filed an action in 2000, and 2 filed actions in 1999.  Sixteen plaintiffs naming Universal have had their actions dismissed and, of the total $3,358,500 of settled actions, 2 plaintiffs naming Universal have settled for $26,500.  No money was paid by Universal in connection with any settlement.  Following these dismissed and settled actions there exists 18 plaintiffs that name Universal, as of December 31, 2008.

As set forth in more detail below, the Company has been indemnified against asbestos-based claims, and insurance companies are defending the interests of the Universal Predecessor and the Company in these cases.

Based on advice of counsel, the Company believes that none of the litigation that was brought against the Company’s Universal subsidiary through December 31, 2008 is material, and that the only material litigation that was brought against the Universal Predecessor through that date was Rhodes v. A.O. Smith Corporation, filed on April 26, 2004 in the Superior Court of New Jersey, Law Division, Middlesex County, Docket Number MID-L-2979-04AS. The Company was advised that the Rhodes case was settled for $3,250,000 (“Settlement”) under an agreement reached in connection with a $10,000,000 jury verdict that was rendered on August 5, 2005. The Company was not a defendant in the Rhodes case.

The Company believes that Rhodes differed from the other lawsuits in that plaintiff established that he contracted mesothelioma as a result of his occupational exposure to asbestos dust and fibers and that a predecessor of the Company was a major supplier of the asbestos containing products that allegedly caused his disease.

A.	Indemnification

John A. Hildebrandt, Paul Hildebrandt and the Universal Predecessor have jointly and severally agreed to indemnify our Universal subsidiary from and against any and all damages, liabilities and claims due to exposure to asbestos at any time prior to the June 25, 1999 closing of the purchase agreement referred to earlier.  These agreements are set forth in the purchase agreement. Paul Hildebrandt, one of the indemnitors, was a Director of the Company from September 29, 2004 to January 28, 2005.

The indemnitors may use their own counsel to defend these claims. The indemnitors are not liable for any settlement effected without their consent. The indemnitors may settle and pay money claims without the consent of the Company. There is no indemnification unless claims aggregate $50,000; once this trigger point is reached, indemnification is required for all claims, including the first $50,000, but excluding claims of less than $10,000. The indemnification requirement survives at least until 30 days after the running of any relevant statutes of limitation.

The obligation of the indemnitors is joint and several, so that the Company can have recourse against any one or more of these indemnitors, whether or not any other indemnitor has previously defaulted on its obligation to us. There are no other limitations to our rights to indemnification.  The Company cannot be certain that the indemnitors have the financial wherewithal to meet their obligations to indemnify the Company.

B.	Insurance

The assets that the Universal Predecessor sold to us included its insurance policies and other agreements and contracts. The policies provide coverage for liability accruing during the periods for which premiums were paid.  The Universal Predecessor was formed in 1940. Copies of policies are available for each year beginning in 1970 and ending with the closing under the purchase agreement in 1999. Copies of policies for the period from 1940 to 1969 are not available.

Insurance companies acknowledge coverage for potential asbestos claims under certain of these policies.  Insurance companies under additional policies have reserved their right to deny coverage but have continued to defend and indemnify the Universal Predecessor and the Company under the contested policies.

There are periods during the years from 1940 to 1999 in which our Universal Predecessor did not have coverage for potential asbestos claims.  Subject to litigation, insurance companies may maintain that the existence of these periods’ results in coverage for only a portion of a particular injury that varies with the period during which there was asbestos coverage relating to the injury, and that the balance of any settlement or judgment is to be paid by the insured.  As of December 31, 2008, no insurance company has claimed any contribution for a gap in coverage except for a claim for $160 made by one insurance company to the Universal Predecessor in 1995.  The Universal Predecessor asserted that it had no obligation to pay this amount and did not make any payment.

Insurance companies have, as of December 31, 2008, defended us and the Universal Predecessor, and have paid all settlement amounts and defense costs.  Except for $160 referred to above, the insurance companies have not requested any payments from us or from the Universal Predecessor.

Our Universal subsidiary has not engaged in the sale of asbestos products since its formation in 1997. Its product liability policies for all years since 1998 exclude asbestos claims.

(ii)           The RAL Supply Group, Inc.

The RAL Supply Group, Inc., a wholly owned subsidiary of the Company, is a New York corporation (“RAL”), formerly known as RAL Purchasing Corp.  On September 30, 2003, RAL acquired substantially all of the assets of The RAL Supply Group, Inc., formerly known as The LAR Acquisition Corp., also a New York corporation, including its name, pursuant to the terms of a purchase agreement.  The Company filed a copy of the purchase agreement (“RAL APA”) with the Securities and Exchange Commission on October 15, 2003 as Exhibit 10(a)(i) on Form 8-K.  Subsequent to the sale, The RAL Supply Group, Inc. (the selling corporation) changed its name to RSG, Inc. RSG, Inc. is hereinafter referred to as the “RAL Predecessor.”

The RAL Predecessor acquired certain assets from Dyson-Kissner-Moran Corporation (“RSG Predecessor”) in 1993, prior to the RAL Predecessor’s sale of assets to RAL.

Our RAL subsidiary and other companies have been sued in the Supreme Court of New York (Orange County) by a plaintiff filing a lawsuit on or about July 30, 2008 alleging injury due to asbestos. As of December 31, 2008, there existed one plaintiff in a lawsuit relating to alleged sales of asbestos products, or products containing asbestos.  The lawsuit alleges injury due to asbestos during the 1970’s, prior to RAL Predecessor’s acquisition of assets from the RSG Predecessor and RAL’s acquisition of assets from the RAL Predecessor. The Company never sold any asbestos related products.

The RAL Predecessor agreed in the RAL APA to indemnify and hold harmless our RAL subsidiary from and against, among other things, damages that relate to products sold or manufactured or services performed or other actions taken or omitted by the RAL Predecessor prior to the closing of the acquisition.  The Company cannot be certain that the indemnitor has the financial wherewithal to meet its obligations to indemnify the Company.

(iii)           General

Regardless of indemnification and insurance coverage, we do not in any event consider our Company to be liable for the asbestos-based lawsuits that name us or for any other claim that arises as a result of actions or omissions by the Universal Predecessor or RAL Predecessor companies. We expressly disclaimed the assumption of any liabilities when we purchased the assets of the Universal Predecessor and RAL Predecessor. It is our opinion that the existing asbestos litigation will not have a material adverse effect on the Company.  Nevertheless, we could be materially and adversely affected if we are held liable for substantial asbestos claims or if the Company incurs substantial legal or settlement costs. This material and adverse effect would occur if indemnitors fail to honor their indemnification agreements and insurance is not available either because policy limits are exceeded, or because insurance companies successfully deny coverage or claim limitations on their liabilities by reason of gaps in coverage or otherwise.

Since we regard as remote the potential payment of any asbestos-based claim, we have not accrued any balance for any period relating to asbestos claims, and we have not recorded any amount for asbestos claims for any period in any of our financial statements.

(iv)           Other Litigation

The Company is periodically involved in other litigation in the ordinary course of business.  The Company vigorously defends all matters in which the Company or its subsidiaries are named defendants and, for insurable losses, maintains significant levels of insurance to protect against adverse judgments, claims or assessments.  Although the adequacy of existing insurance coverage or the outcome of any legal proceedings cannot be predicted with certainty, the Company does not believe the ultimate liability associated with any claims or litigation will have a material impact to its financial condition or results of operations.

17. Related Party Transactions

(a)
A subsidiary of the Company leases a warehouse and store in Wharton, New Jersey comprising of 27,000 square feet from a company owned by Mr. Paul Hildebrandt under a lease that expires in June 2010.  The Company paid Mr. Hildebrandt’s company $241,095 and $234,866 as rent during the years ended December 31, 2008 and 2007, respectively.

The Company owes Mr. Hildebrandt $55,000 pursuant to two notes: (a) a subordinated note in the amount of $150,000, paid $30,000 annually commencing December 31, 2004, of which the final $30,000 payment that was due December 31, 2008 was deferred until on or about March 31, 2009, and (b) a $25,000 convertible note due June 1, 2009.  William Salek, the Company’s Chief Financial Officer, is the son-in-law of Mr. Hildebrandt.  Mr. Hildebrandt served as a Director of the Company from July 2004 to January 2005.

(b)
Pursuant to a secured note dated July 29, 2004, as amended by Amendment 1 dated March 27, 2008 and further amended by Amendment 2 dated February 12, 2009, the Company owes Goldman Associates of New York, Inc. (“Goldman Associates”), the principal amount of $750,000 collateralized by the assets of the Company. The secured note is subordinate to the borrowings under the credit facility, bears interest at the prime rate plus 2% and is due on January 1, 2010.

Michael Goldman is the Chief Executive Officer and Chairman of the Board of Goldman Associates and is Chairman of the Board of the Company.

In January 2008, the Company paid $13,221 in premiums for Michael Goldman’s COBRA health insurance for the calendar year 2008.

(c)
Oscar and Jeffrey Folger were each an employee of the Company as Vice President-Chief Legal Counsel and Assistant Vice President-Legal, respectively, until March 31, 2007.  As of April 1, 2007, Oscar and Jeffrey Folger ceased to act as employees of the Company, but their law firm Folger & Folger remains as counsel to the Company.  Rita Folger, a more than 5% shareholder of the Company, is the wife of Oscar Folger and the mother of Jeffrey Folger.  Professional fees paid to Folger & Folger for the years ended 2008 and 2007 were $60,087 and $115,412, respectively.

No money was paid to either Oscar or Jeffrey Folger as part time employees of the Company for the year ended December 31, 2008 and $3,000 was paid to each of Oscar and Jeffrey Folger as part time employees of the Company for the year ended December 31, 2007.

(d)
Pioneer Realty Holdings, LLC, a New York limited liability company (“Pioneer”), is the owner of the premises located at 836 Route 9, Fishkill, New York, formerly known as 2213 Route 9, Fishkill, New York that is leased to a subsidiary of the Company under a lease that expires on March 31, 2017, subject to two five-year renewal options.

William Pagano, Chief Executive Officer and Director of the Company, has a 55% interest in Pioneer and each of Mrs. Folger and Jeffrey Folger has an 8% interest in Pioneer Realty Partners I, LLC, which has a 40% interest in Pioneer.  The Company paid Pioneer Realty Holdings, LLC $250,146 and $176,556 in rent during the years ended December 31, 2008 and 2007, respectively.

(e)
Mr. Pagano and Mrs. Folger are each holders of convertible unsecured notes in the amount of $100,000, issued pursuant to the terms of a private placement made on July 29, 2004, as amended by Amendment 1 dated March 27, 2008 and further amended by Amendment 2 dated February 12, 2009. The convertible unsecured notes bear interest at the prime rate plus 2% and are due on January 1, 2010.

Mr. Salek and the wife of Michael Goldman are holders of convertible unsecured notes in the amounts of $25,000 and $12,500, respectively, issued pursuant to the terms of a private placement made on July 29, 2004. The convertible unsecured notes bear interest at 11% and are due on June 1, 2009.

Interest expense on the notes held by Mr. Pagano and Mrs. Folger amounted to $11,000 for each of the years ended December 31, 2008 and 2007, paid to each Mr. Pagano and Mrs. Folger.

Interest expense on the note held by Mr. Salek amounted to $4,583 and $5,500 for the years ended December 31, 2008 and 2007, respectively.

Interest expense on the note held by the wife of Michael Goldman amounted to $2,292 and $2,750 for the years ended December 31, 2008 and 2007, respectively.

Colonial Commercial Corp. and Subsidiaries

Schedule of Valuation and Qualifying Accounts

		Additions
	Balance at	Charged to	Charged to
	Beginning	Costs and	Other				Balance at
Description	of Year	Expenses	Accounts		Deductions		End of Year

For the year ended December 31, 2008
Allowance for doubtful accounts	$478,857	$736,084	$79,558	(a)	$(821,973	) (b)	$472,526

For the year ended December 31, 2007
Allowance for doubtful accounts	$212,043	$652,468	$65,937	(a)	$(451,591	) (b)	$478,857

a.	Comprised primarily of accounts that were previously charged against the allowance, and have since been collected.

b.	Comprised primarily of uncollected accounts charged against the allowance.

We are setting forth below the unaudited financial statements for Colonial for the quarter ended June 30, 2009.

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash	$702,203	$417,387
Accounts receivable, net of allowance for doubtful accounts of $504,817 in 2009 and $472,526 in 2008	10,013,294	8,802,631
Inventory	14,964,753	13,706,594
Prepaid expenses and other current assets	1,028,812	1,090,634
Deferred tax asset - current portion	235,000	170,000
Total current assets	26,944,062	24,187,246
Property and equipment	1,506,032	1,684,932
Goodwill	1,628,133	1,628,133
Other intangibles	4,167	329,485
Other assets – noncurrent	160,590	159,801
Deferred tax asset – noncurrent	765,000	830,000
	$31,007,984	$28,819,597
Liabilities and Stockholders' Equity
Current liabilities:
Trade payables	$9,054,267	$7,019,742
Accrued liabilities	1,569,608	1,467,244
Income taxes payable	4,737	558
Borrowings under credit facility - revolving credit	15,424,031	13,163,864
Convertible notes payable, includes related party notes of $200,000 in 2009 and $62,500 in 2008	200,000	137,500
Notes payable - current portion; includes related party notes of $750,000 in 2009 and $30,000 in 2008	847,950	171,044
Total current liabilities	27,100,593	21,959,952
Convertible notes payable, includes related party notes of $0 in 2009 and $200,000 in 2008	-	200,000
Notes payable, excluding current portion; includes related party notes of $0 in 2009 and $750,000 in 2008	95,118	875,246
Total liabilities	27,195,711	23,035,198

Commitments and contingencies

Stockholders' equity:
Redeemable convertible preferred stock, $.05 par value, 2,500,000 shares authorized, 447,891 shares issued and outstanding in 2009 and 2008, liquidation preference of $2,239,455 in 2009 and 2008	22,395	22,395
Common stock, $.05 par value, 20,000,000 shares authorized, 4,654,953 shares issued and outstanding in 2009 and 2008	232,747	232,747
Additional paid-in capital	10,810,887	10,797,534
Accumulated deficit	(7,253,756)	(5,268,277)
Total stockholders' equity	3,812,273	5,784,399
	$31,007,984	$28,819,597

The accompanying notes are an integral part of these condensed consolidated financial statements.

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	For The Quarter Ended		For The Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Sales	$20,199,862	$24,023,185	$35,817,286	$42,244,313
Cost of sales	14,916,309	17,079,572	26,140,554	29,945,114
Gross profit	5,283,553	6,943,613	9,676,732	12,299,199

Selling, general and administrative expenses, net	5,242,280	6,076,443	11,120,886	12,633,447
Impairment of other intangibles	309,900	-	309,900	-
Operating (loss) income	(268,627)	867,170	(1,754,054)	(334,248)

Other income	47,555	73,813	102,182	158,598
Interest expense, net; includes related party interest of $13,615 and $18,571 for the quarter ended June 30, 2009 and 2008, respectively, and $28,697 and $40,123 for the six months ended June 30, 2009 and 2008, respectively	(165,492)	(282,119)	(315,248)	(661,268)
(Loss) income before income tax expense	(386,564)	658,864	(1,967,120)	(836,918)

Income tax expense	14,291	18,389	18,359	22,277
Net (loss) income	$(400,855)	$640,475	$(1,985,479)	$(859,195)

(Loss) income per common share:
Basic	$(0.09)	$0.13	$(0.43)	$(0.19)
Diluted	$(0.09)	$0.12	$(0.43)	$(0.19)

Weighted average shares outstanding:
Basic	4,654,953	5,079,400	4,654,953	4,631,128
Diluted	4,654,953	5,239,364	4,654,953	4,631,128

The accompanying notes are an integral part of these condensed consolidated financial statements.

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For The Six Months Ended
	June 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(1,985,479)	$(859,195)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	13,353	13,353
Provision for doubtful accounts	239,334	406,640
Depreciation	267,195	320,605
Net gain on sale of fixed assets	(4,372)	-
Amortization of intangibles	15,418	18,223
Accretion of debt discount	-	28,846
Impairment of other intangibles	309,900	-
Changes in operating assets and liabilities
Accounts receivable	(1,449,997)	(199,166)
Inventory	(1,258,159)	425,258
Prepaid expenses and other current assets	61,822	6,073
Other assets – noncurrent	(789)	31,168
Trade payables	2,034,525	1,091,053
Accrued liabilities	102,364	(66,424)
Income taxes payable	4,179	(2,576)
Net cash (used in) provided by operating activities	(1,650,706)	1,213,858

Cash flows from investing activities:
Additions to property and equipment	(84,266)	(301,501)
Proceeds from disposal of property and equipment	20,215	-
Net cash used in investing activities	(64,051)	(301,501)

Cash flows from financing activities:
Repayments of notes payable: includes related party repayments of $92,500 in 2009, and $62,500 in 2008	(260,594)	(219,418)
Borrowings (Repayments) under credit facility - revolving credit	2,260,167	(431,850)
Net cash provided by (used in) financing activities	1,999,573	(651,268)
Increase in cash	284,816	261,089
Cash - beginning of period	417,387	622,723
Cash - end of period	$702,203	$883,812

The accompanying notes are an integral part of these condensed consolidated financial statements.

Colonial Commercial Corp.
Notes to Condensed Consolidated Financial Statements
June 30, 2009
(Unaudited)

1.	Summary of Significant Accounting Policies and Practices and Basis of Presentation

The condensed consolidated financial statements of Colonial Commercial Corp. and subsidiaries (the "Company") included herein have been prepared by the Company and are unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods to which the report relates.  The results of operations for the period ended June 30, 2009 is not necessarily indicative of the operating results that may be achieved for the full year.

The financial statements have been prepared on a going concern basis.  The Company has incurred a net loss of $400,855 for the quarter ended June 30, 2009, a net loss of $1,985,479 for the six months ended June 30, 2009, and a net loss of $1,008,140 for the year ended December 31, 2008.  The Company’s credit facility provides that financial covenants are to be determined on an annual basis by agreement between the Company and its lender. The Company and its lender have agreed on financial covenants for the period through December 31, 2009, and the Company is in compliance with these covenants as of June 30, 2009. The continuation of the credit agreement is conditioned on the Company and the lender reaching agreement on financial covenants and the Company achieving those covenants in the future.  While the Company and the lender have reached mutually agreeable covenants in the past, there can be no assurance that they will be able to do so in the future.  If these agreements are not reached, or the Company fails to achieve the agreed upon covenants, the lender may exercise its rights under the credit agreement which may include terminating the credit agreement and demanding repayment of the Company’s outstanding borrowings.  This condition indicates that the Company may be unable to continue as a going concern.  In response to such an event, the Company would pursue alternative financing arrangements but there can be no assurance that such financing may be available on acceptable terms, or at all. The accompanying financial statements do not include any adjustments that might be necessary as a result of the outcome of such uncertainty.

The Company has a working capital deficiency in the amount of $156,531. This deficiency is primarily the result of $950,000 in notes payable to related parties becoming current liabilities during the quarter ended March 31, 2009.

Certain information and footnote disclosures, normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted as permitted by the interim reporting requirements of the Securities and Exchange Commission.  It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 2008.

We have only one operating segment.

Inventory is comprised of finished goods.

2.             Stock Options

The Company recognizes equity based compensation expense in accordance with SFAS No. 123(R), “Share-Based Payment”, which established standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award.

On September 29, 2006, the Company adopted the Colonial Commercial Corp. 2006 Stock Plan, (the “2006 Plan”).  The 2006 Plan enables the Company to grant equity and equity-linked awards to our Directors, officers, employees and other persons who provide services to the Company.  The 2006 Plan is intended to allow us to provide incentives that will (1) strengthen the desire of highly competent persons to provide services to us and (2) further stimulate their efforts on our behalf.

The following table summarizes information about stock options at June 30, 2009:

Options Outstanding and Exercisable
		Weighted Average
Range of		Remaining	Weighted Average	Aggregate
Exercise Prices	Shares	Contractual Life	Exercise Price	Intrinsic Value
$ 1.85	60,000	7.44	$1.85	$ 0

Options Outstanding and Non-exercisable
$1.85	15,000	7.44	$1.85	$ 0

There were no stock options granted in any of the quarters or six months ended June 30, 2009 and 2008.  For each of the quarters ended June 30, 2009 and 2008, the amount of stock based compensation was $6,676. For each of the six months ended June 30, 2009 and 2008, the amount of stock based compensation was $13,353.

3.             Equity Transactions

During the quarter and six months ended June 30, 2009 no shares of redeemable preferred stock were converted into common stock.  During the quarter and six months ended June 30, 2008 17,423 shares of redeemable preferred stock were converted into common stock, which includes 998 shares converted by William Pagano, Chief Executive Officer of the Company.

No stock options were exercised during the quarters and six months ended June 30, 2009 and 2008.

4.             Supplemental Cash Flow Information

The following is supplemental information relating to the condensed consolidated statements of cash flows:

	For the Six Months Ended
	June 30, 2009	June 30, 2008
Cash paid during the period for:
Interest	$334,467	$656,237
Income taxes	$4,427	$6,004

5.             Net (Loss) Income Per Common Share

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Net (loss) income (numerator for basic income per share)	$(400,855)	$640,475	$(1,985,479)	$(859,195)
Interest expense on convertible notes (net of tax)	$-	$11,713	-	-
Adjusted net (loss) income (numerator for diluted income per share)	$(400,855)	$652,188	$(1,985,479)	$(859,195)
Weighted average common shares outstanding	4,654,953	4,624,726	4,654,953	4,631,128
Effect of participating securities-convertible preferred stock	-	454,674	-	-
Weighted average common shares and participating securities outstanding (denominator for basic income per share)	4,654,953	5,079,400	4,654,953	4,631,128
Effect of dilutive securities:
Convertible notes	-	143,294	-	-
Stock options	-	16,670	-	-
Weighted average common and potential common shares outstanding (denominator for diluted income per share)	4,654,953	5,239,364	4,654,953	4,631,128
Basic net (loss) income per share	$(0.09)	$0.13	$(0.43)	$(0.19)
Diluted net (loss) income per share	$(0.09)	$0.12	$(0.43)	$(0.19)

Basic income per share reflects the amount of earnings for the period available to common shareholders and holders of participating securities and is based upon the weighted average number of common shares and participating securities outstanding during the period.  Diluted earnings per share reflects, in periods in which they have a dilutive effect, the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock and is computed using the treasury stock method and if-converted method, where applicable.

For the quarter ended June 30, 2009, preferred stock convertible into 447,891 shares of common stock, notes convertible into 97,390 shares of common stock, and 3,092 stock options were not included in the basic and diluted net loss per share calculation because their effect would have been anti-dilutive.

For the six months ended June 30, 2009, preferred stock convertible into 447,891 shares of common stock, notes convertible into 104,945 shares of common stock, and 3,871 stock options were not included in the basic and diluted net loss per share calculation because their effect would have been anti-dilutive.

For the six months ended June 30, 2008, preferred stock convertible into 461,087 shares of common stock, notes convertible into 150,813 shares of common stock, and 17,833 stock options were not included in the basic and diluted net loss per share calculation because their effect would have been anti-dilutive.

6.             Financing Arrangements

The Company has a secured credit facility (“Agreement”) with Wells Fargo Bank, National Association (“Wells”) in the amount of $25 million which expires August 1, 2012.  The $25 million credit facility includes a $1 million structural sublimit, as defined in the Agreement, payable in 24 equal monthly installments, and up to $500,000 of seasonal over-advances.  Borrowings under the credit facility are secured by substantially all the assets of the Company, as defined in the Agreement.

Availability under the credit facility was $495,304 as of June 30, 2009 and is determined by a percentage of available assets as defined in the Agreement, less reserves.  The interest rate on the credit facility is prime minus 0.25% and was 3.0% as of June 30, 2009. The Company may convert the interest rate on up to 75% of the credit facility’s outstanding balance to 2½% over LIBOR.  Reserves, determined by the bank, reduce the availability of the credit facility by $171,000.  The balance outstanding under the credit facility was $15,424,031 as of June 30, 2009.

The Company believes that the credit facility is sufficient to finance its current operating needs.  However, the business of the Company would be materially and adversely affected if the bank substantially reduces the amount of the credit availability under the terms of the loan or demands payment of the loan and the Company is unable to refinance the loan.  In the event that Mr. Pagano no longer performs the duties of the President of Universal or the Vice President of RAL for any reason other than death or disability, the Company will be considered in default of its credit agreement with Wells unless a waiver is obtained.  The credit facility contains covenants that are determined annually and relate to the Company’s monthly and quarterly net income, quarterly cash flows, quarterly tangible net worth, and annual capital expenditures.  The credit facility also restricts the payment of dividends, subordinated debt and purchase of securities.  The continuation of the credit facility is conditioned upon the Company and Wells reaching agreement on the covenants.  While the Company and Wells have reached mutually agreeable covenants in the past, there is no assurance that they will be able to do so in the future.  As of June 30, 2009, the Company was in compliance with all of its financial loan covenants.

The Company has a working capital deficiency in the amount of $156,531. This deficiency is primarily the result of $950,000 in notes payable to related parties becoming current liabilities during the quarter ended March 31, 2009.

7.             Other Intangible Assets

The Company assesses the realizability of long-lived assets, including intangible assets, and evaluates such assets for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable.  Impairment is determined to exist if the estimated future undiscounted cash flows are less than the asset’s carrying value.  Future cash flow projections include assumptions regarding future sales levels, the impact of cost reduction programs, and the level of working capital needed to support each business. The Company relies on data developed by management as well as macroeconomic data in making these calculations. There are no assurances that future cash flow assumptions will be achieved.  The amount of any impairment then recognized would be calculated as the difference between the estimated fair value and the carrying value of the asset.

As a result of an assessment of S&A’s present business condition at the end of the quarter ended June 30, 2009, the Company recorded a non-cash charge in the amount of $309,900 which reflects the impairment of S&A’s client list and trade name estimated net book value. The Company assessed S&A’s covenant not to compete and concluded that there was no impairment and the net carrying amount as of June 30, 2009 was $4,167.

The Company has an intangible asset that is subject to amortization.  Intangible assets are included in “Other intangibles” in the consolidated balance sheets.

Estimated Amortization Expense:

For the Years Ended December 31,
2009	$1,667
2010	2,500
$4,167

8.             Litigation

a.	Universal Supply Group, Inc.

Universal Supply Group, Inc., a wholly owned subsidiary of the Company, is a New York corporation (“Universal”).  On June 25, 1999, Universal acquired substantially all of the assets of Universal Supply Group, Inc., a New Jersey corporation, including its name, pursuant to the terms of a purchase agreement.  The Company filed a copy of the purchase agreement with the Securities and Exchange Commission on March 30, 1999 as Exhibit 10(g) on Form 10KSB, and the Company filed a copy of an amendment to the purchase agreement on July 9, 1999 as Exhibit 10(a)(ii) on Form 8-K.  Subsequent to the sale, Universal Supply Group, Inc. (the selling corporation) formerly known as Universal Engineering Co., Inc., changed its name to Hilco, Inc.  Hilco, Inc. acquired the assets of Amber Supply Co., Inc., formerly known as Amber Oil Burner Supply Co., Inc., in 1998, prior to Hilco’s sale of assets to Universal.  Hilco, Inc. is hereinafter referred to as the “Universal Predecessor.”  The majority shareholders of Hilco, Inc. were John A. Hildebrandt and Paul Hildebrandt.

The Company understands that the Universal Predecessor and many other companies have been sued in the Superior Court of New Jersey (Middlesex County) by plaintiffs filing lawsuits alleging injury due to asbestos. As of June 30, 2009, there exist 20 plaintiffs in these lawsuits relating to alleged sales of asbestos products, or products containing asbestos, by the Universal Predecessor.  Subsequent to June 30, 2009, 1 plaintiff has had their action settled and one plaintiff has filed an action against the Universal Predecessor, which results in 20 remaining plaintiffs in these lawsuits.  The Company never sold any asbestos related products.

Of the existing plaintiffs as of June 30, 2009, 12 filed actions in 2007, 3 filed actions in 2006, 1 filed an action in 2005, 2 filed actions in 2004, and 1 filed an action in 2003. There are 190 other plaintiffs that have had their actions dismissed and 14 other plaintiffs that have settled as of June 30, 2009 for a total of $3,359,500. There has been no judgment against the Universal Predecessor.

In the past, our Universal subsidiary was named by 36 plaintiffs; of these, 11 filed actions in 2007, 6 filed actions in 2006, 11 filed actions in 2005, 5 filed actions in 2001, 1 filed an action in 2000, and 2 filed actions in 1999.  Twenty-one plaintiffs naming Universal have had their actions dismissed and, of the total $3,359,500 of settled actions, 2 plaintiffs naming Universal have settled for $26,500.  No money was paid by Universal in connection with any settlement.  Following these dismissed and settled actions there exists 13 plaintiffs that name Universal as of June 30, 2009.

As set forth in more detail below, the Company has been indemnified against asbestos-based claims, and insurance companies are defending the interests of the Universal Predecessor and the Company in these cases.

Based on advice of counsel, the Company believes that none of the litigation that was brought against the Company’s Universal subsidiary through June 30, 2009 is material, and that the only material litigation that was brought against the Universal Predecessor through that date was Rhodes v. A.O. Smith Corporation, filed on April 26, 2004 in the Superior Court of New Jersey, Law Division, Middlesex County, Docket Number MID-L-2979-04AS. The Company was advised that the Rhodes case was settled for $3,250,000 (“Settlement”) under an agreement reached in connection with a $10,000,000 jury verdict that was rendered on August 5, 2005. The Company was not a defendant in the Rhodes case.

The Company believes that Rhodes differed from the other lawsuits in that plaintiff established that he contracted mesothelioma as a result of his occupational exposure to asbestos dust and fibers and that a predecessor of the Company was a major supplier of the asbestos containing products that allegedly caused his disease.

i.	Indemnification

John A. Hildebrandt, Paul Hildebrandt and the Universal Predecessor have jointly and severally agreed to indemnify our Universal subsidiary from and against any and all damages, liabilities and claims due to exposure to asbestos at any time prior to the June 25, 1999 closing of the purchase agreement referred to earlier.  These agreements are set forth in the purchase agreement. Paul Hildebrandt, one of the indemnitors, was a Director of the Company from September 29, 2004 to January 28, 2005.

The indemnitors may use their own counsel to defend these claims. The indemnitors are not liable for any settlement effected without their consent. The indemnitors may settle and pay money claims without the consent of the Company. There is no indemnification unless claims aggregate $50,000; once this trigger point is reached, indemnification is required for all claims, including the first $50,000, but excluding claims of less than $10,000. The indemnification requirement survives at least until 30 days after the running of any relevant statutes of limitation.

The obligation of the indemnitors is joint and several, so that the Company can have recourse against any one or more of these indemnitors, whether or not any other indemnitor has previously defaulted on its obligation to us. There are no other limitations to our rights to indemnification.  The Company cannot be certain that the indemnitors have the financial wherewithal to meet their obligations to indemnify the Company.

ii.	Insurance

The assets that the Universal Predecessor sold to us included its insurance policies and other agreements and contracts. The policies provide coverage for liability accruing during the periods for which premiums were paid.  The Universal Predecessor was formed in 1940. Copies of policies are available for each year beginning in 1970 and ending with the closing under the purchase agreement in 1999. Copies of policies for the period from 1940 to 1969 are not available.

Insurance companies acknowledge coverage for potential asbestos claims under certain of these policies.  Insurance companies under additional policies have reserved their right to deny coverage but have continued to defend and indemnify the Universal Predecessor and the Company under the contested policies.

There are periods during the years from 1940 to 1999 in which our Universal Predecessor did not have coverage for potential asbestos claims.  Subject to litigation, insurance companies may maintain that the existence of these periods’ results in coverage for only a portion of a particular injury that varies with the period during which there was asbestos coverage relating to the injury, and that the balance of any settlement or judgment is to be paid by the insured.  As of June 30, 2009, no insurance company has claimed any contribution for a gap in coverage except for a claim for $160 made by one insurance company to the Universal Predecessor in 1995.  The Universal Predecessor asserted that it had no obligation to pay this amount and did not make any payment.

Insurance companies have, as of June 30, 2009, defended us and the Universal Predecessor, and have paid all settlement amounts and defense costs.  Except for $160 referred to above, the insurance companies have not requested any payments from us or from the Universal Predecessor.

Our Universal subsidiary has not engaged in the sale of asbestos products since its formation in 1997. Its product liability policies for all years since 1998 exclude asbestos claims.

b.	The RAL Supply Group, Inc.

The RAL Supply Group, Inc., a wholly owned subsidiary of the Company, is a New York corporation (“RAL”), formerly known as RAL Purchasing Corp.  On September 30, 2003, RAL acquired substantially all of the assets of The RAL Supply Group, Inc., formerly known as The LAR Acquisition Corp., also a New York corporation, including its name, pursuant to the terms of a purchase agreement.  The Company filed a copy of the purchase agreement (“RAL APA”) with the Securities and Exchange Commission on October 15, 2003 as Exhibit 10(a)(i) on Form 8-K.  Subsequent to the sale, The RAL Supply Group, Inc. (the selling corporation) changed its name to RSG, Inc. RSG, Inc. is hereinafter referred to as the “RAL Predecessor.”

The RAL Predecessor acquired certain assets from Dyson-Kissner-Moran Corporation (“RSG Predecessor”) in 1993, prior to the RAL Predecessor’s sale of assets to RAL.

Our RAL subsidiary and other companies have been sued in the Supreme Court of New York (Orange County) by a plaintiff filing a lawsuit on or about July 30, 2008 alleging injury due to asbestos. As of June 30, 2009, there existed one plaintiff in a lawsuit relating to alleged sales of asbestos products, or products containing asbestos.  The lawsuit alleges injury due to asbestos during the 1970’s, prior to RAL Predecessor’s acquisition of assets from the RSG Predecessor and RAL’s acquisition of assets from the RAL Predecessor. The Company never sold any asbestos related products.

The RAL Predecessor agreed in the RAL APA to indemnify and hold harmless our RAL subsidiary from and against, among other things, damages that relate to products sold or manufactured or services performed or other actions taken or omitted by the RAL Predecessor prior to the closing of the acquisition.  The Company cannot be certain that the indemnitor has the financial wherewithal to meet its obligations to indemnify the Company.

c.	General

Regardless of indemnification and insurance coverage, we do not in any event consider our Company to be liable for the asbestos-based lawsuits that name us or for any other claim that arises as a result of actions or omissions by the Universal Predecessor or RAL Predecessor companies. We expressly disclaimed the assumption of any liabilities when we purchased the assets of the Universal Predecessor and RAL Predecessor. It is our opinion that the existing asbestos litigation will not have a material adverse effect on the Company.  Nevertheless, we could be materially and adversely affected if we are held liable for substantial asbestos claims or if the Company incurs substantial legal or settlement costs. This material and adverse effect would occur if indemnitors fail to honor their indemnification agreements and insurance is not available either because policy limits are exceeded, or because insurance companies successfully deny coverage or claim limitations on their liabilities by reason of gaps in coverage or otherwise.

Since we regard as remote the potential payment of any asbestos-based claim, we have not accrued any balance for any period relating to asbestos claims, and we have not recorded any amount for asbestos claims for any period in any of our financial statements.

d.	Other Litigation

The Company is periodically involved in other litigation in the ordinary course of business.  The Company vigorously defends all matters in which the Company or its subsidiaries are named defendants and, for insurable losses, maintains significant levels of insurance to protect against adverse judgments, claims or assessments.  Although the adequacy of existing insurance coverage or the outcome of any legal proceedings cannot be predicted with certainty, the Company does not believe the ultimate liability associated with any claims or litigation will have a material impact to its financial condition or results of operations.

9.             New Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (“SFAS 157”).  This Standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  SFAS 157, as originally issued, was effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  However, on February 12, 2008, the FASB issued Staff Position No. SFAS 157-2 (“SFAS 157-2”) which deferred the effective date of SFAS 157 for one year, as it relates to nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed in financial statements at fair value on a recurring basis (at least annually). The provisions of SFAS 157 as they relate to financial assets and liabilities were effective for us beginning January 1, 2008. The adoption of SFAS 157 on January 1, 2008 did not have a material impact on the Company’s financial position. SFAS 157-2 was effective from January 1, 2009 and did not have a material impact on the Company’s financial position.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations, (“FASB 141R”).  This standard requires that entities recognize the assets acquired, liabilities assumed, contractual contingencies and contingent consideration measured at their fair value at the acquisition date for any business combination consummated after the effective date.  It further requires that acquisition-related costs are to be recognized separately from the acquisition and expensed as incurred.  FASB 141R is effective for fiscal years beginning after December 15, 2008.  FASB 141R will be applied prospectively for acquisitions beginning in 2009 and thereafter.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements–an amendment of ARB No. 51.  SFAS No. 160 requires that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, in the amount of consolidated net income attributable to the parent and to the noncontrolling interest on the face of the consolidated statement of income, and that entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 is effective for fiscal years, beginning on or after December 15, 2008 and cannot be applied earlier.  The adoption of SFAS No. 160 did not have a material impact on the Company’s financial position.

In April 2008, the FASB issued Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The intent of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other applicable accounting literature. FSP FAS 142-3 was adopted as of January 1, 2009 and did not have a material impact on the Company’s financial position.

In April 2009, the FASB issued FSP SFAS No. 107-1, Interim Disclosures about Fair Value of Financial Instruments (“SFAS 107-1”). SFAS 107-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. SFAS 107-1 also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. SFAS No. 107-1 was adopted as of June 1, 2009, and did not have a material impact on the Company’s financial position.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”). SFAS 165 establishes standards of accounting for the disclosure of events that occur after the balance sheet date but before financial statements are issued. Financial statements are considered available to be issued when they are complete in a form and format that complies with GAAP and all approvals necessary for issuance have been obtained. SFAS 165 requires the Company to recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the balance sheet date, including the estimates inherent in the process of preparing financial statements. SFAS 165 became effective for the Company as of June 30, 2009. The Company has provided the required disclosures regarding subsequent events in Note 11.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standard Codification and the Hierarchy of Generally Accepted Accounting Principles (“SFAS 168”). SFAS 168 replaces FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 168 establishes a new hierarchy of GAAP sources for non-governmental entities under the FASB Accounting Standards Codification and will supersede all accounting standards in U.S. GAAP, aside from those issued by the Securities and Exchange Commission. SFAS 168 is effective for all financial statements issued for the interim and annual periods ending after September 15, 2009 and is not expected to have a significant impact on the Company’s financial statements upon adoption.

10.           Transactions with Related Persons, Promoters and Certain Control Persons

(a)
A subsidiary of the Company leases a warehouse and store in Wharton, New Jersey comprising of 27,000 square feet from a company owned by Mr. Paul Hildebrandt under a lease that expires in June 2010.  The Company paid Mr. Hildebrandt’s company $58,484 and $59,131 as rent during the quarters ended June 30, 2009 and 2008, respectively. The Company paid Mr. Hildebrandt’s company $116,968 and $120,806 as rent during the six months ended June 30, 2009 and 2008, respectively.

On June 1, 2009 the Company paid to Mr. Hildebrandt $25,000 as the final payment under a convertible note dated December 31, 2004 in the initial principal amount of $150,000. William Salek, the Company’s Chief Financial Officer, is the son-in-law of Mr. Hildebrandt.  Mr. Hildebrandt served as a Director of the Company from July 2004 to January 2005.

(b)
Pursuant to a secured note dated July 29, 2004, as amended by Amendment 1 dated March 27, 2008 and further amended by Amendment 2 dated February 12, 2009, the Company owes Goldman Associates of New York, Inc. (“Goldman Associates”), the principal amount of $750,000 collateralized by the assets of the Company. The secured note is subordinate to the borrowings under the credit facility, bears interest at the prime rate plus 2% and is due on January 1, 2010. Michael Goldman is the Chief Executive Officer and Chairman of the Board of Goldman Associates and is Chairman of the Board of the Company.

In January 2008, the Company paid $13,221 in premiums for Michael Goldman’s COBRA health insurance for the calendar year 2008.

(c)
Oscar and Jeffrey Folger, of the law firm Folger & Folger, are counsel to the Company.  Rita Folger, a more than 5% shareholder of the Company, is the wife of Oscar Folger and the mother of Jeffrey Folger.  Professional fees paid to Folger & Folger for the quarters ended June 30, 2009 and 2008 were $56,213 and $19,950, respectively. Professional fees paid to Folger & Folger for the six months ended June 30, 2009 and 2008 were $64,826 and $23,687, respectively.

(d)
Pioneer Realty Holdings, LLC, a New York limited liability company (“Pioneer”), is the owner of the premises located at 836 Route 9, Fishkill, New York, formerly known as 2213 Route 9, Fishkill, New York that is leased to a subsidiary of the Company under a lease that expires on March 31, 2017, subject to two five-year renewal options.

William Pagano, Chief Executive Officer and Director of the Company, has a 55% interest in Pioneer and each of Mrs. Folger and Jeffrey Folger has an 8% interest in Pioneer Realty Partners I, LLC, which has a 40% interest in Pioneer.  The Company paid Pioneer Realty Holdings, LLC $61,908 and $61,461 in rent during the quarters ended June 30, 2009 and 2008, respectively. The Company paid Pioneer Realty Holdings, LLC $122,748 and $122,922 in rent during the six months ended June 30, 2009 and 2008, respectively.

(e)
Mr. Pagano and Mrs. Folger are each holders of convertible unsecured notes in the amount of $100,000, issued pursuant to the terms of a private placement made on July 29, 2004, as amended by Amendment 1 dated March 27, 2008 and further amended by Amendment 2 dated February 12, 2009. The convertible unsecured notes bear interest at the prime rate plus 2% and are due on January 1, 2010.

Mr. Salek and the wife of Michael Goldman were holders of convertible unsecured notes in the amounts of $25,000 and $12,500, respectively, issued pursuant to the terms of a private placement made on July 29, 2004. The convertible unsecured notes bore interest at 11% and were due and paid on June 1, 2009.

Interest expense on the notes held by Mr. Pagano and Mrs. Folger amounted to $1,313 and $2,750 for the quarters ended June 30, 2009 and 2008, respectively. Interest expense on the notes held by Mr. Pagano and Mrs. Folger amounted to $2,626 and $5,500 for the six months ended June 30, 2009 and 2008, respectively

Interest expense on the note held by Mr. Salek amounted to $458 and $1,146 for the quarters ended June 30, 2009 and 2008, respectively. Interest expense on the note held by Mr. Salek amounted to $1,146 and $2,521 for the six months ended June 30, 2009 and 2008, respectively.

Interest expense on the note held by the wife of Michael Goldman amounted to $229 and $573 for the quarters ended June 30, 2009 and 2008, respectively. Interest expense on the note held by the wife of Michael Goldman amounted to $573 and $1,261 for the six months ended June 30, 2009 and 2008, respectively.

11.	Subsequent Events

In accordance with the Company’s adoption of SFAS No. 165, see Note 9 New Accounting Pronouncements above, the Company evaluated all events or transactions that occurred after June 30, 2009 up through August 5, 2009, the date the Company issued these condensed consolidated financial statements.

On July 9, 2009, the Company announced that subject to regulatory approvals it currently intends to make a tender offer for the purchase of any and all shares of its Convertible Preferred Stock at $1.25 per share. A copy of the news release was filed on Form 8-K with the Securities and Exchange Commission on July 9, 2009. The announcement was not an offer to purchase any shares of convertible preferred stock, and Colonial is not committed to make any offer. The purpose of this tender offer is to reduce the number of holders of record of Convertible Preferred Stock in order to permit the Company to deregister the Preferred Stock along with the Common Stock. Deregistration would result in the Company no longer being a Securities and Exchange Commission reporting company.

In connection with the tender offer, the Company has agreed to borrow $446,033, of which $396,033 is from certain related parties.

On July 13, 2009, the Company reopened the sales office in its Hicksville, New York facility. The Company originally closed this sales office on October 14, 2008, but continued to use the facility for warehousing and shipping purposes.

Unaudited Pro Forma

The following summary unaudited pro forma consolidated financial data as of and for the six months ended June 30, 2009 and year ended December 31, 2008 is being presented to show the effect on our balance sheet and statements of operations on a pro forma basis, as adjusted to reflect consummation of the Tender Offer assuming, for purposes of the pro forma statements, that we purchased 356,826 shares of Preferred Stock pursuant to the Tender Offer as of June 30, 2009 for the balance sheet and as of the beginning of the periods presented on the statements of operations.

Our aggregate stockholders’ equity will decrease from $3,812,273 as of June 30, 2009 to $3,186,240 on a pro forma basis (after giving effect to payment of Tender Offer costs in the amount of $626,033 consisting of an aggregate purchase price of $446,033 for tendered shares and approximately $180,000 in fees and expenses).

Our liabilities would increase by $446,033 borrowed by Colonial from private lenders to fund the purchase of the Preferred Stock tendered in the offer, plus associated interest thereon.

The book value of our Common Stock will increase from $0.34 as of June 30, 2009 to approximately $0.59 per share of Common Stock on a pro forma basis (after giving effect to the payment of fees and expenses and costs for the purchase of shares, incurred in connection with the tender offer, in the amount of $626,033).

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Balance Sheets

	June 30,	Pro Forma
	2009	Adjustments		Pro Forma
	(unaudited)
Assets
Current assets:
Cash	$702,203			$702,203
Accounts receivable, net of allowance for doubtful accounts of 504,817	10,013,294			10,013,294
Inventory	14,964,753			14,964,753
Prepaid expenses and other current assets	1,028,812			1,028,812
Deferred tax asset - current portion	235,000			235,000
Total current assets	26,944,062			26,944,062
Property and equipment	1,506,032			1,506,032
Goodwill	1,628,133			1,628,133
Other intangibles	4,167			4,167
Other assets – noncurrent	160,590			160,590
Deferred tax asset – noncurrent	765,000			765,000
	$31,007,984			$31,007,984
Liabilities and Stockholders' Equity
Current liabilities:
Trade payables	$9,054,267			$9,054,267
Accrued liabilities	1,569,608			1,569,608
Income taxes payable	4,737			4,737
Borrowings under credit facility - revolving credit	15,424,031	180,000	(2)	15,604,031
Convertible notes payable, includes related party notes of $200,000	200,000			200,000
Notes payable - current portion; includes related party notes of $750,000	847,950	89,207	(3)	937,157
Total current liabilities	27,100,593	269,207		27,369,800
Convertible notes payable	-			-
Notes payable, excluding current portion;	95,118	356,826	(3)	451,944
Total liabilities	27,195,711	626,033		27,821,744

Commitments and contingencies

Stockholders' equity:
Redeemable convertible preferred stock, $.05 par value, 2,500,000 shares authorized, 447,891 shares issued and outstanding historical, and 91,065 shares issued and outstanding pro forma	22,395	(17,841	)(1)	4,554
Common stock, $.05 par value, 20,000,000 shares authorized, 4,654,953 shares issued and outstanding	232,747			232,747
Additional paid-in capital	10,810,887	(428,192	)(1)	10,382,695
Accumulated deficit	(7,253,756)	(180,000	)(2)	(7,433,756)
Total stockholders' equity	3,812,273	(626,033)		3,186,240
	$31,007,984			$31,007,984

(1) This adjustment reflects the assumed purchase and subsequent retirement of 356,826 shares of Preferred Stock pursuant to the Tender Offer.

(2) This adjustment reflects the estimated Tender Offer fees and expenses that we expect we will borrow from our bank lender.

(3) This adjustment reflects the issuance of five- year notes payable to private lenders to finance the purchase of the Preferred Stock tendered in the Tender Offer.

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Statements of Operations

	For The Six Months	Pro Forma
	Ended June 30, 2009	Adjustments		Pro Forma
Sales	$35,817,286			$35,817,286
Cost of sales	26,140,554			26,140,554
Gross profit	9,676,732			9,676,732

Selling, general and administrative expenses, net	11,120,886	180,000	(2)	11,300,886
Impairment of other intangibles	309,900			309,900
Operating loss	(1,754,054)	(180,000)		(1,934,054)

Other income	102,182			102,182
Interest expense, net; includes related party interest of $28,697	(315,248)	(28,793	)(4)	(344,041)
Loss from operations before income tax	(1,967,120)	(208,793)		(2,175,913)

Income tax expense	18,359			18,359
Net loss	$(1,985,479)	(208,793)		$(2,194,272)

Loss per common share:
Basic and diluted	$(0.43)			$(0.47)

Weighted average shares outstanding:
Basic and diluted	4,654,953			4,654,953

(2) This adjustment reflects the estimated Tender Offer fees and expenses that we expect we will borrow from our bank lender.

(4) This adjustment reflects the estimated interest expense to our bank lender for amounts we expect to borrow to pay for fees and expenses incurred in connection with the Tender Offer, and the estimated interest accruing on notes issued to private lenders to finance the purchase of the Preferred Stock tendered in the Tender Offer.

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Pro Forma Consolidated Statements of Operations

	For the Year Ended	Pro Forma
	December 31, 2008	Adjustments		Pro Forma
Sales	$85,606,514			$85,606,514
Cost of sales	60,638,850			60,638,850
Gross profit	24,967,664			24,967,664

Selling, general and administrative expenses, net	24,387,848	180,000	(2)	24,567,848
Operating loss	579,816	(180,000)		399,816

Other income	281,640			281,640
Interest expense, net; includes related party interest of $72,955	(1,153,746)	(58,228	)(4)	(1,211,974)
Loss from operations before income tax	(292,290)	(238,228)		(530,518)

Income tax expense	715,850			715,850
Net loss	$(1,008,140)	(238,228)		$(1,246,368)

Loss per common share:
Basic	$(0.22)			$(0.27)
Diluted	$(0.22)			$(0.27)

Weighted average shares outstanding:
Basic	4,649,478			4,649,478
Diluted	4,649,478			4,649,478

(2) This adjustment reflects the estimated Tender Offer fees and expenses that we expect we will borrow from our bank lender.

(4) This adjustment reflects the estimated interest expense to our bank lender for amounts we expect to borrow to pay for fees and expenses incurred in connection with the Tender Offer, and the estimated interest accruing on notes issued to private lenders to finance the purchase of the Preferred Stock tendered in the Tender Offer.

Additional Information

We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the Tender Offer.

The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public without charge on the SEC’s website at www.sec.gov.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

SEC Filing	Period Covered	Date Filed

Annual Report on Form 10-K	Years ended December 31, 2008 and 2007	March 27, 2009

Proxy Statement for 2009 Annual Meeting of Shareholders		May 11, 2009

Quarterly Report on Form 10-Q	Quarters ended June 30, 2009 and 2008	August 5, 2009

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing from us at Colonial Commercial Corp., 275 Wagaraw Road, Hawthorne, NJ 07506, or by telephone at 973-427-8224.

Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one (1) business day after we receive your request. In addition, you can obtain copies of these documents from the SEC’s website at www.sec.gov. Such documents may also be inspected at the location described above.

The Filing Person

This tender offer is made in connection with what is commonly referred to as a going private transaction. Certain individuals and entities are required to provide certain disclosures to shareholders in connection with a going private transaction on a Schedule 13E-3. For the purposes of this Tender Offer document, the Filing Person is Colonial. Colonial and the individuals that have filed separate Schedules 13E-3 in connection with the Tender Offer are referred to in this Tender Offer document as “13E-3 Filing Persons.” The 13E-3 Filing Persons in addition to Colonial are as follows:

Name	Position with Colonial

Michael Goldman	Director, Chairman of the Board

William Pagano	Director and Chief Executive Officer of Colonial and President of Universal

The address and telephone number of each of the 13E-3 Filing Persons is c/o Colonial Commercial Corp., 275 Wagaraw Road, Hawthorne, NJ 07506, telephone 973-427-8224.

For information with respect to the business background of Mr. Goldman and Mr. Pagano, see Schedule I, Item 1. Directors and Officers.

Neither Colonial nor any of the 13E-3 Filing Persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a part to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations or, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Each 13E-3 Filing Person is a citizen of the United States.

Stock Purchases by Filing Parties

Other than listed below, no other 13E-3 Filing Person has purchased Colonial securities during the past two years. The following lists the amount of the securities purchased by 13E-3 Filing Persons and the amount of securities purchased by Goldman Associates of New York, Inc, which are beneficially owned by Mr. Goldman, during the last two years, the range of prices paid and the average purchase price for each quarter during such period.

Goldman Associates of New York, Inc.: Common Stock

Quarter Ended	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
March 31, 2007	10,000	$3.00	$3.00

September 30, 2007	30,000	*	*

*On August 21, 2007, Goldman Associates acquired 30,000 shares of Common Stock in a private transaction with a former employee of Goldman Associates. Goldman Associates paid the former employee $50,000 and forgave a $90,000 loan owed by the former employee to Goldman Associates. The former employee of Goldman Associates is not affiliated with Colonial.

Michael Goldman: Common Stock

Quarter Ended	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price

September 30, 2008	5,000	$0.80	$0.80

December 31, 2008	59,009	$0.31 - $0.33	$0.32

Michael Goldman: Preferred Stock

Quarter Ended	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price

September 30, 2008	91,065	$1.05 - $1.20	$1.13

William Pagano: Preferred Stock

Quarter Ended	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price

June 30, 2008	998	$0.65	$0.65

9.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act and the OTC Bulletin Board

Effect of the Tender Offer on the market for the shares

The purchase of Preferred Stock pursuant to the Tender Offer will reduce the number of shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Preferred Stock held by the public. The purchase of Preferred Stock pursuant to the Tender Offer also can be expected to reduce the number of holders of Preferred Stock. We cannot predict whether the reduction in the number of shares of Preferred Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Preferred Stock or whether it would cause future market prices to be greater or less than the Tender Offer Price.

Exchange Act Registration and the OTC Bulletin Board

We currently have 263 holders of record of our Common Stock and can take action to cease registration of our Common Stock under the Exchange Act.  We will not deregister our Common Stock unless we are able to simultaneously deregister our Preferred Stock.  If, following this Tender Offer we have fewer than 300 stockholders of record of Preferred Stock we will take action to cease registration of our Preferred Stock under the Exchange Act.  In this event, we will apply for termination of the registration of our securities, will no longer file annual, quarterly and other reports with the SEC and, as a result, will no longer meet the requirements for the Common Stock and Preferred Stock to be quoted on the OTC BB.

In the event that the shares were no longer quoted on the OTC BB, our Common Stock and Preferred Stock will trade on the Pink Sheets or through privately negotiated transactions and continuing stockholders will potentially experience a significant decrease in liquidity and value of their stock. Furthermore, switching to the Pink Sheets may also significantly reduce the overall price of our shares of remaining Preferred Stock since investors tend to view companies without public audited financial statements as inherently more risky investments.

Termination of registration of each of our Common Stock and Preferred Stock under the Exchange Act would substantially reduce the information required to be furnished by Colonial to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholder meetings pursuant to Section 14(a), no longer applicable to Colonial. If our Common Stock and Preferred Stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Colonial. Furthermore, the ability of “affiliates” of Colonial and persons holding “restricted securities” of Colonial to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), may be impaired or eliminated.

10.	Legal Matters; Regulatory Approvals

Colonial is not aware of any license or regulatory permit that is material to its business that might be adversely affected by its acquisition of shares as contemplated by the Tender Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares by Colonial as contemplated by the Tender Offer. Should any approval or other action be required, Colonial presently contemplates that it will seek that approval or other action. Colonial is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered under the Tender Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligations of Colonial under the Tender Offer to accept for payment and pay for shares are subject to conditions. See Section 5 of this Tender Offer—Conditions of the Tender Offer.

11.	U.S. Federal Income Tax Consequences

The following describes the material United States federal income tax consequences relating to the Tender Offer. This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States or persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction). In particular, different rules may apply to shares received through the exercise of employee stock options or otherwise as compensation. This discussion does not address the state, local or foreign tax consequences of participating in the Tender Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Tender Offer.

As used herein, a “Holder” means a beneficial holder of shares that is a citizen or resident of the United States, a corporation (or other entity taxable as a corporation) or a partnership created or organized in or under the laws of the United States, any State thereof or the District of Columbia, a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person, or an estate the income of which is subject to United States federal income taxation regardless of its source.

Holders of shares who are not United States holders (“foreign stockholders”) should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Tender Offer and should also see Section 2 of this Tender Offer—Procedures for Tendering Shares for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

WE URGE STOCKHOLDERS TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE TENDER OFFER.

Non-Participation in the Tender Offer. Holders of shares who do not participate in the Tender Offer will not incur any tax liability as a result of the consummation of the Tender Offer.

Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the Tender Offer will be a taxable transaction for United States federal income tax purposes. A Holder who participates in the Tender Offer will, depending on such Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a distribution from us with respect to our stock.
Under Section 302 of the Code, a Holder will generally recognize capital gain or loss on an exchange of shares for cash if the exchange:

1.	results in a “complete termination” of all such Holder’s equity interest in us,

2.	results in a “substantially disproportionate” redemption with respect to such Holder, or

3.	is “not essentially equivalent to a dividend” with respect to the Holder.

Each of these tests, referred to as the Section 302 tests, is explained in more detail below. In applying the Section 302 tests explained below, a Holder must take account of shares that such Holder constructively owns under attribution rules, pursuant to which the Holder will be treated as owning shares owned by certain family members (except that in the case of a “complete termination” a Holder may, under certain circumstances, waive attribution from family members) and related entities and shares that the Holder has the right to acquire by exercise of an option.

Section 302 Tests. One of the following tests must be satisfied with respect to a Holder in order for our purchase of shares pursuant to the Tender Offer to be treated as a sale or exchange for U.S. federal income tax purposes:

1.
Complete Termination Test. Our purchase of a Holder’s shares pursuant to the Tender Offer will result in a “complete termination” of the Holder’s equity interest in us if all of the shares that are actually owned by the Holder are sold and all of the shares that are constructively owned by the Holder, if any, are sold or, with respect to shares owned by certain related individuals, the Holder satisfies special conditions set forth in Section 302(c) of the Code, which, if satisfied, prevents attribution of certain shares to the Holder. Holders wishing to satisfy the “complete termination” test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions.

2.
Substantially Disproportionate Test. Our purchase of a Holder’s shares pursuant to the Tender Offer generally will result in a “substantially disproportionate” redemption with respect to the Holder if, among other things, the percentage of the then-outstanding shares actually and constructively owned by the Holder after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the Holder before the purchase.

3.
Not Essentially Equivalent to a Dividend Test. Our purchase of a Holder’s shares pursuant to the Tender Offer will be treated as “not essentially equivalent to a dividend” if the reduction in the Holder’s proportionate interest in us as a result of the purchase constitutes a “meaningful reduction” of the Holder’s proportionate interest in us given the Holder’s particular facts and circumstances. The Internal Revenue Service has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Holders should consult their tax advisors as to the application of this test to their particular circumstances.

Contemporaneous dispositions or acquisitions of stock by a stockholder may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether any of the Section 302 tests, described above, are satisfied. Due to the factual nature of the Section 302 tests described above, Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a Holder satisfies any of the Section 302 tests described above, the Holder will be treated as recognizing gain or loss from the disposition of the shares for cash and such gain or loss will be equal to the difference between the amount of cash received and such Holder’s tax basis in the shares exchanged therefore. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange pursuant to the Tender Offer. Currently, the maximum long-term capital gain rate for individual Holders is 15%. Specified limitations apply to the deductibility of capital losses by Holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that we purchase from a Holder pursuant to the Tender Offer.

If a Holder does not satisfy any of the Section 302 tests described above, the Holder will be treated as receiving a dividend, which is taxed as ordinary income to the extent of the Holder’s allocable portion of our current and accumulated earnings and profits and then as a return of capital to the extent of the Holder’s basis in the shares exchanged and thereafter as capital gain. Provided certain holding period requirements are satisfied, individual Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends. To the extent that a purchase of a Holder’s shares by us in the Tender Offer is treated as the receipt by the Holder of a dividend, the Holder’s remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the purchased shares will be added to any shares retained by the Holder, subject, in the case of corporate stockholders, to reduction of basis or possible gain recognition under the “extraordinary dividend” provisions of the Code in an amount equal to the non-taxed portion of the dividend. To the extent that cash received in exchange for shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. Corporate Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Tax Consequences to Colonial. Net Operating Loss Limitations May Be Triggered. Pursuant to Section 382 of the Code, an “ownership change” with respect to a company can significantly limit the amount of pre-ownership change net operating losses that such company may use during its post-ownership change periods. For this purpose, an ownership change occurs generally when there is a cumulative change of greater than 50% in a company’s stock ownership within a three (3) year period. The Tender Offer and the potential reverse and forward stock splits, as well as any future equity issuances and transactions among stockholders, separately or in the aggregate, may trigger an ownership change of Colonial. If an ownership change occurs, then it may limit the amount of net operating losses available to us to offset future taxable income and may reduce the amount of cash available to us to satisfy our obligations. Because we do not know how many shares will be tendered in the Tender Offer, we are uncertain at this time whether the Tender Offer and the potential reverse and forward stock splits contemplated herein will result in such an ownership change or may contribute to an ownership change within the three years following the exchange.

We have included the discussion set forth above for general information only. We urge stockholders to consult their tax advisor to determine the particular tax consequences to them of the Tender Offer, including the applicability and effect of state, local and foreign tax laws.

12.	Extension of the Tender Offer; Termination; Amendment

Colonial expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 5 of this Tender Offer—Conditions of the Tender Offer shall have occurred or shall be deemed by Colonial to have occurred, to extend the period of time during which the Tender Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. Colonial also expressly reserves the right, in its sole discretion, to terminate the Tender Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 5 of this Tender Offer—Conditions of the Tender Offer by giving oral or written notice of termination or postponement to the depositary and making a public announcement of the termination or postponement. Colonial’s reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Colonial must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a Tender Offer. Subject to compliance with applicable law, Colonial further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 5 of this Tender Offer-Conditions of the Tender Offer shall have occurred or shall be deemed by Colonial to have occurred, to amend the Tender Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Tender Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Tender Offer. Amendments to the Tender Offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on or before the first business day after the last previously scheduled or announced expiration date. Any public announcement made under the Tender Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which Colonial may choose to make a public announcement, except as required by applicable law, Colonial shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

If Colonial materially changes the terms of the Tender Offer or the information concerning the Tender Offer, Colonial will extend the Tender Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a Tender Offer must remain open following material changes in the terms of the Tender Offer or information concerning the Tender Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If Colonial:

1.	increases or decreases the price to be paid for shares;

2.	decreases the number of shares being sought in the Tender Offer; or

3.	increases the number of shares being sought in the Tender Offer by more than 2% of the outstanding shares; and,

4.
in each case, the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then the Tender Offer will be extended until the expiration of such ten business day period. For the purposes of the Tender Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

13.	Fees and Expenses

Colonial has retained MacKenzie Partners, Inc. (“MacKenzie”) to act as information agent in connection with the offer. MacKenzie, as information agent, may contact stockholders by mail, telephone, facsimile, telex, telegraph, other electronic means, and personal interviews, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the offer to beneficial owners. MacKenzie will receive reasonable and customary compensation in connection with the offer.

Colonial has retained American Stock Transfer and Trust Company to act as depositary in connection with the Tender Offer. American Stock Transfer and Trust Company will receive reasonable and customary compensation for its services, will be reimbursed by Colonial for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the U.S. federal securities laws.

No fees or commissions will be payable by Colonial to brokers, dealers, commercial banks or trust companies (other than fees to American Stock Transfer and Trust Company) for soliciting tenders of shares under the Tender Offer. We urge stockholders holding shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. Colonial, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Tender Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Colonial or the depositary for purposes of the Tender Offer. Colonial will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this document and instruction 7 in the letter of transmittal.

The estimated costs and fees to be paid by us in connection with the Tender Offer are as follows:

Financial advisor fees	$20,000

Accounting fees	$10,000

Legal fees	$95,000

Printing and mailing expenses	$12,000

Depositary fees	$30,000

Information agent fees	$10,000

Out-of-pocket and miscellaneous	$3,000

Total	$180,000

14.	Miscellaneous

Colonial is not aware of any jurisdiction where the making of the Tender Offer is not in compliance with applicable law. If Colonial becomes aware of any jurisdiction where the making of the Tender Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, Colonial will make a good faith effort to comply with the applicable law. If, after such good faith effort, Colonial cannot comply with the applicable law, Colonial will not make the Tender Offer to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Colonial has filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 8 of this Tender Offer—Information about Us and the Shares with respect to information concerning Colonial.

Colonial has not authorized any person to make any recommendation on behalf of Colonial as to whether you should tender or refrain from tendering your shares in the Tender Offer. Colonial has not authorized any person to give any information or to make any representation in connection with the Tender Offer other than those contained in this Tender Offer to purchase or in the letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Colonial.

August 20, 2009

The letter of transmittal and share certificates and any other required documents should be sent or delivered by each stockholder or that stockholder’s broker, dealer, commercial bank, trust company or nominee to the depositary at one of its address set forth below.

The depositary for the Tender Offer is:

By Mail or Overnight Courier:	By Facsimile Transmission (for eligible institutions only):	By Hand:

American Stock Transfer & Trust Company Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company Attn: Reorganization Department 877-248-6417 or 718-921-8317	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane Concourse Level New York, NY 10038

Please contact the information agent at the telephone numbers and address below with any questions or requests for assistance. Please contact the information agent for additional copies of the offer to purchase and the letter of transmittal and the notice of guaranteed delivery. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer. To confirm delivery of your shares, please contact the depositary.

The Information Agent for the Tender is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

For inquiries on replacing lost, stolen, destroyed or mutilated share certificates and confirmation of shares held call American Stock Transfer and Trust Company toll free 877-248-6417 or 718-921-8317.

SCHEDULE I

1.	13E-3 Filing Persons; Directors and Executive Officers

The names, ages and positions of the 13E-3 Filing Persons and Colonial’s Directors and executive officers are listed below along with a brief account of their business experience during the last five years.  Officers are appointed annually by the Board of Directors at its first meeting following the Annual Meeting of Stockholders and from time to time at the pleasure of the Board of Directors.  There are no family relationships among these Directors and officers, except for Melissa Goldman-Williams, who is the daughter of Michael Goldman, nor any arrangements or understandings between any Directors or officers and any other person pursuant to which any of such officers were selected as executive officers. The address for each executive officer and directors is c/o Colonial Commercial Corp., 275 Wagaraw Road, Hawthorne, NJ 07506.

Name	Age	Position with Colonial

Directors and Executive Officers:

Dr. E. Bruce Fredrikson	71	Director, Chairman of Audit Committee

Melissa Goldman-Williams	41	Director

Michael Goldman	70	Director, Chairman of the Board

Stuart H. Lubow	51	Director, Chairman of Nominating Committee

Ronald H. Miller	65	Director

William Pagano	69	Director and Chief Executive Officer of Colonial and President of Universal

William Salek	47	Chief Financial Officer and Secretary of Colonial and Vice President of Universal

Dr. E. Bruce Fredrikson

Dr. E. Bruce Fredrikson has been a Director of Colonial since January 28, 2005. Dr. Fredrikson is currently an independent consultant in corporate finance and governance.  He is Professor of Finance, Emeritus, at Syracuse University’s Martin J. Whitman School of Management where he taught from 1966 until his retirement in May 2003. He is a director of Consumer Portfolio Services, Inc., a consumer finance company, and is non-executive Chairman of the Board of Track Data Corporation, a financial services company.  He is Chairman of the Audit Committee of both of these companies.  Dr. Fredrikson holds an A.B. in economics from Princeton University and a M.B.A. in accounting and a Ph.D. in finance from Columbia University.

Melissa Goldman-Williams

Melissa Goldman-Williams has been a Director of Colonial since October 22, 2004.  Mrs. Goldman-Williams presently serves as the Chief Operating Officer of Westeye East, an appliance distributor.  Previously, Mrs. Goldman-Williams was the Chief Operating Officer and a member of the Board of Directors of Goldman Associates of New York, Inc., now an investment company located in Florida, until its acquisition by Westeye East on January 1, 2007.  Mrs. Goldman-Williams holds a B.A. from Lehigh University and a Masters Degree in Environmental Management from Duke University.

Michael Goldman

Michael Goldman has been a Director of Colonial since September 29, 2004 and was appointed Chairman of the Board on April 17, 2006.  Since 1987 Mr. Goldman was the Chief Executive Officer and Chairman of the Board of Directors of Goldman Associates of New York, Inc., an appliance distributor for the Northeast, until January 1, 2007.  The assets of this company were acquired by Westeye East, on January 1, 2007 and it is now an investment company located in Florida.  Mr. Goldman continues to serve as the Chief Executive Officer and Chairman of the Board of Directors of Goldman Associates of New York, Inc.  Mr. Goldman is a Certified Public Accountant and holds a B.S. in Accounting from Brooklyn College and an M.B.A. in Management from Syracuse University.

Stuart H. Lubow

Stuart H. Lubow became a Director of Colonial on May 11, 2006.  Mr. Lubow is a founder, Chairman, President and Chief Executive Officer of Community National Bank.  Mr. Lubow was founder, President and Chief Executive Officer of Community State Bank from 1997 to 2003 and was the Executive Vice President and Chief Operating Officer of Garden State Bank until 1996.  Mr. Lubow has been a banking executive for over 25 years.  He is a past Chairman of the Community Bankers Association of New Jersey, as well as the former Chairman of the Teaneck Development Corporation.  Mr. Lubow holds a B.A. in Accounting from Moravian College and has served as an instructor at the New York University School of Continuing Education.

Ronald H. Miller

Ronald H. Miller has been a Director of Colonial since 1983.  Mr. Miller holds a B.S. in Education from Ohio State University and a J.D. from Ohio State University.  Mr. Miller was engaged in the practice of law since 1969 until his retirement in 2007.  Mr. Miller is an acting Judge of Auglaize County Municipal Court in the State of Ohio.

William Pagano

William Pagano has been the President of Universal since November 1998, and was appointed as a Director of Colonial in February 2002, as President of Colonial on October 27, 2005, and as Chief Executive Officer of Colonial on April 17, 2006. Prior to November 1998, Mr. Pagano was engaged in the practice of law.  Mr. Pagano holds a B.S. in Industrial Management, and an M.B.A., both from Fairleigh Dickinson University.  Mr. Pagano also holds a J.D. from Seton Hall University.

William Salek

William Salek has been the Vice President of Universal since June 1999 and was appointed as the Chief Financial Officer of Colonial in October 2004 and Secretary of Colonial in February 2005.  Mr. Salek has been employed by Universal since 1983.  Mr. Salek holds a B.S. in Accounting from Clarion University.  Mr. Salek is a director of Educational Partnership for Instructing Children, Inc., a non-profit learning institute.

Director Independence

The Board of Directors is comprised of six members, of which three are classified as “independent” as defined in the NASDAQ Marketplace Rule 4200.  The three independent Directors are Dr. E. Bruce Fredrikson, Stuart H. Lubow and Ronald H. Miller.

Committees of the Board of Directors

Colonial has an Audit, Nominating and Compensation Committee and maintains written charters for each such committee on Colonial's web site at www.colonialcomm.com.

2.	Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of December 31, 2008 and June 30, 2009, with respect to beneficial ownership by named executive officers and Directors of Colonial, holders of over 5% of a class of stock and of named executive officers and Directors of Colonial as a group.

	Common Stock			Preferred Stock
	Amount and			Amount and
	Nature of		Percent	Nature of	Percent
	Beneficial		of	Beneficial	of
Name of Beneficial Owner	Ownership*		Class	Ownership*	Class

Officers and Directors:

Dr. E. Bruce Fredrikson	30,600	(1)	**	0	**

Melissa Goldman-Williams	5,400		**	0	**

Michael Goldman	1,317,329	(2)	29.68%	91,065	20.33%

Stuart H. Lubow	20,000	(3)	**	0	**

Ronald H. Miller	21,054	(4)	**	0	**

William Pagano	768,971	(5)	16.40%	0	**

William Salek	53,333	(6)	1.14%	0	**

All Officers and Directors as a Group:	2,216,687	***	47.61%	91,065	20.33%

Holders of over 5% of a class of stock who are not Officers or Directors:

Rita C. Folger	578,719	(7)	12.34%	0	**

Goldman Associates of New York, Inc.	979,255	(8)	21.04%	0	**

The beneficial owners listed above have all given a business address of 275 Wagaraw Road, Hawthorne, New Jersey 07506.

*For the purposes of this table, “Beneficial Ownership” is defined as set forth in rule 13d-3 under the Securities Exchange Act of 1934, as amended.  Except as set forth in the following notes, each person listed in the table has sole voting and sole investment power with respect to the shares of Common Stock listed in the table.

**Represents beneficial ownership of less than one percent of Colonial’s outstanding securities.

***Assumes the conversion by Mr. Goldman of his 91,065 Preferred Stock into 91,065 shares of Common Stock.

(1)  Dr. E. Bruce Fredrikson’s beneficial ownership consists of 10,600 shares of Common Stock and 20,000 shares of Common Stock issuable upon exercise of his options.

(2)  Michael Goldman is the Chief Executive Officer and Chairman of the Board of Goldman Associates of New York, Inc. (“Goldman Associates”). Goldman Associates is the owner of 979,255 shares of Common Stock (“Goldman Shares”). Mr. Goldman is the owner of 247,009 shares of Common Stock, 91,065 shares of Common Stock issuable at any time upon conversion of 91,065 Preferred Stock, and the beneficial owner of the Goldman Shares.  Mr. Goldman’s Common Stock ownership in the table above reflects the aggregate amount of his beneficially owned shares consisting of: (i) 247,009 shares of Common Stock, (ii) 91,065 shares of Common Stock issuable at any time upon conversion of 91,065 Preferred Stock, and (iii) the Goldman Shares. Mr. Goldman’s beneficial ownership excludes 20,000 shares of Common Stock owned by his wife, of which Goldman Associates and Michael Goldman disclaim beneficial ownership.  Mr. Goldman’s wife disclaims beneficial ownership of Mr. Goldman’s shares.

(3)  Stuart H. Lubow’s beneficial ownership consists of 20,000 shares of Common Stock issuable upon exercise of his options.

(4)  Ronald H. Miller’s beneficial ownership consists of 1,054 shares of Common Stock and 20,000 shares of Common Stock issuable upon exercise of his options.

(5)  William Pagano’s beneficial ownership consists of 735,638 shares of Common Stock and 33,333 shares of Common Stock issuable at any time upon conversion of a $100,000 Convertible Note at a conversion price of $3 per Preferred Share.

(6)  William Salek’s beneficial ownership consists of 45,000 shares of Common Stock and 8,333 shares of Common Stock issuable upon conversion of a $25,000 Convertible Note at a conversion price of $3 per Preferred Share.

(7)  Rita C. Folger’s beneficial ownership consists of 545,386 shares of Common Stock and 33,333 shares of Common Stock issuable upon conversion of a $100,000 Convertible Note at a conversion price of $3 per Preferred Share. Mrs. Folger is the wife of Oscar Folger and the mother of Jeffrey Folger.  Oscar and Jeffrey Folger were each an employee of Colonial as Vice President-Chief Legal Counsel and Assistant Vice President-Legal, respectively, until March 31, 2007.  As of April 1, 2007, Oscar and Jeffrey Folger ceased to act as employees of Colonial, but their law firm Folger & Folger remains as counsel to Colonial.  Mr. Folger’s beneficial ownership consists of 5,000 shares of Common Stock issuable at any time upon exercise of his options.  Mr. Folger disclaims beneficial ownership of his wife’s shares, and Mrs. Folger disclaims beneficial ownership of her husband’s shares.

(8)  The beneficial ownership of Goldman Associates of New York, Inc. consists of 979,255 shares of Common Stock.  See Footnote 2, above, for information relating to beneficial ownership of these securities held by Michael Goldman.

3.	Transactions with Related Persons, Promoters and Certain Control Persons

a.
A subsidiary of Colonial leases a warehouse and store in Wharton, New Jersey comprising of 27,000 square feet from a company owned by Mr. Paul Hildebrandt under a lease that expires in June 2010.  Colonial paid Mr. Hildebrandt’s company $241,095 and $234,866 as rent during the years ended December 31, 2008 and 2007, respectively. The Company paid Mr. Hildebrandt’s company $58,484 and $59,131 as rent during the quarters ended June 30, 2009 and 2008, respectively. The Company paid Mr. Hildebrandt’s company $116,968 and $120,806 as rent during the six months ended June 30, 2009 and 2008, respectively.

On June 1, 2009 the Company paid to Mr. Hildebrandt $25,000 as the final payment under a convertible note dated December 31, 2004 in the initial principal amount of $150,000. William Salek, Colonial’s Chief Financial Officer, is the son-in-law of Mr. Hildebrandt.  Mr. Hildebrandt served as a Director of Colonial from July 2004 to January 2005.

b.
Pursuant to a secured note dated July 29, 2004, as amended by Amendment 1 dated March 27, 2008 and further amended by Amendment 2 dated February 12, 2009, Colonial owes Goldman Associates of New York, Inc. (“Goldman Associates”), the principal amount of $750,000 collateralized by the assets of Colonial. The secured note is subordinate to the borrowings under the credit facility, bears interest at the prime rate plus 2% and is due on January 1, 2010.

Michael Goldman is the Chief Executive Officer and Chairman of the Board of Goldman Associates and is Chairman of the Board of Colonial.

In January 2008, Colonial paid $13,221 in premiums for Michael Goldman’s COBRA health insurance for the calendar year 2008.

c.
Oscar and Jeffrey Folger were each an employee of Colonial as Vice President-Chief Legal Counsel and Assistant Vice President-Legal, respectively, until March 31, 2007.  As of April 1, 2007, Oscar and Jeffrey Folger ceased to act as employees of Colonial, but their law firm Folger & Folger remains as counsel to Colonial.  Rita Folger, a more than 5% shareholder of Colonial, is the wife of Oscar Folger and the mother of Jeffrey Folger.  Professional fees paid to Folger & Folger for the years ended 2008 and 2007 were $60,087 and $115,412, respectively. Professional fees paid to Folger & Folger for the quarters ended June 30, 2009 and 2008 were $56,213 and $19,950, respectively. Professional fees paid to Folger & Folger for the six months ended June 30, 2009 and 2008 were $64,826 and $23,687, respectively.

No amounts were paid to either Oscar or Jeffrey Folger as part time employees of Colonial for the year ended December 31, 2008 and $3,000 was paid to each of Oscar and Jeffrey Folger as part time employees of Colonial for the year ended December 31, 2007.

d.
Pioneer Realty Holdings, LLC, a New York limited liability company (“Pioneer”), is the owner of the premises located at 836 Route 9, Fishkill, New York, formerly known as 2213 Route 9, Fishkill, New York that is leased to a subsidiary of Colonial under a lease that expires on March 31, 2017, subject to two five-year renewal options.

William Pagano, Chief Executive Officer and Director of Colonial, has a 55% interest in Pioneer and each of Mrs. Folger and Jeffrey Folger has an 8% interest in Pioneer Realty Partners I, LLC, which has a 40% interest in Pioneer.  Colonial paid Pioneer Realty Holdings, LLC $250,146 and $176,556 in rent during the years ended December 31, 2008 and 2007, respectively. The Company paid Pioneer Realty Holdings, LLC $61,908 and $61,461 in rent during the quarters ended June 30, 2009 and 2008, respectively. The Company paid Pioneer Realty Holdings, LLC $122.748 and $122.922 in rent during the six months ended June 30, 2009 and 2008, respectively.

e.
Mr. Pagano and Mrs. Folger are each holders of convertible unsecured notes in the amount of $100,000, issued pursuant to the terms of a private placement made on July 29, 2004, as amended by Amendment 1 dated March 27, 2008 and further amended by Amendment 2 dated February 12, 2009. The convertible unsecured notes bear interest at the prime rate plus 2% and are due on January 1, 2010.

Mr. Salek and the wife of Michael Goldman were holders of convertible unsecured notes in the amounts of $25,000 and $12,500, respectively, issued pursuant to the terms of a private placement made on July 29, 2004. The convertible unsecured notes bore interest at 11% and were due and paid on June 1, 2009.

Interest expense on the notes held by Mr. Pagano and Mrs. Folger amounted to $11,000 for each of the years ended December 31, 2008 and 2007, paid to each Mr. Pagano and Mrs. Folger. Interest expense on the notes held by Mr. Pagano and Mrs. Folger amounted to $1,313 and $2,750 for the quarters ended June 30, 2009 and 2008, respectively, paid to each Mr. Pagano and Mrs. Folger. Interest expense on the notes held by Mr. Pagano and Mrs. Folger amounted to $2,626 and $5,500 for the six months ended June 30, 2009 and 2008, respectively, paid to each Mr. Pagano and Mrs. Folger.

Interest expense on the note held by Mr. Salek amounted to $4,583 and $5,500 for the years ended December 31, 2008 and 2007, respectively. Interest expense on the note held by Mr. Salek amounted to $458 and $1,146 for the quarters ended June 30, 2009 and 2008, respectively. Interest expense on the note held by Mr. Salek amounted to $1,146 and $2,521 for the six months ended June 30, 2009 and 2008, respectively. The final interest expense on the note was $458.33 and was paid June 1, 2009.

Interest expense on the note held by the wife of Michael Goldman amounted to $2,292 and $2,750 for the years ended December 31, 2008 and 2007, respectively. Interest expense on the note held by the wife of Michael Goldman amounted to $229 and $573 for the quarters ended June 30, 2009 and 2008, respectively. Interest expense on the note held by the wife of Michael Goldman amounted to $573 and $1,261 for the six months ended June 30, 2009 and 2008, respectively. The final interest expense on the note was $229.17 and was paid June 1, 2009.

4.	Securities Transactions

Purchases of Equity Securities

On September 2, 2008, Colonial announced that it was offering to shareholders who owned 99 or fewer shares of Colonial’s Preferred Stock on August 20, 2008, to purchase those shares at $1.25 per Preferred Share. The tender offer was to expire on October 31, 2008; however, on October 28, 2008 Colonial announced that it was extending the expiration date of the tender offer to December 31, 2008.  Colonial retired the Preferred Stock purchased through this tender offer.

Through December 31, 2008, shareholders tendered 2,186 Preferred Stock under the tender offer. Colonial accounted for these transactions utilizing the constructive retirement method.

The table below sets forth purchases of Colonial’s stock for the quarter ended December 31, 2008. There were approximately 14,000 odd-lot shares eligible for purchase under the tender offer.

	Total Number of Shares (or Units) Purchased	Average Price Paid per Preferred Share (or Unit)	Total Number of Shares (or Units) Purchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar Value) of Shares (or Units) that May Yet Be Purchased Under the Plans or Programs
October 1, 2008-October 31, 2008	757	$1.25	757	13,243

November 1, 2008-November 30, 2008	1,046	1.25	1,046	12,197

December 1, 2008-December 31, 2008	383	1.25	383	11,814

Total	2,186	$1.25	2,186	11,814

5.	Notes Payable

Notes payable consist of the following*:

	June 30, 2009	December 31, 2008	December 31, 2007
Various term notes payable: (collateralized by the book value of equipment, the purchase of which such notes financed) with aggregate monthly principal and interest installments of $8,163, $9,254 and $13,043 for 2009, 2008 and 2007, respectively, bearing interest between 0% to 6.9%	$193,068	$236,290	$336,333
Subordinated term note payable: $30,000 annual principal payment, interest at 9% payable monthly. The note was due on December 31, 2008 and deferred to on or about March 31, 2009.**	-	30,000	30,000
Subordinated term note payable to an investment company: $30,000 annual principal payments, interest at 9% payable monthly. The note was due on December 31, 2008 and deferred to on or about March 31, 2009.	-	30,000	30,000
Term notes payable to private investors: subordinated unsecured convertible notes payable, bearing interest at 11% per annum, interest payable quarterly, with 50% of the principal payable on June 1, 2008 and the balance on June 1, 2009. The notes are convertible into 45,833 shares in 2008 and 91,666 shares in 2007 of Common Stock at $3.00 per Preferred Share during the term of the notes.***	-	137,500	275,000
Term notes payable to private investors: subordinated unsecured convertible notes payable, bearing interest at 11% per annum, interest payable quarterly, with the principal payable on January 1, 2010. The notes are convertible into 66,667 shares of Common Stock at $3.00 per Preferred Share during the term of the notes.****	200,000	200,000	200,000
Term note of $750,000 payable to a corporation: subordinated secured note payable, bearing interest at the prime rate and payable quarterly, principal payable on January 1, 2010 and warrants to purchase 150,000 shares of Common Stock at $3.00 per Preferred Share that expired December 31, 2008. The warrant was initially recorded at a fair value of $187,500 and recorded as a discount from the face value of the note and an increase to additional paid in capital. The discount is being accreted over the term of the note as additional interest expense. Colonial recorded $57,692 and $39,183 in interest expense during 2008 and 2007, respectively, related to the warrant.*****
	750,000	750,000	692,308
	1,143,068	1,383,790	1,563,641
Less current installments	(1,047,950)	(308,544)	(296,327)
	$95,118	$1,075,246	$1,267,314

*Subsequent to June 30, 2009 and in connection to this Tender Offer, Colonial will execute a note (“Note”) in favor of each private lender in the form set forth in Exhibit (b)(1) to the Schedule TO. The principal amount of each Note is amortizable in equal quarterly installments over a five year period with interest payable quarterly at 12%. Each Note is subordinated to Wells’ loans.

**The term note payable bearing interest at 9% is to Paul Hildebrandt, who is a related party.

***Included in the above term note payable bearing interest at 11%, are three notes considered to be related party transactions; $25,000 in 2008 and $50,000 in 2007 term note payable to William Salek, Chief Financial Officer and Secretary of Colonial, $12,500 in 2008 and $25,000 in 2007 term note payable to the wife of Michael Goldman and $25,000 in 2008 and $50,000 in 2007 term note payable to Paul Hildebrandt. These notes were paid on June 1, 2009 as further described in Section 3 of this Schedule I—Transactions with Related Persons, Promoters and Certain Control Persons.

****Included in the above term note payable bearing interest at 11%, are two notes considered to be related party transactions; $100,000 term note payable to William Pagano, President of Universal and Director of Colonial, and $100,000 term note payable to Rita Folger, beneficial owner of greater than 5% of Colonial. On February 12, 2009, Colonial amended the Convertible Notes dated as of July 29, 2004, as amended by Amendment 1 dated March 27, 2008, payable to each Rita Folger and William Pagano (“Amended Convertible Notes”).  The Amended Convertible Notes provide for (i) the first maturity date and the final maturity date of each note to be extended to January 1, 2010 so that the entire principal amount of each note is due and payable on January 1, 2010, and (ii) a decrease in the interest rate from and after January 1, 2009 to the prime rate in effect from time to time plus 2%.

*****The term note payable bearing interest at prime rate is to Goldman Associates of New York, Inc., (“Goldman Associates”), in which Michael Goldman is Chief Executive Officer and Chairman of the Board, is also considered a related party. Goldman Associates’ standstill agreement pursuant to the Private Placement Agreement expired on May 31, 2008.  Pursuant to the Private Placement Agreement, Goldman Associates agreed that it and its affiliates will not until May 31, 2008 without the prior written consent of the Board of Directors of Colonial (i) acquire, agree to acquire or make any proposal to acquire any voting securities or assets of Colonial or any of its affiliates, (ii) propose to enter into any merger, consolidation, recapitalization, business combination, or other similar transaction involving Colonial or any of its affiliates, (iii) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote or seek to advise or influence any person with respect to the voting of any voting securities of Colonial or any of its affiliates or (iv) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing or (v) advise, assist or encourage any other persons in connection with the foregoing.  On February 12, 2009, Colonial amended the Secured Note dated July 29, 2004, as amended by Amendment 1 dated March 27, 2008 (“Amended Secured Note”).  The Amended Secured Note provides for (i) the maturity date of the note to be extended from January 1, 2009 to January 1, 2010, and (ii) an increase in the interest rate from and after January 1, 2009 to the prime rate in effect from time to time plus 2%.

Maturities of notes payable are as follows:

As of December 31, 2008		As of June 30, 2009

January 1 – December 31, 2009	$308,544		$-

January 1 – December 31, 2010	1,024,906	July 1, 2009 – June 30, 2010	1,047,951

January 1 – December 31, 2011	27,927	July 1, 2010 – June 30, 2011	45,166

January 1 – December 31, 2012	18,714	July 1, 2011 – June 30, 2012	26,736

January 1 – December 31, 2013	3,699	July 1, 2012 – June 30, 2013	18,551

January 1 – December 31, 2014	-	July 1, 2013 – June 30, 2014	4,664

	$1,383,790		$1,143,068

6.	Capital Stock

Each share of Preferred Stock is convertible into one share of our Common Stock.  Holders of shares of Preferred Stock will be entitled to a dividend, based upon a formula, when and if any dividends are declared on our Common Stock.  Each share of Preferred Stock is redeemable, at our option, at $7.50 per share.  The Preferred Stock has a liquidation preference provision that entitles the holder to receive preferential payments equal to $5.00 per share of Preferred Stock plus any declared and unpaid dividends, before we distribute any amounts in liquidation to the holders of Common Stock. Mergers and consolidations, and sales by us of all or any part of our assets, do not count as “liquidations” under the preceding sentence.

Each holder of record of Preferred Stock is entitled to one vote per share of Preferred Stock on each matter on which the holders of record of Common Stock of the Corporation is entitled to vote. Holders of Preferred Stock generally vote together with the holders of our Common Stock on a share for share basis, and not as a separate class, except that the holders of Preferred Stock vote as a separate class on amendments to our Restated Certificate of Incorporation that could adversely affect the Preferred Stock, and on any reverse stock split.

For more information, please see our Restated Certificate of Incorporation filed on Form 10-Q with the Securities and Exchange Commission (“SEC”) on November 13, 2006

At December 31, 2008, there were 642,391 shares of Common Stock reserved for conversion of shares of Preferred Stock and for the exercise of vested stock options and convertible notes.

Messrs. Goldman, Korn, Pagano, Rozzi, and Mrs. Folger each signed a stock purchase and sale standstill agreement in which they agreed until May 31, 2008 not to purchase any stock without written consent from Colonial and they will not sell any stock to anyone when such a sale would create a new 5% shareholder unless such person first enters into a similar standstill agreement.  On November 2, 2007, Colonial terminated said Standstill Agreements dated June 21, 2004 between Colonial and Messrs. Goldman, Korn, Pagano, Rozzi, and Mrs. Folger.

7.	Equity Transactions

During the year ended December 31, 2008, no shares were issued pursuant to the exercise of stock options.

During the year ended December 31, 2007, Colonial issued 52,000 shares of Common Stock pursuant to the exercise of stock options.  On January 2, 2007, Bernard Korn obtained 52,000 shares of Common Stock by exercising 52,000 outstanding stock options.  Mr. Korn was Chairman and Chief Executive Officer of Colonial until his resignation on April 17, 2006 and served as a non-executive employee of Colonial until his death on December 12, 2007.

There were no stock options granted in any of the quarters ended June 30, 2009 and 2008.  For each of the quarters ended June 30, 2009 and 2008, the amount of stock based compensation was $6,676.

During the year ended December 31, 2008, 17,423 shares of redeemable Preferred Stock were converted into 17,423 shares of Common Stock. During the year ended December 31, 2007, no shares of redeemable Preferred Stock were converted into Common Stock. As of December 31, 2008 and 2007, the number of shares of Preferred Stock outstanding was 447,891 and 467,500, respectively.

During the quarter ended June 30, 2009, no shares of redeemable preferred stock were converted into common stock. During the quarter ended June 30, 2008, 17,423 shares of redeemable preferred stock were converted into common stock, which includes 998 shares converted by William Pagano, Chief Executive Officer of the Company. No stock options were exercised during the quarters ended June 30, 2009 and 2008.

On September 2, 2008, Colonial announced that it was offering to shareholders who owned 99 or fewer shares of Colonial’s Preferred Stock on August 20, 2008, to purchase those shares at $1.25 per Preferred Share. The tender offer was to expire on October 31, 2008; however, on October 28, 2008 Colonial announced that it was extending the expiration date of the tender offer to December 31, 2008.  Colonial retired the Preferred Stock purchased through this tender offer. There were approximately 14,000 odd-lot shares eligible for purchase under the tender offer.

Through December 31, 2008, shareholders tendered 2,186 Preferred Stock under the tender offer. Colonial accounted for these transactions utilizing the constructive retirement method.

On November 21, 2007, the Board of Directors authorized Colonial to repurchase up to $250,000 of its common and/or Preferred Stock in open market or privately negotiated purchases.  There is no expiration date associated with this program.  As of December 31, 2007, Colonial purchased 8,150 shares of Common Stock on the open market for an aggregate purchase price of $9,832 and $240,168 remains available for repurchase under the program.  Colonial accounted for these transactions utilizing the constructive retirement method. Colonial did not purchase any shares during the year ended December 31, 2008 under the program. Rule 13e-4 of the Exchange Act prohibits Colonial and its affiliates from purchasing any Preferred Stock, other than pursuant to the tender offer, until at least ten business days after the expiration date of the tender offer.

SCHEDULE II

FAIRNESS OPINION SUMMARY

______

AUGUST 2009

Chartered Capital Advisers, Inc.

New York, New York

PREFACE

Chartered Capital Advisers, Inc. (“CCA”) has been retained (see Attachment) by the Independent Directors Committee (the “Committee”) of the Board of Directors (the “Board”) of Colonial Commercial Corp. (“CCC” or the “Company”) for the purpose of evaluating the proposed purchase (the “Proposed Purchase”) of the Company’s Convertible Preferred Stock (the “Preferred Stock”) for a cash price of $1.25/share (the “Purchase Price”) and, if appropriate, to render an opinion (see Attachment) on the fairness of the Proposed Purchase, from a financial point of view, to the holders of the Preferred Stock and Common Stock.

CCA has relied upon financial information and representations obtained from the management of CCC (“Management”), as well as upon information from public sources generally regarded to be reliable.  CCA assumes no responsibility for the accuracy or completeness of the aforementioned.  To the extent that the representations, documents, or other information that CCA has relied upon is incomplete or inaccurate, the analyses and conclusions drawn therefrom could require modification.

This document summarizes certain factors and analyses considered by CCA in connection with rendering its fairness opinion.  It has been developed solely for archival purposes and to facilitate discussions with the Committee regarding the bases for our opinion.  It is not intended for publication without our prior written consent (which has been granted for purposes of SEC filings and communications with CCC shareholders) and may not be used for any other purposes.  CCA has not been involved in structuring or financing the Proposed Purchase.  We have not recommended that the Committee or the Board approve the Proposed Purchase, nor do we have any option regarding:  (1) the decision of the Board to enter into the Proposed Purchase; (2) whether the Proposed Purchase is a desirable use of the Company’s financial resources; or (3) the impact of the Proposed Purchase on the solvency of the Company, either before or after the transaction.  Each member of the Committee and the Board must necessarily take responsibility for making a decision regarding the fairness of the Proposed Purchase based on its own evaluation of financial and nonfinancial factors, including factors that may not be reflected in this document or in our fairness opinion.  We make no representations regarding the current or prospective value of any securities of CCA.  This document does not constitute investment advice.

CCA routinely prepares valuations on behalf of a broad range of domestic and overseas clients of all sizes in a diversity of industries.  A description of CCA, including the background of key professionals, is provided in

Exhibit 26.  CCA and its employees do not have any present or contemplated interests in CCC or in any affiliated entity, nor are we aware of any client conflicts in this matter.  We have no interest in the outcome of the Proposed Purchase.  There are no factors that have inhibited our firm from rendering a fair and unbiased opinion.

TABLE OF CONTENTS

Description	Page
Summary	1
Business Considerations	2
Capitalization	8
Proposed Purchase	12
Valuation Considerations	14
Certification	20
Statement of Limiting Conditions	21

Exhibit
Information Sources	1
Historical Financial Information:
Summary of Financial Condition	2
Common-Size Balance Sheet	3
Summary of Financial Performance	4
Common-Size Income Statement	5
Summary of Cash Flow	6
Key Financial Ratios	7
Analysis of Cash Flow	8
5-Year Projection of Net Income:
Base Case	9
Modified Base Case	10
U.S. Sales of Ventilation, Heating, Air Conditioning, and Commercial Refrigeration Equipment:
Annual Sales	11
Monthly Sales	12
CCOM Common Stock Monthly Price Range	13
Comparative Stock Price Performance: CCOM, IBI, and WSO	14
CCOMP Preferred Stock Daily Price Range	15

TABLE OF CONTENTS, continued
Description	Exhibit
Average of Monthly High/Low: Common and Preferred Stock Prices	16
Comparing Proposed Purchase Price to 12-Month Stock Price Range	17
Estimated per-Share Value Based on Alternative Acquisition Premia	18
Asset-Based Approaches to Estimate Per-Share Value	19
Overview of Guideline Public Companies	20
Guideline Public Company Financial Statements and Financial Ratios:
Interline Brands, Inc.	21
Watsco, Inc.	22
Estimated Value per Share Based on Guideline Company Capitalization Multiples	23
Estimated Value per Share Based on M&A Capitalization Multiple	24
Estimated Value per Share Based on Discounted Cash Flow Analysis	25
Description of Chartered Capital Advisers, Inc.	26

Attachments
CCA Engagement Letter dated as of May 15, 2009
CCA Fairness Opinion

Fairness Opinion Summary	Colonial Commercial Corp.

SUMMARY

➢
CCA has rendered an opinion to the Independent Directors that the Proposed Purchase of the Preferred Stock by CCC is fair, from a financial point of view, to those holders of the Preferred Stock who may choose to tender their stock, and to all other holders of Common Stock and Preferred Stock

➢	To perform our analysis, CCA has
w	Visited the corporate headquarters of CCC
w	Interviewed Management and its legal advisors (Exhibit 1)
w	Reviewed and/or relied upon various documents (Exhibit 1)
w	Performed various analyses, including, but not necessarily limited to those contained herein

➢	Factors and analyses underlying our fairness opinion included, but were not limited to
♦	Current and historical trading range of the Common Stock and Preferred Stock
♦	Tender offer for odd-lot shares of the Preferred Stock
♦	Purchases by CCC of Common Stock and Preferred stock in the open market
♦	Acquisition premia applied to the Preferred Stock
♦	Net book value and tangible book value
♦	Net asset value
♦	Going-concern value
♦	Net liquidation value
♦	Capitalization multiples of guideline public companies
♦	Capitalization multiples of guideline M&A transactions
♦	Discounted cash flow analysis
♦	Opportunity costs of holding the Preferred Stock
♦	Structural attributes of the Preferred Stock

Chartered Capital Advisers, Inc.

1

Fairness Opinion Summary	Colonial Commercial Corp.

BUSINESS CONSIDERATIONS

➢	CCA
♦	Visited the headquarters of CCC
♦	Interviewed Management in order to enhance our understanding of CCC and its
•	Financial performance and condition
•	Industry
•	Competitive environment
•	Risks, and opportunities

➢	CCC overview
♦	Founded on 10/28/64
♦	Operations conducted through wholly owned subsidiaries
•	Universal Supply Group, Inc.
•	RAL Supply Group, Inc.
•	S&A Supply Group, Inc.
♦	CCC distributes heating, ventilating, and air conditioning (“HVAC”) equipment, parts and accessories, climate control systems, appliances, and plumbing and electrical fixtures and supplies
•	Nonexclusive supplier of Amana, Goodman, Fraser-Johnston, and Johnson Controls
▪	Top 2 suppliers accounted for 30% of 2008 purchases
•	Markets served—New Jersey, New York, Massachusetts, portions of eastern Pennsylvania, Connecticut, and Vermont
•	85% of sales during 2006 – 2008 were for replacement and/or renovation, and 15% for new construction
•	2008 sales mix
▪	38% HVAC equipment
▪	37% parts and accessories

Chartered Capital Advisers, Inc.

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Fairness Opinion Summary	Colonial Commercial Corp.

▪	14% climate control systems
▪	11% other
♦	Sell primarily to contractors
•	7,800 customers in 2008, none of which represented more than 2% of sales
♦	CCC is a mid-sized player in a fragmented industry
♦	Headquartered in Hawthorne, NJ, the Company has 18 leased sales and warehouse locations in New Jersey, Pennsylvania, New York, and Massachusetts
♦	177 non-union, full-time employees as of 12/31/08
♦	Deliver products to customers with fleet of 19 leased and 25 owned trucks and vans
•	Customers may also pick up products at facilities
♦	Competition
•	Distributors
•	National chains
•	National home centers
•	HVAC manufacturers that distribute a significant portion of products through captive distribution organizations
♦	Basis for competition
•	Product availability
•	Customer service
•	Price
•	Quality
♦	CCC’s competitive strengths
•	Technical sales support to customers
•	Experienced sales personnel at point-of-sale locations
♦	CCC’s subsidiaries are defendants in various lawsuits
•	The Company is vigorously defending all matters in which the Company is a defendant
•	The Company carries liability insurance, and in some cases, may be covered via indemnification agreements

Chartered Capital Advisers, Inc.

3

Fairness Opinion Summary	Colonial Commercial Corp.

•	No liability for litigation damages was reflected in the Company’s financial statements as of 3/09

➢	Financial observations
♦	Historical financial performance and condition
•	The Company’s fiscal year is on a calendar year-end basis
•	2008 financial statements were audited by Eisner LLP
•	The Company lost $1MM on 2008 sales of $85.6MM (Exhibit 4)
▪	The 3.9% sales increase during 2008 was its smallest increase in recent years (Exhibit 7)
-	Sales growth has occurred as a result of acquisitions, adding products, and opening new locations
▪
2009 1st quarter sales fell by 14.3% (Exhibits 4 and 7), and losses during what has historically been the Company’s weakest quarter increased from $1.5MM during the first quarter of 2008 to $1.6MM during the first quarter of 2009, while the deficit in EBITDA during the same 2 quarters increased from $1.1MM in 2008 to $1.4MM in 2009

•	Gross margins have declined in 2 of the past 3 years, and exhibited continuing softness during the 1st quarter of 2009 (Exhibit 5)
•
The combination of declining gross margins and growth in SG&A as a percent of sales have caused the Company’s operating profit margin to decline each year from 3.5% of sales during 2005 to only 0.7% of sales during 2008 (Exhibit 5)

•	The combined effects of the aforementioned coupled with declining sales during the 1st quarter of 2009 have caused the 1st quarter operating loss to swell to 9.5% of sales (Exhibit 5)
•	As a result of losses during the past two years and the first quarter of this year (Exhibit 4)
▪	The Company’s stockholders’ equity has declined to $4.2MM (Exhibit 2)
▪	Working capital has become negative (Exhibits 2 and 7)
•	Funded debt (Exhibits 2, 3 and 7)
▪	Has consistently approached the limit of availability under the Company’s revolving line of credit in recent months
▪	Amounted to approximately $14MM at 3/09, which was equivalent 77% of total capitalization
•	Management indicated to CCA that limits under the Company’s revolving line of credit and soft business have caused the Company to pay its vendors more slowly than in recent months

Chartered Capital Advisers, Inc.

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Fairness Opinion Summary	Colonial Commercial Corp.

•	Receivables turn about 8 times per year, and inventory about 4 times per year, which is in line with industry averages (Exhibit 7)
•	Cash flow (Exhibit 6)
▪	The Company generated $5.4MM cash flow from operating activities during 2008 largely as a result of reducing receivables and inventory
-	The cash flow was used to reduce trade payables by $1.3MM and reduce indebtedness by $5.1MM
-	Cash flow from operating activities was positive during the 1st quarter of 2009 largely as a result of a reduction of accounts receivable by $672M and an increase in payables and accruals by $1.769MM
-	Net capital expenditures during the 1st quarter of 2009 were reduced to just $8M
♦	Financial projections
•	Base Case (Exhibit 9)
▪	Reflects a slight loss during 2009 with sales falling by 2.6%, and slight profit in 2010, with earnings approaching 7-year highs by 2011
•	Modified Base Case (Exhibit 10)
▪	Reflects a slight profit during 2009 on flat sales, with earnings growing more rapidly than under the Conservative Scenario as a result of containing SG&A expense growth
•	Both scenarios were prepared a few months ago
•	Management believes that revised projections would be more conservative than those reflected in Exhibits 9 and 10

➢	Industry considerations
♦	U.S. residential and light commercial HVAC industry—2008
•	$26 billion segment of the market
•	Top 7 domestic manufacturers represent about 90% of unit sales
▪
Carrier Corporation (United Technologies); Goodman Manufacturing Company; Rheem Manufacturing Company; Trane Inc. (Ingersoll-Rand); York International Corp. (Johnson Controls); Lennox International, Inc.; and Nordyne Corp. (Nortek)

Chartered Capital Advisers, Inc.

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Fairness Opinion Summary	Colonial Commercial Corp.

•	Replacement products account for 70% to 80% of industry sales
▪	120 million residential installations over past 20 years
▪	Mechanical life estimated at 8 to 20 years, depending on usage
•	Domestic manufacturers account for 97% of units shipped
♦	Industry characteristics
•	Well-established, fragmented distribution system
▪	Typically privately owned
▪	Regionally oriented
•	There are 3 large, publicly traded industry distributors
▪	Wolseley PLC’s Ferguson unit—UK-based firm, TTM sales £16.8 billion, with U.S. operations serving primarily the new residential and commercial business
▪	Watsco—2008 sales $1.7 billion
▪	Interline Brands—2008 sales $1.2 billion sales
•	Growth of the above companies has been principally through acquisitions
•	OEM’s have some direct or controlled distribution
♦	New Jersey market
•	117,000 units shipped in 2008
•	Down from 162,234 units shipped in 2005
➢	Macroeconomic considerations
♦	General
•	U.S. real GDP declined by 6.1% during the 1st quarter of 2009 (U.S. Bureau of Economic Research)
•	The national unemployment rate rose to 8.9% during April (Bureau of Labor Statistics) and is forecasted to reach 9.7% by year end (The Wall Street Journal survey)
•	The U.S. is mired in its worst recession in more than a quarter of a century
•	The May Wall Street Journal survey of economists reported that the most commonly held view was that it would take 3 to 4 years to close the output gap1
•	The Federal Reserve Board has kept interest rates low in order to avoid a deflationary spiral that can cause consumers to further reign in spending

Chartered Capital Advisers, Inc.

1 Difference between actual output and full-capacity output

6

Fairness Opinion Summary	Colonial Commercial Corp.

♦	HVAC sales
•	The above factors have adversely impacted the Company’s industry
▪	HVAC sales have declined by about 10% during each of the past 2 years (Exhibit 11)
▪	Monthly shipments have exhibited an even more precipitous decline over the past half year (Exhibit 12)
♦	U.S. M&A activity (Mergerstat)
•	The value of year-to-date M&A transactions through April has been flat—$195.5 billion vs $191.1 billion for the 1st 4 months of 2008
▪	Aggregate data conceals the following
-	Year-to-date transaction volume is down 33%
-	Spending is down in 39 of the 49 industries tracked by Mergerstat
-	The number of deals announced in April was the 4th lowest number over the past 15 months
•	Debt financing for transactions continues to be difficult to raise
•	The average EBITDA multiple paid over the past 3 months has declined to 5.6 times
♦	Stock market
•	After falling by more than 25% during the 1st 2 months of 2009, the S&P 500 has since recovered its losses and closed on 5/20/09 at approximately the same level at which it began the year
•	The stock market is commonly regarded to be one of the best leading economic indicators
•
Many experts believe that the stock market has already reached a cyclical bottom, although where it goes from here is subject to debate in light of the large recent gains on limited favorable economic data

Chartered Capital Advisers, Inc.

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Fairness Opinion Summary	Colonial Commercial Corp.

CAPITALIZATION

➢	Funded debt
w	Revolving line of credit
•	Lender—Wells Fargo Bank
•	Terms
▪	Secured by all of the Company’s assets
▪	Availability based on an advance rate against eligible prime collateral
-	85% of eligible receivables
-	57% of eligible inventory
-	Reduced by
·	Deposits in other banks (typically in the vicinity of $300K)
·	Reserve of $171,000
•	Loan balance also includes a $1,000,000 structured portion
▪	Payable in 24 monthly installments
▪	Balance as of May 20, 2009: $708,333
▪	Monthly principal payments: $41,665
•	$500,000 in seasonal over-advances available
•	Financial covenants re-evaluated each December, and consider income, cash flow, tangible net worth, and capital expenditures
•	Working capital deficiency as of 3/31/09
▪	Triggered by recent re-classification of related-party debt as “current” in accordance with the terms of the debt obligations
▪	Deficiency expected to be short-term
•	Line of credit expires 8/1/12
•	Bill Pagano’s exit would trigger default, unless waiver obtained
•	Interest rate

Chartered Capital Advisers, Inc.

8

Fairness Opinion Summary	Colonial Commercial Corp.

▪	Prime minus 0.25%
▪	3.0% as of March 31, 2009
•	Amount
▪	$25 million limit
▪	$12,671,987 balance as of 3/31/09
▪	Loan is consistently at maximum allowed under borrowing formula
▪	Unused availability—$698,703 as of 3/31/09
▪	Nominal availability offset by outstanding checks
w	Term loans
•	The Company also has various notes payable aggregating approximately $1.4MM, with interest rates of up to 11%, most of which mature in 2009 and 2010
•	Most of the debt is owed to related parties

➢	Common stock (the “Common Stock”)
w	4,654,953 shares outstanding as of 4/30/09
•	283 shareholders
▪	Non-odd lot—111, with 4,649,146 shares
▪	Odd lot—172, with 5,807 shares
•	Major shareholders
▪	Michael Goldman/Goldman Associates1,226,264 shares (26.3%)
▪	William Pagano—735,638 shares (15.8%)
▪	Rita Folger—545,386 shares (11.8%)
w	Trading
•	Trades on the OTC Bulletin Board under the ticker symbol CCOM.OB
•	Stock is illiquid
▪	Year-to-date trading through 5/15/09
-	Stock traded on only 19 days—an average of about 1 day per week
-	Aggregate volume of 32,500 shares
-	Trading volume represents less than $10,000 in transaction value
•	The stock has been in a downtrend since reaching a peak in April 2006 (Exhibit 6)

Chartered Capital Advisers, Inc.

9

Fairness Opinion Summary	Colonial Commercial Corp.

•	At a price per share of 26¢ that has persisted throughout most of May, the Common Stock is little more than a speculative trading vehicle
•	The stock is not followed by any analysts nor does it have institution support
•
Although the performance of Common Stock did not deviate significantly from that of its industry peers—Watsco and Interline Brands—during 2005 and 2006, from the beginning of 2007 its deterioration was significantly greater than that of the peer group (Exhibit 14)

w	Options
•	Employee stock option plan—2006
•	1,000,000 shares maximum
•	10 year plan
•	Grants under plan:
▪	Exercisable—82,000 shares, at weighted average of $1.42 per share
▪	Non-exercisable—15,000 shares, at $1.85 per share
▪	Aggregate intrinsic value at March 31, 2009—$3,740
w	Warrants—none

➢	Preferred stock
w	447,891 shares outstanding as of 4/30/09
•	770 shareholders
▪	Non-odd lot—406, with 435,676 shares
▪	Odd lot—364, with 12,215 shares
▪	91,065 is owned by officers and directors
w	Key features
•	Each share is convertible into 1 share of Common Stock
•	Entitled to same dividend/share as Common Stock
•	Redeemable at $7.50 per share, at Company’s option
•	$5.00 per share liquidation preference provision
▪	No such preference exists in the event of a sale of the Company
•	Voting rights are identical to those of the Common Stock

Chartered Capital Advisers, Inc.

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Fairness Opinion Summary	Colonial Commercial Corp.

•	Except for the liquidation preference, the Preferred Stock has similar economic features to the Common Stock
w	Trading
•	Trades on the OTC Bulletin Board under the ticker symbol CCOMP.OB
•	Stock is even more illiquid than the Common Stock
▪	Year-to-date trading through 5/15/09
-	Stock traded on only 8 days—an average of twice a month
-	Aggregate volume of 7,300 shares
-	Trading volume represents about $2,500 in transaction value
•	On 8/7/08 the Company announced a tender offer to purchase all odd lots for $1.25/share (the “Odd Lot Tender Offer”)
▪	Tender offer price was in excess of pre-announcement trading range (Exhibit 15)
▪	2,186 shares were tendered through 12/31/08
•	After beginning the year with a few speculative trades above $1/share, most of the subsequent trades have been at 27¢/share (Exhibit 15)
•
Except for a speculative bubble that appeared to be associated with the premium reflected in the Odd Lot Tender Offer, the average monthly price of the Preferred Stock has generally been similar to the average monthly price of the Common Stock—as would be expected since they have similar economic attributes (Exhibit 16)

Chartered Capital Advisers, Inc.

11

Fairness Opinion Summary	Colonial Commercial Corp.

PROPOSED PURCHASE

➢	The Company, subject to Board approval, seeks to purchase all of the issued and outstanding shares of the Preferred Stock for a cash price of $1.25/share (the “Proposed Purchase Price”)
♦	Proposed Purchase would be unconditional—not contingent upon any minimum number of shares being tendered
♦	Holders of the Preferred Stock who tendered their shares would be paid a cash price of $1.25/share promptly after the expiration of the tender offer

➢	Alternative shareholder actions
♦	Tender Preferred Stock
♦	Reject Proposed Purchase
•	Convert Preferred Stock into Common Stock
•	Retain Preferred Stock

➢	Financing of Proposed Purchase
♦
Certain shareholders and directors would loan the Company the money required to complete the Propose Purchase in exchange for a 12% unsecured note to be amortized in equal quarterly installments over a 5-year period

♦	Use of funds and related financing are subject to the approval of the Company’s bank

➢	Effects of the Proposed Purchase
♦
If the Company is successful in purchasing a significant portion of the Preferred Stock it would have the ability to cease filing reports with the SEC, which Management believes would result in an annual cost savings of approximately $400,000, comprised of

•	$232,000 —accounting and Sarbanes consulting fees

Chartered Capital Advisers, Inc.

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Fairness Opinion Summary	Colonial Commercial Corp.

•	$85,000— legal fees
•	$66,000 —printing and mailing annual reports, SEC filings, new releases, and related documents
•	$19,500 —D&O and other insurance
♦	The impact of the annual savings would
•	Enhance the capitalized value of equity
•	Reduce financial risk, by using annual savings to pay down debt
•	Reduce operational risk, by reducing the fixed costs of the Company

➢	Process through which Management and the Board developed the Proposed Purchase Price, structure, and financing
♦	Management discussed the benefits of the Proposed Purchase at a Board meeting on or about 5/12/09
♦	The Committee engaged CCA on 5/15/09
♦	CCA provided the Committee various financial analyses
♦	The Committee recommended to the Board that the per-share price of the Proposed Purchase should be $1.25
♦	The Board authorized the Proposed Purchase, reflecting the price and terms summarized on the previous page

Chartered Capital Advisers, Inc.

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Fairness Opinion Summary	Colonial Commercial Corp.

VALUATION CONSIDERATIONS

➢	CCA considered, among other things, the estimated value of the Preferred Stock based on
♦	Historical trading range of the Common Stock and Preferred Stock
♦	Acquisition premia applied to the Preferred Stock
♦	Net book value
♦	Tangible book value
♦	Net asset value
♦	Net liquidation value
♦	Capitalization multiples of guideline public companies
♦	Capitalization multiples of guideline M&A transactions
♦	Discounted cash flow analysis
♦	Opportunity costs of holding the Preferred Stock
♦	Structural attributes of the Preferred Stock

➢
Based the analyses summarized below, as well as other factors, CCA is able to render an opinion that the Proposed Purchase is fair, from a financial point of view, to the holders of the Preferred Stock

➢	Historical trading range (Exhibit 17)
♦
Except for a period in which the Preferred Stock skyrocketed on relatively low volume amidst speculation resulting from the Odd Lot Tender Offer, the Preferred Stock has traded below, and more recently, about 80% below the Proposed Purchase Price

♦	The price of the Preferred Stock, which was generally 26¢ to 27¢/share from 1/26/09 through 5/12/09, is more relevant to current value because
•	It is more indicative of the current financial performance and financial condition of the Company than the 2008 prices, and

Chartered Capital Advisers, Inc.

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Fairness Opinion Summary	Colonial Commercial Corp.

•	The more recent prices lack the speculative bubble attributable to the Odd Lot Tender Offer
♦	The Proposed Purchase Price represents
•	A 363% premium over the price of 26¢/share for the Preferred Stock that has persisted throughout most of 2009
•	A 178% premium over the price of 45¢/share to which the Preferred Stock rose in recent days
♦	Based on the above, the historical trading range of the Preferred Stock supports our opinion that the Proposed Purchase is fair, from a financial point of view, to the holders of the Preferred Stock

➢	Acquisition premia applied to the Preferred Stock (Exhibit 18)
♦	CCA applied premia developed from the M&A market to the per-share price of the Preferred Stock to develop alternative per-share prices
•	The base price to which various acquisition premia were applied was based on the volume-weighted price of the Preferred Stock during the 3 months ended 5/15/09
▪	A volume-weighted price was used to reduce the impact of illiquidity and the distorting impact of the increase in per-share price from 26¢ to 45¢ on 5/12/09, despite the absence of any relevant news
•
Using acquisition premia to develop the Proposed Purchase Price provides the holders of the Preferred Stock the benefit of synergies and control reflected in acquisition premia that would not occur in the Proposed Purchase

♦	Our analysis results in a range of per-share value of 43.8¢ to 61¢
♦
Based on the above, the application of acquisition premia to the 3-month volume-weighted per-share price of the Preferred Stock supports our opinion that the Proposed Purchase is fair, from a financial point of view, to the holders of the Preferred Stock

➢	Asset-based approaches to estimate per-share value (Exhibit 19)
♦	CCA applied several asset-based approaches to estimate value which resulted in the following per-share values
•	Book value—82¢/share
•	Tangible book value—44¢/share
•	Net asset value—28¢/share

Chartered Capital Advisers, Inc.

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Fairness Opinion Summary	Colonial Commercial Corp.

•	Net liquidation value—worthless
♦	The asset-based approaches support our opinion that the Proposed Purchase is fair, from a financial point of view, to the holders of the Preferred Stock

➢	Capitalization multiples of guideline public companies (Exhibit 23)
♦	CCA identified and reviewed with Management 2 guideline public companies (the “Guideline Companies”)
•	Interline Brands, Inc. (Exhibit 20)
•	Watsco, Inc. (Exhibit 20)
•	Each of these companies is (Exhibits 20 through 22)
▪	Actively traded in the stock market
▪	Substantially larger than CCC, with revenues > $1 billion
▪	More diversified than CCC in terms of product lines and locations
▪	Profitable
▪	Less heavily leveraged than CCC
♦
Notwithstanding the comparatively more desirable investment attributes of the Guideline Companies compared to those of CCC, CCA applied the average multiple of capitalized EBITDA developed from the Guideline Companies to the EBITDA of CCC for the trailing 12 months and the year ended 12/08

•	Since CCC’s 2008 EBITDA exceeded that of the trailing 12 months, the inclusion of 2008 EBITDA in our valuation analysis provides an indication of the upper limit of value
•
Like CCC, the Guideline Companies have experienced declines in EBITDA, so dividing their current enterprise value by a depressed trailing 12-month EBITDA results in a capitalization multiple that is higher than normal due to the depressed level of EBITDA in the denominator of the capitalization multiple

♦	Applying an EBITDA capitalization multiple of 10.81 developed from the Guideline Companies resulted in a per-share value ranging from worthless, after inclusion of debt, to 61¢
♦
The application of capitalization multiples developed from Guideline Companies supports our opinion that the Proposed Purchase is fair, from a financial point of view, to the holders of the Preferred Stock

Chartered Capital Advisers, Inc.

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Fairness Opinion Summary	Colonial Commercial Corp.

➢	Merger & acquisition capitalization multiples (Exhibit 24)
♦	CCA conducted a search for data on acquisitions of HVAC distributors that were completed since 1/1/04 using the Mergerstat database and the Thomson Merger & Acquisition database
•	These M&A databases are the most commonly used by M&A professionals
♦	1 transaction was identified for which sufficient data was available—the $110MM acquisition by Watsco of ACR Group, Inc. that was completed on 8/10/07
•	CCA used the multiple from this transaction to provide a basis for estimating the per-share value of CCC even though
▪	Multiples in the M&A market were higher in 2007 than the current environment
▪	ACR was larger and more profitable than CCC
♦	Applying an EBITDA capitalization multiple of 9.73 developed from the M&A transaction identified resulted in a per-share value ranging from worthless, after inclusion of debt, to 29¢
♦	The application of M&A capitalization multiples supports our opinion that the Proposed Purchase is fair, from a financial point of view, to the holders of the Preferred Stock

➢	Discounted cash flow analysis (Exhibit 25)
♦	CCA adapted Management’s projections to a format that enabled us to estimate a range of value based on discounted cash flow analysis
♦	Based on discounted cash flow analysis the estimated range of the per-share value of the Preferred Stock was 17¢ to $2.22
♦	The higher number of the indicated range of value exceeds the Proposed Purchase Price
•	This does not prevent CCA to conclude that the Proposed Purchase Price is fair because
▪	Discounted cash flow analysis is often disregarded as speculative
▪	The projections under the Modified Base Case assume that SG&A as a percent of sales can be reduced to 24.4% (Exhibit 25.4) as compared to 28.5% in 2008 or a 5-year low of 26.7% in 2005 (Exhibit 5)
-	The value implied by the Modified Base Case depends upon achieving operating expenses as a percent of sales that have not been achieved in recent years

Chartered Capital Advisers, Inc.

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Fairness Opinion Summary	Colonial Commercial Corp.

♦
Using the average of the minimum and maximum estimate of value resulting from discounted cash flow analysis supports our opinion that the Proposed Purchase is fair, from a financial point of view, to the holders of the Preferred Stock

➢	Opportunity costs of holding the Preferred Stock
♦	The Preferred Stock is illiquid
•	Only 4,300 shares traded during the 3 months ended 5/15/09
▪	At the above trading volume, it would take more than 25 years for the holders of the Preferred Stock to liquidate their shares in the secondary market
•	The Proposed Purchase may be the most feasible method of a large number of the holders of the Preferred Stock to be cashed out at a price as high as the Proposed Purchase Price
♦
Based on our valuation analyses and recent trading activity, the Proposed Purchase Price is in excess of what can reasonably be anticipated as a stock price in the near term based on conventional valuation benchmarks

♦
There is risk that, if the Company’s financial condition continues to deteriorate, the Company’s lender reduces loan availability, and/or the Company is unable to maintain credit facilities comparable to what it currently has, the value of the Preferred Stock could further decline or it could become worthless

♦
At recent price levels, with almost half of the holders of the Preferred Stock owning less than 100 shares, they would realize little, if anything, net of brokerage commissions, from a secondary market sale

♦
If a sufficient number of holders of Preferred Stock tender their shares pursuant to the Proposed Purchase and/or the Company purchases a sufficient number of Preferred Stock in the secondary market to enable the Company to cease filing with the SEC, it is possible that the liquidity and value of the Preferred Stock would be further eroded

➢	Structural attributes of the Preferred Stock
♦	The Preferred Stock is a common stock equivalent
•	It may be converted into Common Stock at any time, at the holder’s option, on a 1:1 basis
♦	Liquidation preference
•	$5/share in the event of liquidation
•	Irrelevant to current value

Chartered Capital Advisers, Inc.

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Fairness Opinion Summary	Colonial Commercial Corp.

▪	The Company has no plans to liquidate
▪	In the event of liquidation, there would not be any proceeds available to the holders of the Preferred Stock (Exhibit 19)
♦	Company’s redemption option at $7.50/share
•	Irrelevant to current value
▪	The Company lacks the financial resources to redeem the Preferred Stock at $7.50/share
▪	It is unlikely that the Company’s lender would permit the Company to use its cash for a redemption at that price
♦	Dividend, conversion, and voting rights
•	No incremental value compared to the per-share value of the Common Stock

➢	Other considerations
♦	Dividends—the Company does not pay dividends and none are anticipated to be paid in the near future
♦	Odd Lot Tender Offer—reflected the same per-share price as the Proposed Purchase Price
♦	Other offers to purchase the Company during the past 2 years—none, according to Bill Pagano
♦	The Preferred Stock generally trades at a per-share price that is similar to the Common Stock

Chartered Capital Advisers, Inc.

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Fairness Opinion Summary	Colonial Commercial Corp.

CERTIFICATION

We hereby certify the following statements regarding this valuation analysis:

➢	We have no present or prospective future interest in the assets, properties, or business interests that are the subject of this document.

➢	We have no personal interest or bias with respect to the subject matter of this document or the parties involved.

➢	Our compensation for preparing this document is in no way contingent upon the value reported or on any predetermined value.

➢	To the best of our knowledge and belief, the statements of facts contained in this document, on which the analyses, conclusions, and opinions expressed herein are based, are true and correct.

CHARTERED CAPITAL ADVISERS, INC.

Ronald G. Quintero, CPA, CFA, ABV, CDBV

Managing Director

Chartered Capital Advisers, Inc.

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Fairness Opinion Summary	Colonial Commercial Corp.

STATEMENT OF CONTINGENT AND LIMITING CONDITIONS

This analysis is made subject to the following general contingent and limiting conditions:

➢
We assume no responsibility for the legal description of matters including legal or title considerations.  Title to the subject assets, properties, or business interests is assumed to be good and marketable unless otherwise stated.

➢	We assume responsible ownership and competent management and custodial practices with respect to the subject assets, properties, and business interests.

➢	The information furnished to us by others and obtained by us from public sources is believed to be accurate. However, we issue no warranty or other form of assurance regarding its accuracy.

➢	We assume no hidden or undisclosed conditions regarding the subject assets, properties, or business interests.

➢	We assume that there is full compliance with all applicable federal, state, and local regulations and laws.

➢
We assume that all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any local, state, or national government, or private entity or organization have been or can be obtained or reviewed for any use on which this document is based.

➢
We have no knowledge of the existence of environmental problems with respect to the subject assets, properties, or business interests, other than those disclosed, if any, in the Company’s financial statements and footnotes thereto.  However, we are not qualified to detect such problems.  We assume no responsibility for such conditions or for any expertise required to discover them.

Chartered Capital Advisers, Inc.

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Fairness Opinion Summary	Colonial Commercial Corp.

➢
This document has been prepared for the exclusive use of CCC, the Independent Committee, the persons filing Schedule 13E-3’s in connection with this tender offer transaction, and the holders of Common Stock and the holders of Preferred Stock.  No other party may rely upon this document.

➢
CCA is not explicitly or implicitly guaranteeing the realization of the values reflected in this document.  A condition of receipt of this document is that the aggregate financial responsibility of CCA to any and all parties collectively who may assert to have relied upon this the amount of fees paid to CCA in this matter.  Moreover, any third party purporting to rely on this document agrees that, in the event it were to be unsuccessful in a lawsuit against CCA, it would be responsible for reimbursing CCA for any and all reasonable attorneys and expert fees and related expenses.

➢
Possession of this document does not carry with it the right of publication.  It may not be used for any purpose by any person other than the client to whom it is addressed without our written consent, and in any event, only with proper written qualifications and only in its entirety.

➢
By reason of this document, we are not required to furnish a valuation report in a different format, or to give testimony or to be in attendance in court with respect to the assets, properties, or business interests in question unless arrangements have been previously made.

➢
Neither all nor any part of the contents of this document shall be disseminated to the public through advertising, public relations, news, sales, or other media without our prior written consent and approval.

➢
The analyses, opinions, and conclusions presented in this document apply to this engagement only and may not be used out of the context presented herein.  This document is valid only for the effective date specified herein, and only for the purpose specified herein.

Chartered Capital Advisers, Inc.

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EXHIBIT 1
INFORMATION SOURCES

Colonial Commercial Corp.
•	American Stock Transfer & Trust report as of April 30, 2009
•	Borrowing Base Schedule of Loan Availability, through 5/19/09
•	Draft of Tender Offer Statement Dated as of 6/5/09
•	Management analysis of the costs of being a public company
•	Marketing material dated April 15, 2009
•	Restated Certificate of Incorporation
•	SEC filings
-	Forms 10-K as of and for the 5 years ended 12/31/08
-	Forms 10-Q as of and for the quarter ended 3/31/09
-	Forms 8-K filed during the 12 months ended 5/13/09
-	Form DEF 14A dated as of 5/11/09 and amendment thereto
•	Unaudited financial projections for fiscal 2009 prepared by Management

People
•	CCC
William Pagano, Chief Executive Officer
William Salek, Chief Financial Officer and Secretary
Mark Herdin, Controller
E. Bruce Frederickson, Director
•	Folger & Folger—CCC legal counsel
Jeffrey Folger, Esq.
Oscar Folger, Esq.

Public Information
•	Commodity Systems, Inc.
•	Federal Reserve Board
•	Federal Reserve Statistical Release H.15
•	Flashwire US Monthly—May 2009
•	Hoovers Online
•	Ibbotson SBBI 2009 Valuation Yearbook
•	inFinancials
•	Mergerstat
•	Mergerstat Review 2009
•	Regulation M-A
•	Reuters

EXHIBIT 1, continued
INFORMATION SOURCES

Public Information, continued
•	SBA Office of Advocacy newsletter, March 2009, Vol. 28 #3
•	Supply House Times, “2009 ‘The Rankings’ of Top 150 Distributors”
•	10K Wizard
•	US Census Bureau
•	SEC filings
-	Goodman, Inc. Form 10-K for the year ended 12/31/08
-	Watsco, Inc. Form 10-K for the year ended 12/31/08
•	Thomson Merger & Acquisition Database
•	U. S. Bureau of Economic Research
•	U. S. Bureau of Labor Statistics
•	The Wall Street Journal

EXHIBIT 2
COLONIAL COMMERCIAL CORP.
SUMMARY OF FINANCIAL CONDITION ($000)
	Dec-04	Dec-05	Dec-06	Dec-07	Dec-08	Mar-08	Mar-09
Assets
Cash	$311	613	482	623	417	629	546
Accounts receivable, net	7,775	8,490	9,069	11,364	8,803	9,775	7,916
Inventory, net	10,735	11,895	12,854	17,283	13,706	17,381	14,293
Prepaid expenses & other CA	1,439	1,705	1,477	1,640	1,261	1,477	1,229
	20,260	22,703	23,882	30,910	24,187	29,262	23,984
Property and equipment, net	1,656	1,669	1,513	1,800	1,685	1,782	1,587
Goodwill & other intangibles	1,656	1,639	1,632	1,994	1,958	1,985	1,949
Deferred tax assets	493	1,071	1,289	1,176	830	1,176	830
Other assets	183	136	202	227	160	208	106
	$24,248	27,218	28,518	36,107	28,820	34,413	28,456
Liabilities
Trade payables	$4,722	5,992	4,719	7,775	7,021	8,849	8,603
Accrued expenses	1,780	2,060	1,977	1,973	1,467	2,056	1,653
Funded debt—current	12,440	11,911	13,752	18,323	13,473	17,840	13,867
	18,942	19,963	20,448	28,071	21,961	28,745	24,123
LT debt, net of current portion	1,399	1,401	1,318	1,268	1,075	392	126
	20,341	21,364	21,766	29,339	23,036	29,137	24,249
Stockholders' Equity	3,907	5,854	6,752	6,768	5,784	5,276	4,207
	$24,248	27,218	28,518	36,107	28,820	34,413	28,456
Sources: Forms 10-K and 10-Q

EXHIBIT 3
COLONIAL COMMERCIAL CORP.
COMMON-SIZE BALANCE SHEET
	Dec-04	Dec-05	Dec-06	Dec-07	Dec-08	Mar-08	Mar-09
Assets
Cash	1.3%	2.3%	1.7%	1.7%	1.4%	1.8%	1.9%
Accounts receivable, net	32.1%	31.2%	31.8%	31.5%	30.5%	28.4%	27.8%
Inventory, net	44.3%	43.7%	45.1%	47.9%	47.6%	50.5%	50.2%
Prepaid expenses & other CA	5.9%	6.3%	5.2%	4.5%	4.4%	4.3%	4.3%
	83.6%	83.4%	83.7%	85.6%	83.9%	85.0%	84.3%
Property and equipment, net	6.8%	6.1%	5.3%	5.0%	5.8%	5.2%	5.6%
Goodwill & other intangibles	6.8%	6.0%	5.7%	5.5%	6.8%	5.8%	6.8%
Deferred tax assets	2.0%	3.9%	4.5%	3.3%	2.9%	3.4%	2.9%
Other assets	0.8%	0.5%	0.7%	0.6%	0.6%	0.6%	0.4%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Liabilities
Trade payables	19.5%	22.0%	16.5%	21.5%	24.4%	25.7%	30.2%
Accrued expenses	7.3%	7.6%	6.9%	5.5%	5.1%	6.0%	5.8%
Funded debt—current	51.3%	43.8%	48.2%	50.7%	46.7%	51.8%	48.7%
	78.1%	73.3%	71.7%	77.7%	76.2%	83.5%	84.8%
LT debt, net of current portion	5.8%	5.1%	4.6%	3.5%	3.7%	1.1%	0.4%
	83.9%	78.5%	76.3%	81.3%	79.9%	84.7%	85.2%
Stockholders' Equity	16.1%	21.5%	23.7%	18.7%	20.1%	15.3%	14.8%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

EXHIBIT 4
COLONIAL COMMERCIAL CORP.
SUMMARY OF FINANCIAL PERFORMANCE ($000)
	2004	2005	2006	2007	2008	Q/E 3/08	Q/E 3/09	TTM 3-09
Net sales	$61,454	66,691	71,495	82,426	85,607	18,221	15,617	83,003
Cost of sales	(43,208)	(46,561)	(50,057)	(58,871)	(60,639)	(12,865)	(11,224)	(58,998)
Gross profit	18,246	20,130	21,438	23,555	24,968	5,356	4,393	24,005
Selling, general & administrative	(16,666)	(17,783)	(19,420)	(22,296)	(24,388)	(6,557)	(5,879)	(23,710)
Income from operations	1,580	2,347	2,018	1,259	580	(1,201)	(1,486)	295
Other income	320	273	278	297	282	85	55	252
EBIT	1,900	2,620	2,296	1,556	862	(1,116)	(1,431)	547
Interest expense	(875)	(1,044)	(1,355)	(1,502)	(1,154)	(379)	(150)	(925)
Income before taxes	1,025	1,576	941	54	(292)	(1,495)	(1,581)	(378)
Income tax benefit (expense)	498	487	(125)	(105)	(716)	(4)	(4)	(716)
Net income	$1,523	2,063	816	(51)	(1,008)	(1,499)	(1,585)	(1,094)
EBITDA:
EBIT	$1,900	2,620	2,296	1,556	862	(1,116)	(1,431)	547
Depreciation & amortization	393	404	465	566	672	168	148	652
	$2,293	3,024	2,761	2,122	1,534	(948)	(1,283)	1,199
Sources: Forms 10-K and 10-Q

EXHIBIT 5
COLONIAL COMMERCIAL CORP.
COMMON-SIZE INCOME STATEMENT
	2004	2005	2006	2007	2008	Q/E 3/08	Q/E 3/09	TTM 3-09
Percent of Net Sales
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	-70.3%	-69.8%	-70.0%	-71.4%	-70.8%	-70.6%	-71.9%	-71.1%
Gross profit	29.7%	30.2%	30.0%	28.6%	29.2%	29.4%	28.1%	28.9%
Selling, general & administrative	-27.1%	-26.7%	-27.2%	-27.0%	-28.5%	-36.0%	-37.6%	-28.6%
Income from operations	2.6%	3.5%	2.8%	1.5%	0.7%	-6.6%	-9.5%	0.4%
Other income	0.5%	0.4%	0.4%	0.4%	0.3%	0.5%	0.4%	0.3%
EBIT	3.1%	3.9%	3.2%	1.9%	1.0%	-6.1%	-9.2%	0.7%
Interest expense	-1.4%	-1.6%	-1.9%	-1.8%	-1.3%	-2.1%	-1.0%	-1.1%
Income before taxes	1.7%	2.4%	1.3%	0.1%	-0.3%	-8.2%	-10.1%	-0.5%
Income tax benefit (expense)	0.8%	0.7%	-0.2%	-0.1%	-0.8%	0.0%	0.0%	-0.9%
Net income	2.5%	3.1%	1.1%	-0.1%	-1.2%	-8.2%	-10.1%	-1.3%
EBITDA:
EBIT	3.1%	3.9%	3.2%	1.9%	1.0%	-6.1%	-9.2%	0.7%
Depreciation	0.6%	0.6%	0.7%	0.7%	0.8%	0.9%	0.9%	0.8%
EBITDA	3.7%	4.5%	3.9%	2.6%	1.8%	-5.2%	-8.2%	1.4%

EXHIBIT 6
COLONIAL COMMERCIAL CORP.
SUMMARY OF CASH FLOW ($000)
	2004	2005	2006	2007	2008	Q/E 3/08	Q/E 3/09	TTM 3-09
Cash flows from operating activities
Net income	$1,523	2,063	816	(51)	(1,008)	(1,499)	(1,585)	(1,094)
Depreciation and amortization	393	404	465	566	672	168	148	652
Deferred tax benefit	(646)	(642)	0	0	708	0	0	708
Other noncash items, net	304	18	303	725	794	161	213	846
(Incr.) in accounts receivable	(1,746)	(816)	(702)	(1,426)	1,825	1,449	672	1,048
(Increase) in inventory	(1,082)	(1,159)	(867)	(821)	3,576	(98)	(586)	3,088
Increase in payables & accruals	(483)	1,549	(1,356)	2,085	(1,260)	1,157	1,769	(648)
(Incr.) in other net oper. assets	(428)	(155)	(68)	(29)	111	182	91	20
	$(2,165)	1,262	(1,409)	1,049	5,418	1,520	722	4,620
Cash flows from investing activities
Capital expenditures, net	(507)	(401)	(301)	(451)	(520)	(141)	(8)	(387)
Acquisitions	0	0	(150)	(4,703)	0	0	0	0
	$(507)	(401)	(451)	(5,154)	(520)	(141)	(8)	(387)
Cash flows from financing activities
Net change in funded debt	$1,160	(565)	1,720	4,243	(5,101)	(1,373)	(586)	(4,314)
Proceeds from stock & warrants	1,836	22	8	13	0	0	0	0
Equity repurchase	(356)	(15)	0	(10)	(3)	0	0	(3)
	$2,640	(558)	1,728	4,246	(5,104)	(1,373)	(586)	(4,317)
Cash
Net change	$(32)	303	(132)	141	(206)	6	128	(84)
Beginning balance	343	311	614	482	623	623	417	629
Ending balance	$311	614	482	623	417	629	545	545
Sources: Forms 10-K and 10-Q

EXHIBIT 7
COLONIAL COMMERCIAL CORP.
KEY FINANCIAL RATIOS
	2004	2005	2006	2007	2008	Q/E 3/08	Q/E 3/09	TTM 3-09
Financial Performance
Sales growth	37.6%	8.5%	7.2%	15.3%	3.9%	-	-14.3%	-
Gross margin	29.7%	30.2%	30.0%	28.6%	29.2%	29.4%	28.1%	28.9%
Operating margin	2.6%	3.5%	2.8%	1.5%	0.7%	-6.6%	-9.5%	0.4%
Profit margin	2.5%	3.1%	1.1%	-0.1%	-1.2%	-8.2%	-10.1%	-1.3%
Financial Condition
Working capital ($000)	$1,318	2,740	3,434	2,839	2,226	517	(139)	-
Days' sales in ending A/R	46.2	46.5	46.3	50.3	37.5	-	46.1	-
Receivables turnover	8.8	8.2	8.1	8.1	8.5	-	9.4
Days' CGS in ending inventory	90.7	93.2	93.7	107.2	82.5	-	115.9	-
Inventory turnover	4.2	4.1	4.0	3.9	3.9	-	3.7	-
Days' of A/P & accruals	39.6	45.7	35.2	43.8	36.4	-	45.3	-
Fixed assets ÷ total assets	6.8%	6.1%	5.3%	5.0%	5.8%	-	5.6%	-
Equity as % of capitalization	22.0%	30.5%	30.9%	25.7%	28.4%	-	23.1%	-
Current ratio	1.07	1.14	1.17	1.10	1.10	-	0.99	-
Quick ratio	0.50	0.54	0.54	0.49	0.48	-	0.40	-

Sources: Exhibits 2 and 4

EXHIBIT 8
COLONIAL COMMERCIAL CORP.
ANALYSIS OF CASH FLOW ($000)
	2004	2005	2006	2007	2008	Q/E 3/08	Q/E 3/09	TTM 3-09
EBITDA
EBIT	$1,900	2,620	2,296	1,556	862	(1,116)	(1,431)	547
Depreciation & amortization	393	404	465	566	672	168	148	652
	$2,293	3,024	2,761	2,122	1,534	(948)	(1,283)	1,199

Traditional cash flow (funds from operations):
Net income	$1,523	2,063	816	(51)	(1,008)	(1,499)	(1,585)	(1,094)
Depreciation & amortization	393	404	465	566	672	168	148	652
Deferred tax benefit	(646)	(642)	0	0	708	0	0	708
	$1,270	1,825	1,281	515	372	(1,331)	(1,437)	266

Discretionary cash flow:
CF from operating activities	$(2,165)	1,262	(1,409)	1,049	5,418	1,520	722	4,620
Capital expenditures	(507)	(401)	(301)	(451)	(520)	(141)	(8)	(387)
	$(2,672)	861	(1,710)	598	4,898	1,379	714	4,233

Free cash flow to the firm:
CF from operating activities	$(2,165)	1,262	(1,409)	1,049	5,418	1,520	722	4,620
Interest tax shield*	(350)	(418)	(542)	(601)	(462)	(152)	(60)	(370)
Capital expenditures	(507)	(401)	(301)	(451)	(520)	(141)	(8)	(387)
	$(3,022)	443	(2,252)	(3)	4,436	1,227	654	3,863
*Interest expense	$875	1,044	1,355	1,502	1,154	379	150	925
Tax benefit @ 40%	350	418	542	601	462	152	60	370

Sources: Exhibits 4 and 6

EXHIBIT 9
COLONIAL COMMERCIAL CORP.
5-YEAR PROJECTION OF NET INCOME:
BASE CASE ($000)
	2009	2010	2011	2012	2013
Net sales	$83,391	88,395	93,699	101,194	109,290
Cost of goods sold	(59,743)	(63,328)	(67,127)	(72,498)	(78,297)
Gross profit	23,648	25,067	26,571	28,697	30,992
Selling, general & admin.	(23,562)	(24,504)	(25,484)	(26,504)	(27,564)
Operating profit	86	563	1,087	2,193	3,428
Other income	340	350	360	371	382
Interest expense	(773)	(811)	(852)	(894)	(939)
Income before taxes	(347)	101	595	1,670	2,872
Income tax expense	(78)	(86)	(95)	(104)	(115)
Net income	$(425)	15	500	1,565	2,757
Selected Operating Ratios
Sales growth	-2.6%	6.0%	6.0%	8.0%	8.0%
Gross margin	28.4%	28.4%	28.4%	28.4%	28.4%
SG&A ÷ net sales	28.3%	27.7%	27.2%	26.2%	25.2%
Operating profit margin	0.1%	0.6%	1.2%	2.2%	3.1%
Net profit margin	-0.5%	0.0%	0.5%	1.5%	2.5%
Source: Management

EXHIBIT 10
COLONIAL COMMERCIAL CORP.
5-YEAR PROJECTION OF NET INCOME:
MODIFIED BASE CASE ($000)
	2009	2010	2011	2012	2013
Net sales	$85,782	90,929	96,385	104,095	112,423
Cost of goods sold	(61,450)	(65,137)	(69,045)	(74,569)	(80,534)
Gross profit	24,332	25,792	27,340	29,527	31,889
Selling, general & admin.	(23,483)	(24,422)	(25,399)	(26,415)	(27,472)
Operating profit	849	1,370	1,940	3,112	4,417
Other income	340	350	360	371	382
Interest expense	(773)	(811)	(852)	(894)	(939)
Income before taxes	416	908	1,449	2,588	3,860
Income tax expense	(78)	(86)	(95)	(104)	(115)
Net income	$338	822	1,354	2,484	3,746
Selected Operating Ratios
Sales growth	0.2%	6.0%	6.0%	8.0%	8.0%
Gross margin	28.4%	28.4%	28.4%	28.4%	28.4%
SG&A ÷ net sales	27.4%	26.9%	26.4%	25.4%	24.4%
Operating profit margin	1.0%	1.5%	2.0%	3.0%	3.9%
Net profit margin	0.4%	0.9%	1.4%	2.4%	3.3%
Source: Management

EXHIBIT 11
ANNUAL SALES OF VENTILATION, HEATING, AIR CONDITIONING, AND COMMERCIAL REFRIGERATION EQUIPMENT

115
110
105
100
95
90
85
108.67
109.62
102.07
100.00
101.69
105.11
109.96
110.42
102.32
90.35
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008

Source: Federal Reserve Board:; 2002 = 100

EXHIBIT 12

MONTHLY SALES OF VENITLATION, HEATING, AIR CONDITIONING, AND COMMERCIAL REFRIGERATION EQUIPMENT: SEP. 2007 - APRIL 2009

105
100
95
90
85
80
75
70
102.78
97.37
98.23
93.29
90.76
87.01
94.79
94.06
97.13
102.80
96.32
94.28
85.69
86.96
81.32
72.35
72.85
75.73
72.30
71.06
Sep-07
Oct-07
Nov-07
Dec-07
Jan-08
Feb-08
Mar-08
Apr-08
May-08
Jun-08
Jul-08
Aug-08
Sep-08
Oct-08
Nov-08
Dec-08
Jan-09
Feb-09
Mar-09
Apr-09

Source: Federal Reserve Board; 2002 = 100

EXHIBIT 13
CCOM COMMON STOCK MONTHLY PRICE RANGE: OCTOBER 2003 - APRIL 2009
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
Oct-03
Dec-03
Feb-04
Apr-04
Jun-04
Aug-04
Oct-04
Dec-04
Feb-05
Apr-05
Jun-05
Aug-05
Oct-05
Dec-05
Feb-06
Apr-06
Jun-06
Aug-06
Oct-06
Dec-06
Feb-07
Apr-07
Jun-07
Aug-07
Oct-07
Dec-07
Feb-08
Apr-08
Jun-08
Aug-08
Oct-08
Dec-08
Feb-09
Source: CSI

EXHIBIT 14
COMPARATIVE STOCK PRICE PERFORMANCE: CCOM, IBI, AND WSO
225
200
175
150
125
100
75
50
25
0
WSO
IBI
CCOM
1/3/2005
3/3/2005
5/3/2005
7/3/2005
9/3/2005
11/3/2005
1/3/2006
3/3/2006
5/3/2006
7/3/2006
9/3/2006
11/3/2006
1/3/2007
3/3/2007
5/3/2007
7/3/2007
9/3/2007
11/3/2007
1/3/2008
3/3/2008
5/3/2008
7/3/2008
9/3/2008
11/3/2008
1/3/2009
3/3/2009
5/3/2009
Based on stock prices reported by CSI

EXHIBIT 15
CCOMP PREFERRED STOCK DAILY PRICE RANGE: JANUARY 2 - MAY 15, 2009
$1.60
$1.40
$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
1/2/2009
1/9/2009
1/16/2009
1/23/2009
1/30/2009
2/6/2009
2/13/2009
2/20/2009
2/27/2009
3/6/2009
3/13/2009
3/20/2009
3/27/2009
4/3/2009
4/10/2009
4/17/2009
4/24/2009
5/1/2009
5/8/2009
5/15/2009
Source: CSI

EXHIBIT 16
AVERAGE OF MONTHLY HIGH/LOW: COMMON AND PREFERRED STOCK PRICES
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Jun-04
Aug-04
Oct-04
Dec-04
Feb-05
Apr-05
Jun-05
Aug-05
Oct-05
Dec-05
Feb-06
Apr-06
Jun-06
Aug-06
Oct-06
Dec-06
Feb-07
Apr-07
Jun-07
Aug-07
Oct-07
Dec-07
Feb-08
Apr-08
Jun-08
Aug-08
Oct-08
Dec-08
Feb-09
Apr-09
CCOMB Common Stock
CCOMP Preferred Stock
Source: CSI

EXHIBIT 17
COMPARING PROPOSED PURCHASE PRICE TO 12-MONTH STOCK PRICE RANGE
$11
$10
$9
$8
$7
$6
$5
$4
$3
$2
$1
$0
5/15/2008
6/15/2008
7/15/2008
8/15/2008
9/15/2008
10/15/2008
11/15/2008
12/15/2008
1/15/2009
2/15/2009
3/15/2009
4/15/2009
5/15/2009
Preferred Stock
Common Stock
Proposed Purchase
Source: CSI

EXHIBIT 18
COLONIAL COMMERCIAL CORP.
ESTIMATED PER-SHARE VALUE BASED ON ALTERNATIVE ACQUISITION PREMIA
Volume- Wtd. Price/ Share1	Acquisition Premium	Adjusted Price/ Share	Valuation Basis
$0.332	36.5%	$0.453	Median acquisition premium, 20082
$0.332	31.9%	$0.438	Median acquisition premium, minority interests, 20082
$0.332	35.4%	$0.450	Median acquisition premium, purchase price ≤ $25MM, 20082
$0.332	36.8%	$0.454	Median acquisition premium, cash acquisitions, 20082
$0.332	44.4%	$0.480	Median acquisition premium, per-share price < $10/sh., 20082
$0.332	45.9%	$0.485	Median acquisition premium, unprofitable seller, 20082
$0.332	36.8%	$0.454	Median premium, going-private transactions, 20082
$0.332	83.6%	$0.610	Average premium, 3 months ended 4/093
$0.332	42.4%	$0.473	Premium paid by Watco in 2007 acquisition of ACR4

Estimated Range
of Value/Share
Minimum	Maximum
$0.438	$0.610

1For 3 months ended 5/15/09
2Mergerstat Review, 2009
3Flashwire US Monthly, May 2009.  Average is skewed upwards by positive outliers and comparatively small number of transactions for only a 3-month period.
4Mergerstat and Thomson Financial M&A Database

EXHIBIT 19
COLONIAL COMMERCIAL CORP.
ASSET-BASED APPROACHES TO ESTIMATE PER-SHARE VALUE
			Tangible		Net		Net
	Book		Book		Asset	Liquidation
	Value3	Adj.	Value	Adj.4	Value	Adj.5	Value
Assets1
Cash	$546		546		546		546
Accounts receivable, net	7,916		7,916		7,916	(1,583)	6,333
Inventory, net	14,293		14,293		14,293	(7,147)	7,147
Prepaid expenses & other CA	1,229		1,229		1,229		1,229
	23,984		23,984		23,984		15,254
Property and equipment, net	1,587		1,587		1,587	(1,190)	397
Goodwill & other intangibles	1,949	(1,949)	0		0		0
Deferred tax assets	830		830	(830)	0		0
Other assets	106		106		106	(80)	27
	28,456		26,507		25,677		15,678
Liabilities1
Trade payables	(8,603)		(8,603)		(8,603)		(8,603)
Accrued expenses	(1,653)		(1,653)		(1,653)		(1,653)
Funded debt—current	(13,867)		(13,867)		(13,867)		(13,867)
LT debt, net of current portion	(126)		(126)		(126)		(126)
Wind-down expenses						(3,919)	(3,919)
Landlord claims						(7,045)	(7,045)
Net Asset Value1	$4,207		2,258		1,428		(19,536)
	÷		÷		÷		÷
Common Stock Equivalents1,2	5,103		5,103		5,103		5,103
Estimated Value/Share	$0.82		$0.44		$0.28		$(3.83)
1000
2Common shares (000)	4,655	As of 4/30/09 per Management
Preferred shares	448	As of 4/30/09 per Management
	5,103

3As of 3/31/09 per Exhibit 2

4On going-concern basis deferred tax assets, representing value of NOL's, would be little if anything due to the difficulty of conveying NOL's to a purchaser Goodwill and other intangibles would have little, if any value, since such incremental value in excess of book value is dependent upon the ability of the Company to generate a level of earnings in excess of what would be expected from an investment in tangible assets.  As of the date of the fairness opinion the Company was unprofitable and lacked demonstrated superior earnings-generating capability necessary to support intangible value.

5Accounts receivable—80% of net book value, based on advance rates in asset-based loan which is intended to reflect what the lenders believe is realizable in liquidation Inventory—50% of net book value, based on advance rates in asset-based loan which is intended to reflect what the lenders believe is realizable in liquidation PP&E and other assets—25% of net book value based on our experience and judgment.  PP&E in order of magnitude, is comprised primarily of leasehold improvements (worthless), computer hardware and software, automobiles Wind-down expenses—2 months' SG&A expense based on our experience and judgment Landlord claims—2 years rent based on the U. S. Bankruptcy Code

EXHIBIT 20
OVERVIEW OF GUIDELINE PUBLIC COMPANIES

Interline Brands, Inc. sells more than 85,000 plumbing, hardware, electrical, janitorial, and related products under private labels (including AmSan, Hardware Express, Maintenance USA, Sexauer, U.S. Lock, Wilmar). It operates 75 regional distribution centers and some 40 showrooms serving professional contractors throughout North America. Its Florida Lighting business (acquired in 2003) distributes specialty lighting and electrical products. Interline Brands was formed in 2000 when the Wilmar, Barnett, and Sexauer companies merged. The company went public in late 2004.

Prior to its IPO, Interline Brands was owned by a group of investors led by Parthenon Partnerships, a Boston private equity firm. Parthenon, which had owned 52% of Interline's common stock, currently owns about 6% of the company.  Customers include professional contractors, facilities maintenance professionals, and specialty distributors throughout North and Central America.

In July 2006 the company purchased janitorial and sanitary supplies provider American Sanitary Inc. (or AmSan) followed a year later by the acquisition of Iowa-based CCS Enterprises (dba Copperfield), a distributor and direct marketer of specialty ventilation and chimney maintenance products, for about $70 million.  Hoovers Online

Watsco, Inc. It is one of the largest independent distributors of residential heating, air conditioning and refrigeration equipment in the US, with more than 415 distribution locations in more than 30 states. Through its group of subsidiaries Watsco also provides installation and repair equipment for its products. Its primary customers are contractors and dealers who install and replace HVAC equipment in homes. While it does not maintain any international facilities, Watsco does export products to Latin America and the Caribbean, which accounts for less than 1% of revenues. Sales of HVAC equipment account for about half of Watsco's revenues. Its key product suppliers include Rheem, Carrier, Nordyne, Goodman, Trane, and Lennox.  Watsco also sells products to the industrial and commercial refrigeration market. It distributes condensing units, compressors, evaporators, valves, coolers, and ice machines manufactured by Emerson Electric's Copeland Compressor, E. I. du Pont de Nemours and Company, Mueller Industries, and The Manitowoc Company.

Since air conditioning units having a working lifespan from eight to 20 years, the replacement market is the most lucrative part of Watsco's business, with higher growth margins. The replacement market makes up between 80-85% of Watsco's sales. Sales in that segment are expected to increase as older models wear out and are replaced by more energy-efficient ones. The company also plans to see a surge in the replacement market as homeowners are given federal tax credits and other local utility rebates to replace their old units with high-efficiency air conditioners or furnaces.

In an effort to build a national network and streamline its core operations, Watsco acquired rival ACR Group , another HVAC distributor, which gave it an additional 54 locations and more than 12,000 customers across the country. The company also disposed of a non-core business, Dunhill Staffing Systems, which provides temporary and permanent employment services in the US and Canada, to ATS Services.

In 2009, Watsco formed a joint venture with Carrier to distribute Carrier, Bryant, Payne, and Totaline residential and light commercial products in the US sunbelt region and territories in the Caribbean and Latin America. The firm said the venture would boost revenue and profitability by improving parts distribution and cutting costs.  Hoovers Online

EXHIBIT 21
INTERLINE BRANDS, INC./DE
INCOME STATEMENT SUMMARY ($MM)
	12/2008	12/2007	12/2006	12/2005	12/2004	12/2003	12/2002	12/2001
Revenues
Total Revenues	1,195.66	1,239.03	1,067.57	851.93	743.91	640.14	637.53	609.36
Expenses
Cost of Sales	744.20	763.29	657.28	522.43	455.96	387.52	399.54	382.45
Gross Margin	451.47	475.73	410.29	329.49	287.95	252.62	237.99	226.91
Selling, Gen. & Administrative Expense	343.79	345.30	292.75	229.60	202.08	171.09	164.33	157.80
Operating Income b/f Depreciation (EBITDA)	107.67	130.44	117.54	99.90	85.86	81.53	73.66	69.11
Depreciation	18.71	16.34	15.84	16.95	15.16	19.32	12.95	18.23
Depreciation Unreconciled	16.87	14.50	14.43	13.05	12.60	10.95	11.28	16.53
Operating Income After Depreciation	88.97	114.09	101.69	82.95	70.71	62.20	60.71	50.88
Interest Income	2.20	2.01	0.59	0.24	0.14	0.20	0.15	0.36
Other Income, Net	2.78	1.24	0.61	0.64	8.03	5.31	(5.83)	(6.87)
Other Special Charges	N/A	N/A	(20.84)	(11.27)	(9.22)	(15.50)	(4.89)	(3.06)
Total Income Avail for Interest Expense (EBIT)	93.94	117.35	82.05	72.55	69.65	52.22	50.14	41.31
Interest Expense	28.48	33.92	31.37	25.42	39.93	40.52	38.78	40.37
Pre-tax Income (EBT)	65.46	83.42	50.68	47.13	29.72	11.70	11.37	0.94
Income Taxes	24.63	32.46	19.50	18.34	11.62	4.55	4.22	2.60
Income before Income Taxes	65.46	83.42	50.68	47.13	29.72	11.70	11.37	0.94
Net Income from Continuing Operations	40.83	50.96	31.19	28.80	18.10	7.15	7.15	(1.66)
Net Income from Total Operations	40.83	50.96	31.19	28.80	18.10	7.15	7.15	(1.66)
Income from Cum. Effect of Acct Chg	N/A	N/A	N/A	N/A	N/A	N/A	N/A	(3.22)
Total Net Income	40.83	50.96	31.19	28.80	18.10	7.15	7.15	(4.88)
Normalized Income	40.83	50.96	52.03	40.07	27.32	22.65	12.04	1.40
Net Income Available for Common	40.83	50.96	31.19	28.80	(36.29)	(41.47)	(35.32)	(38.68)
Preferred Dividends	N/A	N/A	N/A	N/A	54.39	48.62	42.47	37.02
Per Share Data
Basic EPS from Continuing Ops.	1.26	1.58	0.97	0.90	(25.21)	(7.71)	(6.56)	(7.78)
Basic EPS from Total Operations	1.26	1.58	0.97	0.90	(25.21)	(7.71)	(6.56)	(7.78)
Basic EPS, Total	1.26	1.58	0.97	0.90	(25.21)	(7.71)	(6.56)	(7.78)
Basic Normalized Net Income/Share	1.26	1.58	1.62	1.25	N/A	N/A	N/A	6.58
Diluted EPS from Continuing Ops.	1.25	1.56	0.95	0.89	(25.21)	(7.71)	(6.56)	(7.78)
Diluted EPS from Total Operations	1.25	1.56	0.95	0.89	(25.21)	(7.71)	(6.56)	(7.78)
Diluted EPS, Total	1.25	1.56	0.95	0.89	(25.21)	(7.71)	(6.56)	(7.78)
Diluted Normalized Net Income/Share	1.25	1.56	1.58	1.24	N/A	N/A	N/A	6.58
Share Data
Total Common Shares Outstanding	32.45	32.31	32.28	32.22	31.92	5.33	5.33	5.39
Shares Outstanding Common Class Only	32.45	32.31	32.28	32.22	31.92	5.33	5.33	5.39
Treasury Shares	0.11	0.04	0.02	N/A	N/A	N/A	N/A	N/A
Basic Weighted Shares Outstanding	32.36	32.24	32.14	32.00	1.44	5.38	5.39	5.39
Diluted Weighted Shares Outstanding	32.57	32.70	32.75	32.44	1.44	5.38	5.39	5.39

Source: Tenkwizard

EXHIBIT 21, cont.
INTERLINE BRANDS, INC./DE
BALANCE SHEET SUMMARY ($MM)
	12/2008	12/2007	12/2006	12/2005	12/2004	12/2003	12/2002
Assets
Cash and Equivalents	62.72	4.98	6.85	2.96	69.18	1.61	5.56
Restricted Cash	N/A	N/A	N/A	N/A	N/A	1.00	0.33
Marketable Securities	N/A	48.54	N/A	N/A	N/A	N/A	N/A
Accounts Receivable	139.52	154.57	158.56	125.43	116.34	96.62	96.14
Other Receivable	1.45	16.56	N/A	N/A	N/A	N/A	N/A
Receivables	140.97	171.13	158.56	125.43	116.34	96.62	96.14
Inventories	211.20	190.97	201.66	165.28	145.53	119.30	124.48
Prepaid Expenses	22.88	2.00	7.25	5.50	3.20	4.26	5.95
Current Deferred Income Taxes	19.01	15.36	17.82	13.95	12.08	10.32	10.93
Other Current Assets	N/A	5.11	N/A	N/A	N/A	N/A	N/A
Total Current Assets	456.79	438.08	392.15	313.12	346.34	233.11	243.39
Gross Fixed Assets (Plant, Prop. & Equip.)	118.50	99.40	85.49	81.44	72.34	65.83	62.31
Accumulated Depreciation & Depletion	72.47	62.27	53.74	51.57	43.57	35.23	28.72
Net Fixed Assets (Net PP&E)	46.03	37.13	31.75	29.87	28.77	30.61	33.59
Intangibles	132.79	136.73	143.44	353.82	289.21	292.86	273.09
Cost in Excess	317.12	313.46	313.08	N/A	N/A	N/A	N/A
Other Non-Current Assets	10.12	11.42	10.15	8.97	9.07	8.71	1.65
Total Non-Current Assets	506.06	498.75	498.42	392.65	327.04	332.18	308.33
Total Assets	962.85	936.83	890.57	705.77	673.38	565.28	551.72
Liabilities
Accounts Payable	68.26	60.16	67.49	69.18	53.26	43.18	53.42
Short Term Debt	1.86	2.52	2.72	1.40	1.00	7.00	41.25
Accrued Expenses	N/A	20.36	24.85	22.03	22.18	24.36	21.03
Accrued Liabilities	32.47	0.84	3.52	9.34	9.17	5.80	4.41
Other Current Liabilities	N/A	22.99	16.36	3.00	7.37	N/A	N/A
Total Current Liabilities	102.59	106.86	114.94	104.95	92.99	80.35	120.11
Long Term Debt	401.77	416.29	418.65	280.68	302.28	334.53	284.77
Capital Lease Obligations	0.23	0.46	0.68	0.96	N/A	N/A	N/A
Deferred Income Taxes	37.21	33.35	34.80	34.65	25.22	22.54	21.25
Other Non-Current Liabilities	0.99	2.45	0.82	N/A	N/A	12.79	18.07
Preferred Equity outside Stock Equity	N/A	N/A	N/A	N/A	N/A	379.61	331.20
Total Non-Current Liabilities	440.19	452.56	454.95	316.28	327.50	749.47	655.30
Total Liabilities	542.78	559.42	569.89	421.23	420.48	829.82	775.40
Common Stock Equity	420.07	377.41	320.68	284.54	252.90	(264.54)	(223.68)
Common Par	0.33	0.32	0.32	0.32	0.32	1.99	1.99
Additional Paid In Capital	571.87	567.86	561.63	558.18	553.56	N/A	N/A
Retained Earnings	(150.83)	(191.67)	(241.85)	(273.04)	(301.84)	(265.55)	(224.08)
Treasury Stock	(1.98)	(0.86)	(0.50)	N/A	N/A	N/A	N/A
Other Equity Adjustments	0.70	1.75	1.07	(0.93)	0.86	(0.98)	(1.60)
Total Capitalization	821.84	793.70	739.33	565.22	555.17	69.99	61.09
Total Equity	420.07	377.41	320.68	284.54	252.90	(264.54)	(223.68)
Total Liabilities & Stock Equity	962.85	936.83	890.57	705.77	673.38	565.28	551.72
Working Capital	354.21	331.22	277.21	208.17	253.35	152.76	123.28
Free Cash Flow	25.37	42.06	(109.35)	(42.30)	(8.89)	10.14	5.47
Share Data
Total Common Shares Outstanding	32.45	32.31	32.28	32.22	31.92	5.33	5.33
Shares Outstanding Common Class Only	32.45	32.31	32.28	32.22	31.92	5.33	5.33
Preferred Shares	N/A	N/A	N/A	N/A	N/A	23.60	23.62
Treasury Shares	0.11	0.04	0.02	N/A	N/A	N/A	N/A
Basic Weighted Shares Outstanding	32.36	32.24	32.14	32.00	1.44	5.38	5.39
Diluted Weighted Shares Outstanding	32.57	32.70	32.75	32.44	1.44	5.38	5.39

Source: Tenkwizard

EXHIBIT 21, cont.
INTERLINE BRANDS, INC./DE
CASH FLOW SUMMARY ($MM)
	12/2008	12/2007	12/2006	12/2005	12/2004	12/2003	12/2002	12/2001
Operating Activities
Net Income (Loss)	40.83	50.96	31.19	28.80	18.10	7.15	7.15	(4.88)
Depreciation	17.41	15.11	14.43	13.05	12.60	10.95	11.28	16.53
Amortization	1.29	1.23	1.42	3.90	2.56	8.37	1.67	1.71
Deferred Income Taxes	(0.68)	0.52	(2.20)	(2.36)	1.71	1.02	0.42	(3.85)
Operating (Gains) Losses	(2.70)	0.14	0.08	12.11	(9.94)	4.59	10.16	16.03
Changes in Working Capital
(Increase) Decrease in Receivables	10.30	(15.03)	(7.07)	(10.35)	(17.69)	0.57	(2.22)	(13.66)
(Increase) Decrease in Inventories	(19.15)	11.10	(18.56)	(10.18)	(26.23)	9.05	(7.33)	(9.93)
(Increase) Decrease in Prepaid Expenses	1.46	(0.31)	0.07	(1.87)	1.06	1.74	(2.46)	5.18
(Increase) Decrease in Other Current Assets	0.66	N/A	N/A	0.10	(0.52)	(0.98)	(0.01)	(0.27)
(Increase) Decrease in Payables	6.87	(6.77)	(18.57)	11.28	7.32	(11.11)	(0.61)	1.76
(Increase) Decrease in Other Curr Liabs.	(10.81)	(7.45)	2.01	(5.64)	9.63	1.73	(7.63)	7.09
(Increase) Decrease in Other Working Capital	0.23	(1.18)	(0.50)	N/A	N/A	N/A	N/A	N/A
Other Non-Cash Items	10.46	9.40	27.66	N/A	N/A	N/A	N/A	N/A
Net Cash from Continuing Operations	56.19	57.73	29.95	38.84	(1.40)	33.09	10.42	15.70
Net Cash from Operating Activities	56.19	57.73	29.95	38.84	(1.40)	33.09	10.42	15.70
Investing Activities
Sale of Property, Plant, Equipment	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1.80
Sale of Short Term Investments	84.07	120.42	N/A	N/A	N/A	N/A	N/A	N/A
Purchase of Property, Plant, Equipment	(20.58)	(14.91)	(7.81)	(7.92)	(6.76)	(4.56)	(4.94)	(8.21)
Acquisitions	(10.24)	(0.77)	(131.49)	(73.21)	(0.72)	(18.39)	N/A	(1.83)
Purchase of Short Term Investments	(35.53)	(168.96)	N/A	N/A	N/A	(3.85)	N/A	N/A
Other Investing Changes Net	N/A	N/A	N/A	N/A	0.16	N/A	N/A	N/A
Net Cash from Investing Activities	17.72	(64.21)	(139.30)	(81.13)	(7.33)	(26.80)	(4.94)	(8.24)
Financing Activities
Issuance of Debt	N/A	N/A	428.57	53.00	N/A	N/A	14.50	4.00
Issuance of Capital Stock	0.66	0.56	1.05	4.03	174.61	N/A	N/A	N/A
Repayment of Long Term Debt	(15.60)	(2.92)	(307.11)	(79.59)	(38.25)	(337.74)	(17.75)	(12.75)
Repurchase of Capital Stock	(1.05)	N/A	N/A	N/A	(55.00)	N/A	N/A	N/A
Other Financing Charges, Net	0.15	6.80	(9.28)	(1.50)	(5.35)	326.77	(0.04)	(1.10)
Net Cash from Financing Activities	(15.84)	4.44	113.23	(24.06)	76.01	(10.96)	(3.29)	(9.85)
Effect of Exchange Rate Changes	(0.31)	0.16	0.02	0.14	0.29	0.72	0.04	(0.19)
Net Change in Cash & Cash Equivalents	57.75	(1.88)	3.89	(66.22)	67.57	(3.95)	2.23	(2.58)
Cash at Beginning of Period	4.98	6.85	2.96	69.18	1.61	5.56	3.33	5.91
Cash at End of Period	62.72	4.98	6.85	2.96	69.18	1.61	5.56	3.33
Share Data
Total Common Shares Outstanding	32.45	32.31	32.28	32.22	31.92	5.33	5.33	5.39
Shares Outstanding Common Class Only	32.45	32.31	32.28	32.22	31.92	5.33	5.33	5.39
Preferred Shares	N/A	N/A	N/A	N/A	N/A	23.60	23.62	N/A
Treasury Shares	0.11	0.04	0.02	N/A	N/A	N/A	N/A	N/A
Basic Weighted Shares Outstanding	32.36	32.24	32.14	32.00	1.44	5.38	5.39	5.39
Diluted Weighted Shares Outstanding	32.57	32.70	32.75	32.44	1.44	5.38	5.39	5.39

Source: Tenkwizard

EXHIBIT 21, cont.
INTERLINE BRANDS, INC./DE
KEY FINANCIAL RATIOS
	12/2008	12/2007	12/2006	12/2005	12/2004	12/2003	12/2002
Close Price/Earnings Ratio	8.50	14.00	23.70	25.60	N/A	N/A	N/A
High Price/Earnings Ratio	17.60	18.00	29.00	26.40	N/A	N/A	N/A
Low Price/Earnings Ratio	5.40	12.90	22.30	17.00	N/A	N/A	N/A
Gross Profit Margin (Prof. Margin After CGS)	37.80	38.40	38.40	38.70	38.70	39.50	37.30
EBITDA Margin	9.01	10.53	11.01	11.73	11.54	12.74	11.55
CFO Margin (CFO ÷ sales)	4.70	4.66	2.81	4.56	(0.19)	5.17	1.63
Pre-Tax Profit Margin	5.50	6.70	4.70	5.50	4.00	1.80	1.80
Post-Tax Profit Margin	3.40	4.10	2.90	3.40	2.40	1.10	1.10
Net Profit Margin (PM from Total Operations)	3.40	4.10	2.90	3.40	2.40	1.10	1.10
Interest Coverage fr. Continuing Ops.	3.30	3.50	2.60	2.90	1.70	1.30	1.30
Interest as a % of Invested Capital	3.50	4.30	4.20	4.50	7.20	57.90	63.50
Effective Tax Rate	37.60	38.90	38.50	38.90	39.10	38.90	37.10
Normalized Close Price/Earnings Ratio	8.50	14.00	14.20	18.30	N/A	N/A	N/A
Normalized High Price/Earnings Ratio	17.60	18.00	17.40	19.00	N/A	N/A	N/A
Normalized Low Price/Earnings Ratio	5.40	12.90	13.40	12.20	N/A	N/A	N/A
Normalized Net Profit Margin	3.40	4.10	4.90	4.70	3.70	3.50	1.90
Normalized Return on Stock Equity	9.70	13.50	16.20	14.10	10.80	N/A	N/A
Normalized Return on Assets	4.20	5.40	5.80	5.70	4.10	4.00	2.20
Normalized Return on Invested Capital	5.00	6.40	7.00	7.10	4.90	32.40	19.70
Normalized Income per Employee	0.01	0.01	0.01	0.01	0.01	0.01	0.01
Quick Ratio	2.00	2.10	1.40	1.20	2.00	1.20	0.80
Current Ratio	4.50	4.10	3.40	3.00	3.70	2.90	2.00
Payout Ratio	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total Debt to Equity Ratio	0.96	1.11	1.32	0.99	1.20	N/A	N/A
Long-term Debt to Total Capital	0.49	0.52	0.57	0.50	0.54	4.78	4.66
Leverage Ratio	2.30	2.50	2.80	2.50	2.70	N/A	N/A
Asset Turnover	1.30	1.40	1.30	1.20	N/A	N/A	N/A
Cash as a % of Revenue	5.20	0.40	0.60	0.30	9.30	0.30	0.90
Receivables as a % of Revenue	11.80	13.80	14.90	14.70	15.60	15.10	15.10
SG&A Expense as % of Revenue	28.80	27.90	27.40	27.00	27.20	26.70	25.80
Revenue per $ Cash	19.06	249.05	155.80	288.01	10.75	397.11	114.73
Revenue per $ Plant (Net)	25.97	33.37	33.62	28.53	25.86	20.92	18.98
Revenue per $ Common Equity	2.85	3.28	3.33	2.99	2.94	(2.42)	(2.85)
Revenue per $ Invested Capital	1.45	1.56	1.44	1.50	1.34	9.15	10.44
Receivable Turnover	7.70	7.50	7.50	7.00	N/A	N/A	N/A
Inventory Turnover	3.70	3.90	3.60	3.40	N/A	N/A	N/A
Receivables Per Day Sales	42.45	49.72	53.47	53.00	56.30	54.33	54.29
Sales per $ Receivables	8.48	7.24	6.73	6.79	6.39	6.63	6.63
Sales per $ Inventory	5.66	6.49	5.29	5.15	5.11	5.37	5.12
Revenue to Assets	1.20	1.30	1.20	1.20	1.10	1.10	1.20
# of Days Cost of Goods Sold in Inventory	97.00	93.00	100.00	107.00	N/A	N/A	N/A
Current Assets per Share	14.08	13.56	12.15	9.72	10.85	43.70	45.63
Total Assets per Share	29.67	29.00	27.59	21.90	21.10	105.97	103.42
Intangibles as % Book Value	107.10	119.30	142.40	124.30	114.40	(110.70)	(122.10)
Inventory as % Revenue	17.70	15.40	18.90	19.40	19.60	18.60	19.50
Long Term Debt per Share	12.39	12.90	12.99	8.74	9.47	62.71	53.38
Current Liabilities per Share	3.16	3.31	3.56	3.26	2.91	15.06	22.51
Cash per Share	1.93	0.15	0.21	0.09	2.17	0.30	1.04
Long-term Debt to Equity Ratio	0.96	1.10	1.31	0.99	1.20	N/A	N/A
Long Tm Debt as % of Invested Capital	48.90	52.50	56.70	49.70	54.40	478.00	466.10
Long Term Debt as % of Total Liabilities	74.10	74.50	73.60	66.90	71.90	40.30	36.70
Total Liabilities as a % of Total Assets	56.40	59.70	64.00	59.70	62.40	146.80	140.50
Working Capital as a % of Equity	84.30	87.80	86.40	73.20	100.20	(57.70)	(55.10)
Revenue per Share	36.85	38.35	33.07	26.44	23.31	120.00	119.51
Book Value per Share	12.95	11.68	9.93	8.83	7.92	N/A	N/A
Tangible Book Value per Share	(0.92)	(2.25)	(4.21)	(2.15)	(1.14)	(104.49)	(93.12)
Price to Revenue Ratio	0.29	0.57	0.68	0.86	0.75	N/A	N/A
Price to Equity Ratio (Price to Book)	0.82	1.88	2.26	2.58	2.22	N/A	N/A
Price to Tangible Book Ratio	(11.55)	(9.74)	(5.34)	(10.58)	(15.43)	N/A	N/A
Working Capital as % of Price	102.70	46.80	38.20	28.40	45.10	N/A	N/A
Working Capital per Share	10.92	10.25	8.59	6.46	7.94	28.64	23.11
Cash Flow per Share	1.83	2.08	1.46	1.42	(0.66)	(4.15)	(4.19)
Free Cash Flow per Share	0.78	1.30	(3.39)	(1.31)	(0.28)	1.90	1.03
Return on Stock Equity (Return on Equity)	9.70	13.50	9.70	10.10	7.20	N/A	N/A
Return on Invested Capital	5.00	6.40	4.20	5.10	3.30	10.20	11.70
Return on Assets	4.20	5.40	3.50	4.10	2.70	1.30	1.30
Price/Cash Flow Ratio	5.80	10.50	15.40	16.00	(26.70)	N/A	N/A
Price/Free Cash Flow ratio	13.60	16.90	(6.60)	(17.40)	(62.80)	N/A	N/A

Source: Tenkwizard

EXHIBIT 22
WATSCO INC.
INCOME STATEMENT SUMMARY ($MM)
	12/2008	12/2007	12/2006	12/2005	12/2004	12/2003	12/2002	12/2001
Revenues
Total Revenues	1,700.24	1,758.02	1,800.76	1,682.72	1,315.02	1,232.91	1,181.14	1,238.65
Expenses
Cost of Sales	1,251.17	1,304.62	1,331.95	1,250.98	970.32	920.41	885.50	927.52
Gross Margin	449.07	453.41	468.81	431.75	344.70	312.50	295.63	311.12
Selling, Gen. & Administrative Expense	343.39	335.83	327.30	306.57	254.88	243.89	236.89	247.85
Operating Income b/f Depreciation (EBITDA)	105.68	117.57	141.51	125.18	89.82	68.61	58.74	63.28
Depreciation	7.07	6.42	5.91	8.72	7.77	7.42	8.11	12.08
Operating Income After Depreciation	98.61	111.15	135.60	116.46	82.05	61.19	50.63	51.19
Income, Restructuring and M&A	N/A	N/A	N/A	N/A	N/A	N/A	0.29	(2.87)
Total Income Avail for Interest Expense (EBIT)	98.61	111.15	135.60	116.46	82.05	61.19	50.92	48.32
Interest Expense	2.02	3.17	3.82	3.34	4.41	5.51	7.19	9.96
Pre-tax Income (EBT)	96.59	107.98	131.78	113.12	77.64	55.68	43.73	38.37
Income Taxes	36.22	40.49	49.42	43.10	29.53	20.79	15.20	13.93
Income before Income Taxes	96.59	107.98	131.78	113.12	77.64	55.68	43.73	38.37
Net Income from Continuing Operations	60.37	67.49	82.36	70.02	48.11	34.90	28.54	24.44
Net Income from Discontinued Ops.	N/A	(1.91)	N/A	N/A	N/A	N/A	N/A	N/A
Net Income from Total Operations	60.37	65.58	82.36	70.02	48.11	34.90	28.54	24.44
Total Net Income	60.37	65.58	82.36	70.02	48.11	34.90	28.54	24.44
Normalized Income	60.37	67.49	82.36	70.02	48.11	34.90	28.24	27.31
Net Income Available for Common	60.37	67.49	82.36	70.02	48.11	34.90	28.54	24.44
Per Share Data
Basic EPS from Continuing Ops.	2.28	2.57	3.15	2.69	1.89	1.39	1.12	0.94
Basic EPS from Discontinued Ops.	N/A	(0.07)	N/A	N/A	N/A	N/A	N/A	N/A
Basic EPS from Total Operations	2.28	2.50	3.15	2.69	1.89	1.39	1.12	0.94
Basic EPS, Total	2.28	2.50	3.15	2.69	1.89	1.39	1.12	0.94
Basic Normalized Net Income/Share	2.28	2.57	3.15	2.69	1.89	1.39	1.11	1.05
Diluted EPS from Continuing Ops.	2.18	2.43	2.96	2.52	1.79	1.34	1.07	0.90
Diluted EPS from Discontinued Ops.	N/A	(0.07)	N/A	N/A	N/A	N/A	N/A	N/A
Diluted EPS from Total Operations	2.18	2.36	2.96	2.52	1.79	1.34	1.07	0.90
Diluted EPS, Total	2.18	2.36	2.96	2.52	1.79	1.34	1.07	0.90
Diluted Normalized Net Income/Share	2.18	2.43	2.96	2.52	1.79	1.34	1.06	1.01
Dividends Paid per Share	1.75	1.31	0.95	0.62	0.38	0.20	0.12	0.10
Share Data
Total Common Shares Outstanding	28.33	27.97	27.83	27.46	26.86	26.32	26.03	26.74
Shares Outstanding Common Class Only	24.51	24.25	24.08	24.07	23.14	22.70	22.50	23.42
Treasury Shares	6.37	6.27	6.03	5.79	5.44	5.41	4.97	3.36
Basic Weighted Shares Outstanding	26.45	26.30	26.15	26.05	25.51	25.09	25.56	25.95
Diluted Weighted Shares Outstanding	27.74	27.82	27.83	27.77	26.93	26.04	26.67	27.25

Source: Tenkwizard

EXHIBIT 22, continued
WATSCO INC.
BALANCE SHEET SUMMARY ($MM)
	12/2008	12/2007	12/2006	12/2005	12/2004	12/2003	12/2002	12/2001
Assets
Cash and Equivalents	41.44	9.41	34.34	27.65	85.14	36.34	25.88	9.13
Accounts Receivable	151.32	178.42	180.97	191.75	145.21	137.68	129.40	143.30
Receivables	151.32	178.42	180.97	191.75	145.21	137.68	129.40	143.30
Inventories	250.91	288.15	291.02	266.54	218.70	194.27	176.41	185.94
Other Current Assets	13.03	11.26	11.48	8.05	8.64	9.24	13.88	18.82
Total Current Assets	456.70	487.23	517.81	493.99	457.70	377.53	345.56	357.20
Gross Fixed Assets (Plant, Prop. & Equip.)	71.54	72.24	66.40	59.17	60.14	71.31	74.31	74.99
Accumulated Depreciation & Depletion	47.33	45.34	44.92	41.92	45.05	49.25	48.46	44.29
Net Fixed Assets (Net PP&E)	24.21	26.90	21.48	17.24	15.09	22.07	25.85	30.70
Intangibles	N/A	N/A	N/A	N/A	132.17	130.41	125.54	124.74
Cost in Excess	219.81	217.13	161.11	163.69	N/A	N/A	N/A	N/A
Other Non-Current Assets	15.34	16.91	10.98	3.81	3.33	5.09	6.77	8.18
Total Non-Current Assets	259.36	260.94	193.56	184.74	150.59	157.57	158.16	163.62
Total Assets	716.06	748.17	711.37	678.73	608.29	535.10	503.72	520.82
Liabilities
Accounts Payable	63.85	88.60	103.21	100.83	94.70	76.53	59.97	58.13
Short Term Debt	0.27	0.28	10.08	10.08	10.06	0.17	0.27	0.43
Accrued Expenses	N/A	40.49	42.90	68.39	N/A	N/A	N/A	N/A
Accrued Liabilities	43.71	N/A	N/A	N/A	42.40	31.31	26.22	28.99
Total Current Liabilities	107.82	129.36	156.19	179.30	147.16	108.00	86.45	87.54
Long Term Debt	20.00	54.00	30.00	40.00	50.00	60.15	80.23	101.90
Deferred Income Taxes	16.79	13.81	N/A	8.59	8.24	6.07	7.83	8.96
Other Non-Current Liabilities	0.78	1.04	8.79	0.19	0.16	N/A	N/A	N/A
Total Non-Current Liabilities	37.58	68.85	38.79	48.78	58.39	66.22	88.07	110.86
Total Liabilities	145.40	198.21	194.99	228.08	205.55	174.23	174.52	198.40
Common Stock Equity	570.66	549.96	516.39	450.65	402.74	360.87	329.20	322.42
Common Par	17.35	17.12	16.93	16.63	16.15	15.87	15.50	15.05
Additional Paid In Capital	282.64	267.67	253.42	264.90	238.63	226.36	216.12	210.86
Retained Earnings	386.23	375.21	346.38	290.38	237.34	199.34	169.65	143.49
Treasury Stock	(114.43)	(109.61)	(100.22)	(84.89)	(67.17)	(66.33)	(59.61)	(35.14)
Other Equity Adjustments	(1.13)	(0.43)	(0.13)	(36.37)	(22.21)	(14.37)	(12.47)	(11.83)
Total Capitalization	590.66	603.96	546.39	490.65	452.74	421.02	409.43	424.32
Total Equity	570.66	549.96	516.39	450.65	402.74	360.87	329.20	322.42
Total Liabilities & Stock Equity	716.06	748.17	711.37	678.73	608.29	535.10	503.72	520.82
Working Capital	348.88	357.86	361.62	314.69	310.54	269.53	259.11	269.66
Free Cash Flow	60.23	(43.79)	22.29	(37.96)	38.31	33.56	57.44	45.31
Share Data
Total Common Shares Outstanding	28.33	27.97	27.83	27.46	26.86	26.32	26.03	26.74
Shares Outstanding Common Class Only	24.51	24.25	24.08	24.07	23.14	22.70	22.50	23.42
Treasury Shares	6.37	6.27	6.03	5.79	5.44	5.41	4.97	3.36
Basic Weighted Shares Outstanding	26.45	26.30	26.15	26.05	25.51	25.09	25.56	25.95
Diluted Weighted Shares Outstanding	27.74	27.82	27.83	27.77	26.93	26.04	26.67	27.25

Source: Tenkwizard

EXHIBIT 22, continued
WATSCO INC.
CASH FLOW SUMMARY ($MM)
	12/2008	12/2007	12/2006	12/2005	12/2004	12/2003	12/2002	12/2001
Operating Activities
Net Income (Loss)	60.37	67.49	82.36	70.02	48.11	34.90	28.54	24.44
Depreciation	7.07	6.42	5.91	6.19	6.77	6.50	7.30	11.49
Amortization	N/A	N/A	N/A	2.53	1.00	0.92	0.82	0.60
Deferred Income Taxes	0.45	4.12	(0.54)	0.20	3.88	1.82	1.35	(1.84)
Operating (Gains) Losses	(0.17)	(1.32)	(0.20)	9.12	4.30	6.35	11.02	10.32
Changes in Working Capital
(Increase) Decrease in Receivables	23.42	23.52	9.72	(26.00)	(7.86)	(6.47)	10.00	14.15
(Increase) Decrease in Inventories	37.15	46.42	(18.03)	(33.27)	(23.41)	(9.55)	10.21	19.53
(Increase) Decrease in Payables	(23.02)	(48.39)	(10.04)	4.72	19.50	19.17	(5.63)	(25.83)
(Increase) Decrease in Other Curr Liabs.	N/A	N/A	N/A	2.28	N/A	N/A	N/A	(0.29)
(Increase) Decrease in Other Working Capital	1.45	1.65	(1.90)	N/A	N/A	N/A	N/A	N/A
Other Non-Cash Items	6.76	6.87	1.25	N/A	4.37	6.63	3.27	N/A
Net Cash from Continuing Operations	113.47	106.77	68.54	35.78	56.66	60.25	66.86	52.57
Net Cash from Discontinued Operations	N/A	1.23	N/A	N/A	N/A	N/A	N/A	N/A
Net Cash from Operating Activities	113.47	108.00	68.54	35.78	56.66	60.25	66.86	52.57
Investing Activities
Sale of Property, Plant, Equipment	0.23	0.43	0.45	1.88	4.95	0.28	2.34	1.29
Sale of Short Term Investments	N/A	8.55	N/A	N/A	N/A	N/A	N/A	N/A
Purchase of Property, Plant, Equipment	(3.97)	(6.07)	(9.99)	(7.28)	(4.85)	(3.07)	(4.54)	(4.62)
Acquisitions	0.08	(108.97)	(9.89)	(49.48)	(3.40)	(18.42)	(1.86)	N/A
Purchase of Short Term Investments	N/A	(5.24)	(2.85)	N/A	N/A	N/A	N/A	N/A
Other Investing Changes Net	N/A	N/A	N/A	0.16	N/A	(1.29)	N/A	0.04
Cash from Disc. Investing Activities	N/A	3.30	N/A	N/A	N/A	N/A	N/A	N/A
Net Cash from Investing Activities	(3.67)	(108.00)	(22.28)	(54.73)	(3.30)	(22.51)	(4.07)	(3.30)
Financing Activities
Issuance of Debt	N/A	54.08	N/A	0.06	30.00	N/A	N/A	30.00
Issuance of Capital Stock	5.92	4.13	3.82	6.09	6.85	4.83	4.03	0.84
Repayment of Long Term Debt	(34.27)	(40.00)	(10.06)	(10.00)	(30.11)	(20.18)	(21.82)	(69.90)
Repurchase of Capital Stock	(4.82)	(9.39)	(15.33)	(17.72)	(0.84)	(6.73)	(24.46)	(3.22)
Payment of Cash Dividends	(49.35)	(36.75)	(26.37)	(16.98)	(10.10)	(5.20)	(3.02)	(2.64)
Other Financing Charges, Net	4.76	2.99	8.37	N/A	(0.35)	N/A	(0.78)	N/A
Net Cash from Financing Activities	(77.76)	(24.93)	(39.57)	(38.55)	(4.55)	(27.28)	(46.05)	(44.92)
Net Change in Cash & Cash Equivalents	32.04	(24.94)	6.69	(57.49)	48.81	10.46	16.75	4.35
Cash at Beginning of Period	9.41	34.34	27.65	85.14	36.34	25.88	9.13	4.78
Cash at End of Period	41.44	9.41	34.34	27.65	85.14	36.34	25.88	9.13
Share Data
Total Common Shares Outstanding	28.33	27.97	27.83	27.46	26.86	26.32	26.03	26.74
Shares Outstanding Common Class Only	24.51	24.25	24.08	24.07	23.14	22.70	22.50	23.42
Treasury Shares	6.37	6.27	6.03	5.79	5.44	5.41	4.97	3.36
Basic Weighted Shares Outstanding	26.45	26.30	26.15	26.05	25.51	25.09	25.56	25.95
Diluted Weighted Shares Outstanding	27.74	27.82	27.83	27.77	26.93	26.04	26.67	27.25

Source: Tenkwizard

EXHIBIT 22, continued
WATSCO INC.
FINANCIAL RATIO SUMMARY
	12/2008	12/2007	12/2006	12/2005	12/2004	12/2003	12/2002	12/2001
Close Price/Earnings Ratio	17.60	15.60	15.90	23.70	19.70	17.00	15.30	15.80
High Price/Earnings Ratio	28.00	27.30	24.90	26.80	20.00	18.10	18.20	16.30
Low Price/Earnings Ratio	13.50	14.90	14.00	13.20	12.30	9.40	11.80	11.40
Gross Profit Margin (Prof. Margin After CGS)	26.40	25.80	26.00	25.70	26.20	25.30	25.00	25.10
EBITDA Margin	6.22	6.69	7.86	7.44	6.83	5.56	4.97	5.11
CFO Margin (CFO ÷ sales)	6.67	6.14	3.81	2.13	4.31	4.89	5.66	4.24
Pre-Tax Profit Margin	5.70	6.10	7.30	6.70	5.90	4.50	3.70	3.10
Post-Tax Profit Margin	3.60	3.80	4.60	4.20	3.70	2.80	2.40	2.00
Net Profit Margin (PM from Total Operations)	3.60	3.70	4.60	4.20	3.70	2.80	2.40	2.00
Interest Coverage fr. Continuing Ops.	48.90	35.00	35.50	34.80	18.60	11.10	7.10	4.90
Interest as a % of Invested Capital	0.30	0.50	0.70	0.70	1.00	1.30	1.80	2.30
Effective Tax Rate	37.50	37.50	37.50	38.10	38.00	37.30	34.80	36.30
Normalized Close Price/Earnings Ratio	17.60	15.10	15.90	23.70	19.70	17.00	15.50	14.10
Normalized High Price/Earnings Ratio	28.00	26.50	24.90	26.80	20.00	18.10	18.40	14.50
Normalized Low Price/Earnings Ratio	13.50	14.40	14.00	13.20	12.30	9.40	11.90	10.10
Normalized Net Profit Margin	3.60	3.80	4.60	4.20	3.70	2.80	2.40	2.20
Normalized Return on Stock Equity	10.60	12.30	16.00	15.50	11.90	9.70	8.60	8.50
Normalized Return on Assets	8.40	9.00	11.60	10.30	7.90	6.50	5.60	5.20
Normalized Return on Invested Capital	10.20	11.20	15.10	14.30	10.60	8.30	6.90	6.40
Normalized Income per Employee	0.02	0.02	0.02	0.02	0.02	0.01	0.01	0.01
Quick Ratio	1.80	1.50	1.40	1.20	1.60	1.60	1.80	1.70
Current Ratio	4.20	3.80	3.30	2.80	3.10	3.50	4.00	4.10
Payout Ratio	80.00	56.00	32.00	25.00	21.00	15.00	11.00	11.00
Total Debt to Equity Ratio	0.04	0.10	0.08	0.11	0.15	0.17	0.24	0.32
Long-term Debt to Total Capital	0.03	0.09	0.05	0.08	0.11	0.14	0.20	0.24
Leverage Ratio	1.30	1.40	1.40	1.50	1.50	1.50	1.50	1.60
Asset Turnover	2.30	2.40	2.60	2.60	2.30	2.40	2.30	2.30
Cash as a % of Revenue	2.40	0.50	1.90	1.60	6.50	2.90	2.20	0.70
Receivables as a % of Revenue	8.90	10.10	10.00	11.40	11.00	11.20	11.00	11.60
SG&A Expense as % of Revenue	20.20	19.10	18.20	18.20	19.40	19.80	20.10	20.00
Revenue per $ Cash	41.02	186.92	52.44	60.86	15.44	33.93	45.64	135.64
Revenue per $ Plant (Net)	70.23	65.34	83.85	97.58	87.13	55.87	45.69	40.34
Revenue per $ Common Equity	2.98	3.20	3.49	3.73	3.27	3.42	3.59	3.84
Revenue per $ Invested Capital	2.88	2.91	3.30	3.43	2.90	2.93	2.88	2.92
Receivable Turnover	10.30	9.80	9.70	10.00	9.30	9.20	8.70	8.10
Inventory Turnover	4.60	4.50	4.80	5.20	4.70	5.00	4.90	4.70
Receivables Per Day Sales	32.04	36.54	36.18	41.02	39.75	40.20	39.44	41.65
Sales per $ Receivables	11.24	9.85	9.95	8.78	9.06	8.96	9.13	8.64
Sales per $ Inventory	6.78	6.10	6.19	6.31	6.01	6.35	6.70	6.66
Revenue to Assets	2.40	2.30	2.50	2.50	2.20	2.30	2.30	2.40
# of Days Cost of Goods Sold in Inventory	78.00	80.00	75.00	70.00	77.00	72.00	74.00	76.00
Current Assets per Share	16.12	17.42	18.60	17.99	17.04	14.34	13.27	13.36
Total Assets per Share	25.28	26.75	25.56	24.71	22.65	20.33	19.35	19.47
Intangibles as % Book Value	38.50	39.50	31.20	36.30	32.80	36.10	38.10	38.70
Inventory as % Revenue	14.80	16.40	16.20	15.80	16.60	15.80	14.90	15.00
Long Term Debt per Share	0.71	1.93	1.08	1.46	1.86	2.29	3.08	3.81
Current Liabilities per Share	3.81	4.63	5.61	6.53	5.48	4.10	3.32	3.27
Cash per Share	1.46	0.34	1.23	1.01	3.17	1.38	0.99	0.34
Long-term Debt to Equity Ratio	0.04	0.10	0.06	0.09	0.12	0.17	0.24	0.32
Long Tm Debt as % of Invested Capital	3.40	8.90	5.50	8.20	11.00	14.30	19.60	24.00
Long Term Debt as % of Total Liabilities	13.80	27.20	15.40	17.50	24.30	34.50	46.00	51.40
Total Liabilities as a % of Total Assets	20.30	26.50	27.40	33.60	33.80	32.60	34.60	38.10
Working Capital as a % of Equity	61.10	65.10	70.00	69.80	77.10	74.70	78.70	83.60
Revenue per Share	60.02	62.86	64.70	61.27	48.97	46.84	45.37	46.31
Book Value per Share	20.15	19.66	18.55	16.41	15.00	13.71	12.65	12.06
Tangible Book Value per Share	12.39	11.90	12.76	10.45	10.08	8.75	7.82	7.39
Price to Revenue Ratio	0.64	0.58	0.73	0.98	0.72	0.49	0.36	0.31
Price to Equity Ratio (Price to Book)	1.91	1.87	2.54	3.64	2.35	1.66	1.29	1.18
Price to Tangible Book Ratio	3.10	3.09	3.70	5.72	3.49	2.60	2.09	1.92
Working Capital as % of Price	32.10	34.80	27.50	19.20	32.80	45.10	60.70	71.00
Working Capital per Share	12.32	12.79	12.99	11.46	11.56	10.24	9.95	10.08
Cash Flow per Share	2.38	2.57	3.17	2.87	2.08	1.61	1.41	1.37
Free Cash Flow per Share	2.13	(1.57)	0.80	(1.38)	1.43	1.27	2.21	1.69
Return on Stock Equity (Return on Equity)	10.60	11.90	16.00	15.50	11.90	9.70	8.70	7.60
Return on Invested Capital	10.20	10.90	15.10	14.30	10.60	8.30	7.00	5.80
Return on Assets	8.40	8.80	11.60	10.30	7.90	6.50	5.70	4.70
Price/Cash Flow Ratio	16.10	14.30	14.90	20.80	16.90	14.10	11.60	10.40
Price/Free Cash Flow ratio	18.00	(23.40)	59.00	(43.30)	24.60	17.90	7.40	8.40

Source: Tenkwizard

EXHIBIT 23
COLONIAL COMMERCIAL CORP.
ESTIMATED VALUE PER SHARE BASED ON
GUIDELINE COMPANY CAPITALIZATION MULTIPLES
		Minimum	Maximum
EBITDA1,2		$1,199	1,534
		x	x
Capitalization multiple3		10.81	10.81
Enterprise value2		$12,961	16,583
Funded debt2,4		(13,993)	(13,993)
Cash2,4		546	546
Equity value2		$(486)	3,136
		÷	÷
Common stock equivalents2,5		5,103	5,103
Value/share		$(0.10)	$0.61
1Exhibit 4
2000
3EBITDA capitalization multiples at 5/15/09:
Interbrand Lines	7.16
Watsco	14.46
Average	10.81
4Exhibit 2
5Common shares (000)	4,655
Preferred shares	448
	5,103

EXHIBIT 24
COLONIAL COMMERCIAL CORP.
ESTIMATED VALUE PER SHARE BASED ON
M&A CAPITALIZATION MULTIPLE
		Minimum	Maximum
EBITDA1,2		$1,199	1,534
		x	x
Capitalization multiple3		9.73	9.73
Enterprise value2		$11,667	14,927
Funded debt2,4		(13,993)	(13,993)
Cash2,4		546	546
Equity value2		$(1,780)	1,480
		÷	÷
Common stock equivalents2,5		5,103	5,103
Value/share		$(0.35)	$0.29
1Exhibit 4
2000
3Multiple paid in acquisition by Watsco of ACR Group
in transaction that closed on 8/10/07, as confirmed
in Mergerstat and Thomson M&A Database
Selected metrics from the above databases ($MM):
Enterprise value	$110.1
TTM revenues	$237.2
TTM EBITDA	$11.3
4Exhibit 2
5Common shares (000)	4,655
Preferred shares	448
	5,103

EXHBIT 25
COLONIAL COMMERCIAL CORP.
ESTIMATED RANGE OF VALUE BASED ON DISCOUNTED CASH FLOW ANALYSIS ($000)
						Terminal
	Y/E 3/10	Y/E 3/11	Y/E 3/12	Y/E 3/13	Y/E 3/14	Value	Total
MINIMUM ESTIMATE OF VALUE
Free cash flow to the firm1	$709	(270)	(99)	184	868	$21,504
	x	x	x	x	x	x
Discount rate2	0.9469	0.8490	0.7612	0.6825	0.6119	0.5794
Present value	672	(229)	(75)	126	531	12,460	13,484
Cash3							546
Debt3							(13,993)
Deferred tax asset3							830
Estimated equity value							867
							÷
Common stock equivalents4							5,103
Estimated value/common stock equivalent							$0.17

MAXIMUM ESTIMATE OF VALUE
Free cash flow to the firm1		$1,309	1,198	1,198	1,275	1,354	32,920
		x	x	x	x	x	x
Discount rate2		0.9469	0.8490	0.7612	0.6825	0.6119	0.5794
Present value		1,240	1,017	912	870	828	19,074	23,941
Cash3								546
Debt3								(13,993)
Deferred tax asset3								830
Estimated equity value								11,324
								÷
Common stock equivalents4								5,103
Estimated value/common stock equivalent								$2.22
1Exhibits 25.1 and 25.4
2WACC	11.53%	Exhibit 25.4
3Exhibit 2
4Common shares (000)		4,655	As of 4/30/09 per Management
Preferred shares		448	As of 4/30/09 per Management
		5,103

EXHIBIT 25.1
COLONIAL COMMERCIAL CORP.
PROJECTION OF FREE CASH FLOW TO THE FIRM
FOR THE FIVE YEARS YEARS ENDED MARCH 31, 2014:
BASE CASE ($000)
	Y/E 3/10	Y/E 3/11	Y/E 3/12	Y/E 3/13	Y/E 3/14
Net sales1	$80,855	85,706	90,848	98,116	105,966
Cost of goods sold	(57,926)	(61,402)	(65,086)	(70,292)	(75,916)
Gross profit2	22,929	24,305	25,763	27,824	30,050
Selling, general & admin. exp.3	(22,845)	(23,759)	(24,709)	(25,698)	(26,726)
Operating income	84	546	1,053	2,126	3,324
Income tax provision4	(29)	(191)	(369)	(744)	(1,163)
Net operating profit after taxes	54	355	685	1,382	2,161
(Increase) in working capital5	341	(770)	(817)	(1,154)	(1,247)
Depreciation & amortization6	591	480	428	416	428
Capital expenditures6	(278)	(334)	(395)	(460)	(474)
Free cash flow to the firm	$709	(270)	(99)	184	868
_____________
1TTM sales, 3/09	$83,003
Annual increase	-2.6%	6.0%	6.0%	8.0%	8.0%
2Gross margin	28.4%	28.4%	28.4%	28.4%	28.4%
3TTM 3/09 selling, general & admin. exp.	$23,710		SG&A as % of sales		28.6%
Percent of sales	28.3%	27.7%	27.2%	26.2%	25.2%
4Cash tax rate	35.0%	35.0%	35.0%	35.0%	35.0%
53/31/09 balances:
A/R + inv. + other current assets	$23,438	Excludes cash and cash equivalents
Payables + accruals + other cur. lia.	$10,256	Excludes funded debt
Net operating W/K as % of sales	15.9%
∆ net operating W/K ÷ ∆ net sales	15.9%	15.9%	15.9%	15.9%	15.9%
6Depreciation & amortization, TTM	$652
Beginning PP&E net book value	$1,587	1,309	1,198	1,198	1,275
Capital expenditures	278	334	395	460	474
Depreciation & amortization of PP&E	(555)	(445)	(395)	(383)	(395)
Ending PP&E net book value	$1,309	1,198	1,198	1,275	1,354
Depreciation & amort./beg. NBV	35.0%	34.0%	33.0%	32.0%	31.0%
Capital expenditures ÷ depreciation	50.0%	75.0%	100.0%	120.0%	120.0%
Total depreciation & amortization:
Depreciation & amort. of PP&E	$555	445	395	383	395
Amortization of intangible assets	36	35	33	33	33
	$591	480	428	416	428

EXHIBIT 25.2
COLONIAL COMMERCIAL CORP.
PROJECTION OF FREE CASH FLOW TO THE FIRM
FOR THE FIVE YEARS YEARS ENDED MARCH 31, 2014:
MODIFIED BASE CASE ($000)
	Y/E 3/10	Y/E 3/11	Y/E 3/12	Y/E 3/13	Y/E 3/14
Net sales1	$83,173	88,163	93,453	100,929	109,003
Cost of goods sold	(59,581)	(63,156)	(66,945)	(72,300)	(78,084)
Gross profit2	23,592	25,007	26,508	28,629	30,919
Selling, general & admin. exp.3	(22,769)	(23,679)	(24,626)	(25,612)	(26,636)
Operating income	823	1,328	1,881	3,017	4,283
Income tax provision4	(288)	(465)	(659)	(1,056)	(1,499)
Net operating profit after taxes	535	863	1,223	1,961	2,784
(Increase) in working capital5	(27)	(793)	(840)	(1,187)	(1,282)
Depreciation & amortization6	591	480	428	416	428
Capital expenditures6	(278)	(334)	(395)	(460)	(474)
Free cash flow to the firm	$822	217	416	730	1,456
_____________
1TTM sales, 3/09	$83,003
Annual increase	0.2%	6.0%	6.0%	8.0%	8.0%
2Gross margin	28.4%	28.4%	28.4%	28.4%	28.4%
3TTM 3/09 selling, general & admin. exp.	$23,710		SG&A as % of sales		28.6%
Percent of sales	27.4%	26.9%	26.4%	25.4%	24.4%
4Cash tax rate	35.0%	35.0%	35.0%	35.0%	35.0%
53/31/09 balances:
A/R + inv. + other current assets	$23,438	Excludes cash and cash equivalents
Payables + accruals + other cur. lia.	$10,256	Excludes funded debt
Net operating W/K as % of sales	15.9%
∆ net operating W/K ÷ ∆ net sales	15.9%	15.9%	15.9%	15.9%	15.9%
6Depreciation & amortization, TTM	$652
Beginning PP&E net book value	$1,587	1,309	1,198	1,198	1,275
Capital expenditures	278	334	395	460	474
Depreciation & amortization of PP&E	(555)	(445)	(395)	(383)	(395)
Ending PP&E net book value	$1,309	1,198	1,198	1,275	1,354
Depreciation & amort./beg. NBV	35.0%	34.0%	33.0%	32.0%	31.0%
Capital expenditures ÷ depreciation	50.0%	75.0%	100.0%	120.0%	120.0%
Total depreciation & amortization:
Depreciation & amort. of PP&E	$555	445	395	383	395
Amortization of intangible assets	36	35	33	33	33
	$591	480	428	416	428

EXHIBIT 25.3
COLONIAL COMMERCIAL CORP.
ESTIMATE OF TERMINAL VALUE BASED ON GORDON GROWTH MODEL:
BASE CASE

EV0 =	FCFF1		$1,190
	WACC − g	=	5.53%	=	$21,504
EBITDA multiple			$21,504
		=	$3,752	=	5.73

Key Assumptions
Sales0 =	$105,966	Exhibit 25.1
LT sales growth =	6.0%	Management assumption
EBIT margin0 =	3.1%	Exhibit 25.1
EBIT margin1 =	3.1%	Management assumption
Adjusted depr. & amort.0 =	$428	Exhibit 25.1
EBITDA0 =	$3,752	Exhibit 25.1
Depr. & amort. growth1 =	6.0%	Same as sales growth rate
∆ net oper. assets/∆ sales =	15.9%	Exhibit 25.1
Capital exp./depr. & amort. =	120.0%	Management assumption
Income tax rate =	35.0%	Statutory tax rate
Cost of debt =	7.20%	Annualized cost from Q1-09 + 300BP to reflect higher costs of refinancing & likely int. rate increases from current low levels
Cost of equity =	18.72%	See below
Equity/total cap. =	48.80%	Capital structure enabling value of capital structure to equal enterprise value
LT FCFF growth rate =	6.0%	Same as sales growth rate
FCFF1 =	$1,190	See below
WACC =	11.53%	[debt as % of capitalization x interest rate x (1 − tax rate)] + [equity as % of cap. x cost of equity]

FCFF1		Calculation of Cost of Equity Capital:
Sales	$112,323	4.14%	Risk-free ratea
EBIT	3,524	4.50%	Equity risk premiumb
Income taxes	(1,233)	0.55%	Industry risk premiumc
NOPAT	2,290	9.53%	Size premium
Depreciation & amort.	454	18.72%
∆ net operating assets	(1,010)	aYield on 30-year Treasury on 5/21/09
Capital expenditures	(545)	bExcess return of S&P 500 over long-term UST bonds, 1958 - 2008
	$1,190	cDistribution of HVAC Equipment and Supplies, Ibbotson SBBI 2009 Valuation Yearbook, p. 40
		dMicrocap premium, smallest category, op. cit., p. 96

Pro Forma Capital Structure:
Debt	$11,010	Debt ÷ EBITDA multiple	2.93
Equity	10,494	Equity as % of total capitalization	48.80%
EV0	$21,504

Pro Forma Debt:
FCFfirm		$1,190
		÷
1.50	x interest rate	10.81%
		$11,010
EBIT ÷ interest		4.44

EXHIBIT 25.4
COLONIAL COMMERCIAL CORP.
ESTIMATE OF TERMINAL VALUE BASED ON GORDON GROWTH MODEL:
MODIFIED BASE CASE

EV0 =	FCFF1		$1,821
	WACC − g	=	5.53%	=	$32,920

EBITDA multiple			$32,920
		=	$4,711	=	6.99

Key Assumptions
Sales0 =	$109,003	Exhibit 25.3
LT sales growth =	6.0%	Management assumption
EBIT margin0 =	3.9%	Exhibit 25.3
EBIT margin1 =	3.9%	Management assumption
Adjusted depr. & amort.0 =	$428	Exhibit 25.3
EBITDA0 =	$4,711	Exhibit 25.3
Depr. & amort. growth1 =	6.0%	Same as sales growth rate
∆ net oper. assets/∆ sales =	15.9%	Exhibit 25.3
Capital exp./depr. & amort. =	120.0%	Management assumption
Income tax rate =	35.0%	Statutory tax rate
Cost of debt =	7.20%	Annualized cost from Q1-09 + 300BP to reflect higher costs of refinancing & likely int. rate increases from current low levels
Cost of equity =	18.72%	See below
Equity/total cap. =	48.80%	Capital structure enabling value of capital structure to equal enterprise value
LT FCFF growth rate =	6.0%	Same as sales growth rate
FCFF1 =	$1,821	See below
WACC =	11.53%	[debt as % of capitalization x interest rate x (1 − tax rate)] + [equity as % of cap. x cost of equity]

FCFF1		Calculation of Cost of Equity Capital:
Sales	$115,544	4.14%	Risk-free ratea
EBIT	4,540	4.50%	Equity risk premiumb
Income taxes	(1,589)	0.55%	Industry risk premiumc
NOPAT	2,951	9.53%	Size premium
Depreciation & amort.	454	18.72%
∆ net operating assets	(1,039)	aYield on 30-year Treasury on 5/21/09
Capital expenditures	(545)	bExcess return of S&P 500 over long-term UST bonds, 1958 - 2008
	$1,821	cDistribution of HVAC Equipment and Supplies, Ibbotson SBBI 2009 Valuation Yearbook, p. 40
		dMicrocap premium, smallest category, op. cit., p. 96

Pro Forma Capital Structure:
Debt	$16,855	Debt ÷ EBITDA multiple	3.58
Equity	16,065	Equity as % of total capitalization	48.80%
EV0	$32,920

Pro Forma Debt:
FCFfirm		$1,821
		÷
1.50	x interest rate	10.81%
		$16,855
EBIT ÷ interest		3.74

EXHIBIT 26
Chartered Capital Advisers, Inc.
590 Madison Avenue • 21st Floor
New York, New York 10022
(212) 327-0200 • (212) 327-0225 Fax

A DESCRIPTION OF CHARTERED CAPITAL ADVISERS, INC.

Chartered Capital Advisers, Inc. provides merger & acquisition, valuation, and corporate financial advisory services on behalf of corporate clients, investors, financial institutions, attorneys, accountants, and participants in employee benefit plans.  The Firm has a unique blend of professionals with extensive financial advisory and operational experience.  All of the professionals at Chartered Capital Advisers have occupied senior positions at Big Four accounting firms, investment banks, commercial banks, valuation and appraisal firms, or in private industry.  The résumés of key professionals are included in this brochure.

Key services provided by Chartered Capital Advisers include:

•	Acquisition searches

•	Market and industry analyses

•	Financial and operational reviews of acquisition candidates

•	Valuations and fairness opinions

•	Expert testimony

•	Negotiating assistance

•	Financial restructuring or recapitalization

•	Preparing information memoranda

•	Preparing business plans and financial projections, and

•	Representing buyers and sellers

Each project is custom tailored to the unique requirements of the client and situation.  The degree of involvement by Chartered Capital Advisers professionals can range from consultation on specific issues to comprehensive merger & acquisition or valuation projects.  A more detailed list of the range of services provided by Chartered Capital Advisers is contained in the accompanying exhibit.

Prior to initiating an engagement, it is the practice of Chartered Capital Advisers to clearly establish the scope of professional services to be rendered, time requirements, expected results, and anticipated fees.  Throughout the course of an engagement our professionals remain in close communication with our client to ensure that the client is apprised of all significant developments on a timely basis.  The professionals of Chartered Capital Advisers welcome your inquiries.

Chartered Capital Advisers, Inc.

EXHIBIT 26, continued
EXAMPLES OF SERVICES PROVIDED BY CHARTERED CAPITAL ADVISERS, INC.

MERGERS & ACQUISITIONS
•	Developing acquisition criteria
•	Industry analyses
•	Identifying and screening acquisition candidates
•	Initiating contacts with target companies
•	Operational reviews
•	Financial reviews
•	Financial projections
•	Pro forma analyses
•	Pricing and valuation
•	Structuring the transaction
•	Negotiating the transaction
•	Obtaining financing
•	Integrating the acquired entity

SALES AND DIVESTITURES
•	Preparing selling memoranda
•	Identifying prospective buyers
•	Initiating buyer contacts
•	Pricing and valuation
•	Orchestrating buyer due diligence
•	Fulfilling buyer information requests
•	Structuring the transaction
•	Minimizing income taxes paid
•	Negotiating the transaction

VALUATIONS AND
FAIRNESS OPINIONS
•	Mergers & acquisitions
•	Sales and divestitures
•	Solvency opinions
•	Insolvency opinions
•	Buy/sell agreements
•	Recapitalizations
•	Shareholder transactions
•	Capital infusions
•	Employee Stock Ownership Plans
•	Expert testimony
•	Estate planning and taxation
•	Gift taxes
•	Collateral valuations
•	Purchase price allocations
•	Options, warrants, and other
derivative financial instruments

Chartered Capital Advisers, Inc.

EXHIBIT 26, continued
PROFESSIONAL LEADERSHIP

Participation in Professional Organizations
American Bankruptcy Institute
American Institute of Certified Public Accountants
American Society of Appraisers
Association of Insolvency and Restructuring Advisors
CFA Institute
The Institute of Management Accounting
National Association of Certified Fraud Examiners
New York State Society of CPA’s (chairman and member of various committees)
The Institute of Business Appraisers
Turnaround Management Association (Executive Committee of the Board of Directors)

Quintero Index of Bankrupt Stocks
Released weekly to several national periodicals

Articles in National Publications
American Bankruptcy Institute Journal	Bankruptcy Court Decisions
Bankruptcy Law Review	Barron’s
Bloomberg Personal	Boardroom Reports
Chapter 11 Reporter	The CPA Journal
Detroit Legal News	Euromoney
The Florida Bar Journal	Investor’s Daily
Journal of Business Strategy	Management Focus
National Bankruptcy Reporter	The Newsletter of Corporate Renewal
The Secured Lender	Turnarounds & Workouts
Viewpoint on Value	The Wall Street Journal

Contributions to Major Books
The Acquisitions Manual	The Bankruptcy Yearbook & Almanac
The CPA’s Basic Guide to Mergers & Acquisitions	Handbook of Business Strategy
Investing in Bankruptcies and Turnarounds	The New Era of Investment Banking

Authors of Professional Manuals and Audiocassette Programs
Credit Management and Debt Restructuring
Due Diligence:  The Key to Securing a Good Deal
Investment Banking
Mergers and Acquisitions
The CPA’s Role in Financial Restructuring and Bankruptcy
Valuations of Closely Held Companies and Partnerships

Lectures to Professional Audiences
American Institute of CPA’s	American Management Association
Assoc. of Certified Turnaround Professionals	Association for Corporate Growth
Center for Professional Education	Institute of International Research
Natl. Assoc. of Mgmt. & Technical Asst. Ctrs.	New York Institute of Finance
New York State Society of CPA’s	Turnaround Management Association
Numerous special seminars for banks, brokerage firms, law firms, and accounting firms

Chartered Capital Advisers, Inc.

EXHIBIT 26, continued
RONALD G. QUINTERO, CPA, CFA, ABV

Mr. Quintero has provided merger & acquisition and valuation services to several hundred clients of all sizes, representing nearly every major industry.  The focus of professional services that he has rendered to clients has included evaluating companies, developing business plans and financial projections, initiating contacts and negotiations between buyers and sellers, valuations and expert testimony, financial analysis, financial advisory services, and microcomputer-based financial modeling.  Mr. Quintero has performed more than one thousand valuations, and has testified as an expert witness in courts throughout the United States and abroad.  Mr. Quintero has been extensively involved in turnarounds, workouts, and bankruptcies, and has served as a trustee and examiner for the U.S. Bankruptcy Court.

Prior to founding Chartered Capital Advisers, Inc. and its affiliate—R. G. Quintero & Co.—Mr. Quintero was a member of the Investment Banking Department of Bear, Stearns & Co. Inc.; a management consultant at Zolfo, Cooper & Co.; and a Senior Manager responsible for the mergers & acquisitions management consulting practice of the New York office of Peat, Marwick, Mitchell & Co.

Mr. Quintero has an A.B. in Economics from Lafayette College, and an M.S. in Accountancy and an Advanced Professional Certificate in Investment Management from the New York University Graduate School of Business Administration.  He has won several awards as a writer, professional educator, and student.  He has been an adjunct faculty member of various institutions offering graduate studies and advanced professional studies, and is internationally active in giving lectures and seminars.  Mr. Quintero has written numerous articles in national publications, as well as chapters in the Handbook of Business Strategy, The Acquisitions Manual, Investing in Bankruptcies and Turnarounds, and The New Era of Investment Banking.  His index of publicly traded bankrupt companies—known as the Quintero Index—has been written up and regularly reported by several national periodicals.  His book entitled Mergers and Acquisitions and the accompanying audiocassettes are used for continuing professional education and are distributed by the American Institute of Certified Public Accountants.  Several of Mr. Quintero’s speeches and lectures have been made available for sale to professionals, including a 30-hour videocassette program sold worldwide to CFA candidates.  Mr. Quintero has been interviewed and profiled in several national publications, appeared on national television, and been listed in various “Who’s Who” publications.

Mr. Quintero is a Certified Public Accountant, Certified Management Accountant, Chartered Financial Analyst, Certified Fraud Examiner, Certified in Financial Forensics, Certified Insolvency and Restructuring Advisor, Certified Turnaround Professional, Certified Financial Planner, and he has an Accreditation in Business Valuation and a Certification in Distressed Business Valuation.  His professional affiliations include the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants, The Institute of Management Accounting, the Turnaround Management Association, the Association for Investment Management and Research, the American Bankruptcy Institute, the National Association of Certified Fraud Examiners, the Association of Insolvency and Restructuring Advisors, and The Association of Certified Turnaround Professionals.  He has served as a member of the board of directors of several companies, and as a member or committee chairman of several committees of the New York State Society of Certified Public Accountants, and has been the Treasurer and a member of the Executive Committee of the Board of Directors of the Turnaround Management Association.

Chartered Capital Advisers, Inc.

EXHIBIT 26, continued
EXAMPLES OF OUR PROFESSIONAL DIVERSITY

William D. Betts, Jr.
•	More than 25 years’ experience in financial and operational management positions at companies involved in retail, distribution, high technology, professional services, and transportation
•	Involved as employee or consultant in several major Chapter 11 bankruptcies, reorganizations, and liquidations
•	Prior positions:
-	Vice President–Finance, Stern’s
-	Director of Planning and Analysis, Carson Pirie Scott
-	Assistant Controller, Wanamaker’s and Jordan Marsh
•	B.S., University of Vermont
•	Passed examination to become a Certified Business Appraiser

Frederick E. Nydegger
•	Has provided merger, acquisition, divestiture, and valuation services to several hundred corporate clients over the past 35 years
•	Testified as an expert witness on numerous occasions in courts throughout the U.S. in matters pertaining to business valuation, accounting, and auditing
•	Prior positions:
-	Partner, KPMG Peat Marwick, responsible for Acquisition Advisory Service
-	Partner, KPMG Peat Marwick, responsible for Middle Market Practice in New Jersey
•	Currently serves on a part-time basis as chief executive officer of a community bank located in the state of Connecticut
•	Has been a member of the boards of directors of various companies and not-for-profit organizations
•	B.S. Seton Hall University
•	Certified Public Accountant, New York and New Jersey
•	Certified Fraud Examiner

Susan J. Trammell
•
More than 15 years’ experience in performing research, analysis, and writing and editing documents in connection with business plans, private placements, mergers and acquisitions, investment analysis, and venture capital

•	Prepares business plans, private placement memoranda, information memoranda, and performs market research on behalf of a broad range of companies of all sizes and stages of development
•	Prior firms:
-	Adler & Company
-	Oppenheimer & Co., Inc.
•	B.A., State University of New York at Cortland
•	M.A., New York University School of Journalism
•	Chartered Financial Analyst